As filed with the Securities and Exchange Commission on January 23, 2001.


                         Registration No.333-96027


                   SECURITIES  AND  EXCHANGE  COMMISSION
                           Washington, D.C. 20549


                      Pre-effective Amendment No. 3


                               FORM S-1/A
                        Registration Statement
                                 under
                       The Securities Act of 1933


                           USURF America, Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             NEVADA                     7375
72-1482416
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (IRS
EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)
IDENTIFICATION NO.)


             8748 Quarters Lake Road, Baton Rouge, Louisiana 70809
                              (225) 922-7744
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
              AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)


                        David M. Loflin, President
                            USURF America, Inc.
              8748 Quarters Lake Road, Baton Rouge, Louisiana 70809
                              (225) 922-7744
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                               Copies to:
                            Eric Newlan, Esq.
                             NEWLAN & NEWLAN
                         819 Office Park Circle
                         Lewisville, Texas 75057


Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the
earlier effective registration statement for the same offering:  [     ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering:  [     ]


If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:  [     ]

                       CALCULATION OF REGISTRATION FEE


Title
of each                         Proposed     Proposed
class of                        maximum      maximum      Amount
securities  Amount              offering     aggregate    of regi-
to be       to be               price per    offering     stration
registered  registered(1)       unit         price        fee
----------  -------------       ---------    ---------    --------


Common      2,000,000 shares(3) $8.6875(2)$17,375,000   $4,587.00(18)
 Stock    462,607 shares(4) $8.6875(2)$4,018,898     1,060.99(18)
per share      68,810 shares(4) $1.25(5)     $86,012        22.71(18)
               56,667 shares(4) $1.50(6)     $85,000        22.41(18)
               60,000 shares(4) $3.50(7)          $210,000        55.44(18)
               50,000 shares(4) $6.00(8)          $300,000        79.20(18)
               95,000 shares(4) $7.00(9)          $665,000       175.56(18)
               92,500 shares(4) $8.25(10)         $763,125       201.46(18)
              225,000 shares(4) $4.00(11)         $900,000       237.60(18)
               65,000 shares(4) $7.50(12)         $487,500       128.70(18)
           4,000,000 shares(3,4)$.5625(13)$2,250,000       594.00
           2,932,750 shares(4)  $.5625(13)$1,649,672(13)   435.51
             268,750 shares(4)  $.25         $67,187(14)    17.75
             268,750 shares(4)  $.35         $94,062(15)    24.84
             268,750 shares(4)  $.45        $120,937(16)    31.94
             380,000 shares(4)  $.20         $76,000(17)    20.06


Total     11,294,584 shares              $28,378,049    $7,695.17
---------------
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers such additional indeterminate shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in various Common Stock Purchase Warrants. Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.
(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the bid and ask prices reported on the American Stock Exchange on January 25, 2000, $8.6875 per share.
(3) May be offered and issued by Registrant from time to time under a common stock purchase agreement.
(4)  To be offered and sold by Selling Shareholders.
(5) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $1.25 per share.
(6) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $1.50 per share.
(7) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $3.50 per share.
(8) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $6.00 per share.
(9) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $7.00 per share.
(10) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the bid and ask prices reported on the American Stock Exchange on February 18, 2000, $8.25 per share.
(11) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the closing price reported on the American Stock Exchange on April 25, 2000, $4.00 per share.
(12) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $7.50 per share.
(13) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the closing price reported on the American Stock Exchange on January 22, 2001, $.5625 per share.
(14) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $.25 per share.
(15) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $.35 per share.
(16) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $.45 per share.
(17) Shares issuable upon exercise of common stock purchase warrants. Pursuant to Rule 457(g) the fee is based upon the Warrant exercise price of $.20 per share.
(18) Paid previously.



Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to sell or an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


PROSPECTUS                  SUBJECT TO COMPLETION, DATED JANUARY 22, 2001


                          Up to 11,294,584 Shares
                            USURF America, Inc.
                               Common Stock
                              $.0001 par value


This prospectus relates to the sale of up to 7,445,000 shares of our common stock, which we may issue to Fusion Capital Fund II, LLC. Fusion Capital is a selling shareholder under this prospectus.


On October 9, 2000, we entered into a common stock purchase agreement with Fusion Capital, pursuant to which Fusion Capital agreed to purchase up to $10 million of our common stock. The purchase price will be based upon the market price of our common stock at the time of purchase. We estimate that the maximum number of shares we will sell to Fusion Capital under the Fusion Capital agreement will be 6,000,000. Under the terms of the Fusion Capital agreement, we have issued 800,000 shares of our common stock to Fusion Capital as a commitment fee. These 800,000 shares may not be sold by Fusion Capital until the earliest of termination of the agreement, default under the agreement or approximately two years from the date hereof. Upon the effectiveness of the registration statement to which this prospectus relates, Fusion Capital will receive a total of 645,000 warrants to purchase a like number of shares of our common stock. Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock.


The shares to be issued to Fusion Capital, including the shares underlying the warrants to be issued to Fusion Capital, are called the Fusion Capital stock. We will receive none of the proceeds from any sales of the Fusion Capital stock; however, we may receive up to $10,000,000 in connection with purchases by Fusion Capital under the Fusion Capital agreement.


This prospectus also relates to an additional 3,849,584 shares of our common stock offered for sale by persons other than Fusion Capital. These shares are called the selling shareholder stock and these persons are called the selling shareholders. Unless the context requires otherwise, the term selling shareholders includes Fusion Capital. 2,175,357 of these shares have been issued by us, and 1,674,227 of these shares will be issued by us upon exercise of common stock purchase warrants. This prospectus relates to the offer and sale, from time to time by the selling shareholders, of the selling shareholder stock. We will receive none of the proceeds from sales of the selling shareholder stock by the selling shareholders. We are paying nearly all of the expenses of this offering. Normal broker fees and any applicable transfer taxes will be paid by the selling shareholders.


Our common stock is traded on the American Stock Exchange under the symbol "UAX". On January 22, 2001, the closing sale price of our common stock, as reported by AMEX, was $.5625 per share.


Investing in our common stock involves risk. Please see "risk factors", beginning on page 5, for an explanation of some of these risks.


Fusion Capital, a selling shareholder, is deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. Any broker executing selling orders on behalf of Fusion Capital may be deemed to be an "underwriter". Commissions received by any broker may be deemed to be underwriting commissions.


Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


        The date of this Prospectus is _______________, 2001

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


                                TABLE OF CONTENTS
                                                                Page
SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
DILUTION
USE OF PROCEEDS
TRADING AND MARKET PRICES
DIVIDENDS
CAPITALIZATION
SELECTED FINANCIAL DATA
CHANGE OF INDEPENDENT AUDITOR
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS
REGULATION
BUSINESS
MANAGEMENT
CERTAIN TRANSACTIONS
PRINCIPAL SHAREHOLDERS
LITIGATION
THE FUSION CAPITAL TRANSACTION
PLAN OF DISTRIBUTION
SELLING SHAREHOLDERS
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS


                                SUMMARY


This summary highlights information contained elsewhere in this prospectus.
 This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.


Our Business


We own a proprietary wireless Internet access system, known as "Quick-CellTM". Our management has determined to commit all of our available resources to the commercial exploitation of our Quick-Cell products. We currently provide wireless Internet access to a small number of customers in Santa Fe, New Mexico. We expect to establish Quick-Cell systems in other cities throughout the United States, to the extent that sufficient sources of capital are available. For the foreseeable future, we will focus substantially all of our resources in this effort. To date, our wireless Internet business has not expanded, due to our lack of expansion capital.


In the second quarter of 2000, we began to sell turnkey Quick-Cell systems to independent telephone companies ("telcos") and other telecommunications companies. To date, we have sold three of these systems to firms located in Brownwood, Texas, Wheeling, West Virginia, and San Juan, Puerto Rico. The Brownwood system has been installed; the purchaser has yet to implement its marketing of the system. The Wheeling system is ready for installation; the purchaser has yet to begin installation efforts, pending the resolution of internal matters. During the third quarter of 2000, due to a lack of capital, we temporarily suspended this marketing effort. However, to the extent that funds are available, we hope to relaunch these marketing efforts, as a way to augment our planned company-owned Quick-Cell system construction.


We also operate a dial-up Internet Service Provider (ISP) with
approximately 1,000 customers.   Our dial-up customers are serviced by our
CyberHighway subsidiary, which we acquired in January 1999, which contracts with Dial-up USA for all "back room" and customer support services.


You should read the risk factors, beginning on page 5, before you buy our common stock.


Our Market


We designed our Quick-Cell wireless Internet access products to permit us to offer high-speed, high-quality Internet access at prices up to 60% below local market prices for comparable traditional, hard-wire Internet access.
Our first full-scale sales and installation effort will promote our T-1 and DSL (digital subscriber line) equivalent speed Internet connections. We believe the small and medium-size business market segments present the greatest opportunity for us to achieve rapid sales of our Quick-Cell products.


We intend to market turnkey Quick-Cell systems to the thousands of Competitive Local Exchange Carriers (CLECs), independent and other telcos, DSL providers and Internet service providers. To the extent that funds are available, we hope to relaunch these marketing efforts, to augment our planned company-owned Quick-Cell system construction.


For the foreseeable future, we intend to commit only minimal capital to our dial-up business, as we intend to attempt to expand our dial-up business through customer referrals.


As our company matures, we expect to start developing our "e-tail.com" e-commerce web portal, the foundation of which will be our wireless Internet access products. It is estimated that the amount of commerce conducted over the Internet will exceed $1.0 trillion by 2003. With the coupling of our Quick-Cell wireless Internet access services and our e-tail.com web portal, we believe we are well-positioned to capitalize on the opportunities presented by the Internet. However, without additional capital, we will be unable to pursue our e-tail.com strategy.


Our Strategy


We believe the future of the Internet is in wireless access, as Internet users demand increasing bandwidth capacities at more affordable costs.


Our goal is to become the leading provider of wireless Internet access services through the construction and marketing of company-owned Quick-Cell systems. To achieve this objective, in as short a time-frame as possible, we intend to pursue the following strategies:


  -  Free Customer-Premises Wireless Modems.
  -  Free Installation and Set-up.
  -  Free First-Month's Wireless Internet Access Service.


We believe our ability to offer our Quick-Cell wireless Internet access for no up-front cost will provide a competitive advantage in gaining market share in each of our local markets.


In addition to building company-owned Quick-Cell systems, we will relaunch our marketing of turnkey Quick-Cell systems to CLECs, independent and other telcos, DSL providers and Internet service providers. We believe this strategy will provide the quickest growth in usage of our wireless Internet access products.


Our Address


USURF America was organized as a Nevada corporation in November 1996, under the name "Media Entertainment, Inc." In 1998, we changed our name to "Internet Media Corporation", then to our current name in June 1999. Our principal office is located at 8748 Quarters Lake Road, Baton Rouge, Louisiana 70809. Our telephone number is (225) 922-7744; our fax number is
(225) 922-9123. Our web site is located at www.usurf.com. Information contained on our web site is not be considered a part of this prospectus.


                                 THE OFFERING


Fusion Capital and the other selling shareholders are offering for sale their respective shares of selling shareholder stock, as described under "Plan of Distribution" and "Selling Shareholders", beginning on pages ___, respectively.


Common Stock offered by:
  Fusion Capital                            Up to 7,445,000 shares(1)
  Other Selling Shareholders                3,849,584 shares(2)


Common Stock Outstanding Prior
 to this Offering                           18,602,770 shares


Common Stock Outstanding After
 this Offering                              27,083,247 shares(3)


American Stock Exchange Trading Symbol:     UAX
-----------
(1) Up to 6,000,000 of these shares are issuable under the Fusion Capital agreement; an additional 800,000 have been issued to Fusion Capital as a commitment fee; and 645,000 of these shares may be purchased from us by Fusion Capital upon the exercise of certain warrants to be issued to Fusion Capital as part of its commitment fee under the Fusion Capital agreement.
(2) 1,905,357 of these shares are currently issued and outstanding and will be offered and sold by certain of the selling shareholders; and 1,674,227 of these shares may be purchased from us upon the exercise of certain warrants and thereafter offered and sold.
(3) Assumes: (A) the issuance of an additional 6,000,000 shares to Fusion Capital under the Fusion Capital agreement and (B) the exercise of all 2,480,447 warrants, including the Fusion Capital warrants to be issued pursuant to the Fusion Capital agreement.


                                 SUMMARY FINANCIAL DATA


Set forth below is our summary consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the interim periods ended September 30, 1999 and 2000, as well as summary balance sheet data as of December 31, 1998 and 1999, and as at September 30, 2000.


This summary financial information should be read in conjunction with the consolidated financial statements appearing elsewhere in this prospectus.


STATEMENT OF OPERATIONS DATA:


                     Nine Months Ended         Year Ended December 31,
                    9/30/00     9/30/99      1999        1998      1997
                 (unaudited)  (unaudited)  (audited)  (audited)  (audited)


Revenue          $1,821,550   $2,047,364   $2,547,225 $   5,440  $     -
Cost of Goods
 Sold               811,452      687,895    1,152,721     -            -
Expenses         11,473,771    8,151,874   11,860,758 1,034,464     619,385
Net Loss          9,065,037    5,619,445   10,930,163 1,037,626     624,804
Loss per share      (0.68)       (0.51)       (0.96)    (0.14)      (0.10)
Weighted Average
 Number of Shares
 Outstanding     13,207,279   11,034,764   11,419,641  7,361,275  6,193,678


BALANCE SHEET DATA:


                                                 Year Ended December 31,
                                9/30/00          1999              1998
                              (unaudited)      (audited)        (audited)


Working Capital
 (Deficit)                   $(1,157,808)      $(1,060,532)      $(240,806)
Total Assets                  13,894,508        19,545,169         333,659
Total Current Liabilities      1,360,694         1,221,650         249,071
Total Liabilities              4,533,423         5,104,860         249,071
Shareholders' Equity           9,361,135        14,440,309          84,588


                              RISK FACTORS


You should carefully consider the risks described below before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer.
 In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.


                    Risks Related to Our Business


Because we have a short operating history, there is a limited amount of information about us upon which you can evaluate our business and potential for future success.


We were incorporated in 1996 and have only a limited operating history upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as the market for Internet access services. Some of these risks and uncertainties relate to our ability to:


-  achieve customer acceptance of our Quick-Cell wireless
   Internet access products;
- expand our wireless Internet access subscriber base and subscriber-related revenues;
-  compete successfully in a highly competitive market;
-  gain access to sufficient capital with which to support anticipated growth;
-  recruit and train qualified employees; and
-  upgrade our network systems and infrastructure.


We cannot assure you that we will successfully address any of these risks and uncertainties.


Our independent auditor expressed substantial doubt about our ability to continue as a going concern.


In its opinion on our financial statements for the year ended December 31, 1999, our independent auditor, Postlethwaite & Netterville, expressed substantial doubt about our ability to continue as a going concern. Please review the Independent Auditor's Report and Note 16 to the consolidated financial statements appearing elsewhere in this prospectus.


We had an accumulated deficit of $12,616,830 as of December 31, 1999, and an accumulated deficit of $21,687,832 (unaudited) as of September 30, 2000, and we expect to continue to incur losses for the foreseeable future.


We have had substantial losses since our inception and our operating losses may continue in the future.


We have incurred annual operating losses since our inception. As a result, at September 30, 2000, we had an accumulated deficit of $21,687,832. Our gross revenues for the nine months ended September 30, 2000, and the years ended December 31, 1999, 1998 and 1997, were $1,821,550, $2,547,225, $5,440 and $0, respectively, with losses from operations of $10,463,673, $10,446,254, $1,029,024 and $618,789, respectively. Our net losses for the nine months ended September 30, 2000, and the years ended December 31, 1999, 1998 and 1997, were $9,065,037, $10,930,163, $1,037,626 and $624,804, respectively. There can be no assurance that revenue growth will be possible, or that we will be profitable in the future.


As we pursue full-scale sales and installation of our Quick-Cell wireless Internet products, we expect our operating expenses to increase significantly, especially in the areas of sales and marketing. As a result of these expected cost increases, we will need to generate increased quarterly revenues to become profitable. Accordingly, we cannot assure you that we will ever become or remain profitable. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, our financial condition will be adversely affected. Our inability to become profitable on a quarterly or annual basis would have a materially adverse effect on our business and financial condition.


We may be unable to obtain sufficient capital to sustain our business or pursue our growth strategy.


We believe that we do not have sufficient financial resources to implement our business plan or grow our operations. Therefore, excluding any funding that we might receive from Fusion Capital, we will need additional funds to continue our operations and to grow our business. Assuming we do not receive any funding from Fusion Capital, there is no assurance that we will be able to generate revenues that are sufficient to sustain our operations and we would require additional sources of financing in order to satisfy our working capital needs, which may be unavailable or prohibitively expensive. Should such financing be unavailable or prohibitively expensive when we require it, we would not be able to sustain our working capital needs, which would have a material adverse effect on our business, operating results and financial condition.


We have designed a very aggressive growth strategy for the commercial exploitation of our Quick-Cell wireless Internet access products. This strategy is expected to place a significant strain on our managerial, operational and financial resources. In particular, our planned wireless Internet expansion will require significant capital with which to purchase equipment necessary for the construction and implementation of systems. We expect to have significant cash needs as we attempt to exploit our wireless Internet access products, and the funds currently available to us, specifically the funds derived pursuant to the Fusion Capital agreement, may be inadequate. There can be no assurance that capital will be available to us on satisfactory terms or at all.


Even if we are able to access $400,000 per month under the Fusion Capital agreement, we will need additional capital to implement fully our business, operating and development plans. In addition, one result of the raising of additional capital through the Fusion Capital agreement would be the issuance of additional shares of our common stock. The issuance of additional shares to Fusion Capital pursuant to the Fusion Capital agreement could result in substantial dilution to our existing shareholders. We only have the right to receive $400,000 per month under the common stock purchase agreement unless our stock price equals or exceeds $5.00 per share, in which event a greater amount may be received by us. Sales of our common stock to Fusion Capital cannot begin until a registration statement registering the shares for resale by Fusion Capital is declared effective by the SEC. We cannot predict with certainty if or when this will occur.


Our results of operations may vary from quarter to quarter in future periods, and, as a result, we may fail to meet the expectations of our investors and analysts, which could cause our stock price to fluctuate or decline.


Our revenues and results of operations have fluctuated in the past and could fluctuate significantly in the future, as we follow our commitment of resources to exploiting our Quick-Cell wireless Internet products. A variety of factors, many of which are beyond our control, could cause our operating results to fluctuate. These factors include:


-  market acceptance of our Quick-Cell wireless Internet access products;
-  the rate of new wireless Internet access subscriber acquisition;
-  wireless Internet access subscriber retention;
-  changes in our pricing policies or those of our competitors;
- capital expenditures and other costs relating to the expansion of our operations;
- the timing of new product introductions and service announcements made by us or our competitors;
-  personnel changes;
-  the introduction of alternative technologies;
-  the effect of any acquisitions made by us;
-  increased competition in our markets; and
-  new and/or more restrictive governmental regulations.


A significant portion of our operating expense is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are, therefore, relatively fixed in the short term. To the extent that we begin to derive funding pursuant to the Fusion Capital agreement, our operating expense levels will be based, in part, on our expectations of future revenue. If actual revenues are below our expectations, our results of operations and financial condition would be materially and adversely affected.


Due to all of the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that, in some future periods, our results of operations may be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall.


Because we depend heavily on outside suppliers, our business may suffer, should our suppliers fail to perform in a timely manner.


We depend on third-party suppliers of hardware components and telecommunications carriers to provide equipment and networking services. We obtain our wireless-Internet-related equipment from a single source. We rely on a few local telephone companies and others, such as Qwest, to lease data communications capacity. We currently rely on Dial-up USA for all dial-up Internet access related services, including "back room" and customer support services.


Because we may not be able to manage our growth successfully, our operating performance could be adversely affected.


As we implement our wireless Internet growth strategy, we expect to grow rapidly, both by hiring new employees and serving new geographic markets. Without additional capital, however, we will be unable to expand our operations. Any such growth will place a significant strain on our management and operating and financial systems.


Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate our expected increase in size of our operations, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We have contracted with a private firm to provide systems analysis and design services intended to reform several internal systems, including our recruiting and management systems. We may encounter difficulties in developing and implementing these new systems, which could have a materially adverse effect on our results of operations.


Our future success will depend on our ability to keep pace with the Internet's rapid technological changes, evolving industry standards and changing customer needs.


The Internet access market is susceptible to rapid changes, due primarily to technological innovations, as well as evolving industry standards, changes in subscriber needs and frequent new service and product introductions. New services and products based on new technologies or new industry standards expose us to risks of equipment obsolescence. We must use leading technologies effectively, continue to develop our technical expertise and enhance our existing services on a timely basis to remain competitive in this industry. While the development of our proprietary wireless Internet access and other wireless technologies are expected to aid us in our efforts to remain on the leading edge of Internet-related technology, we cannot assure you that this will be the case.

Our ability to compete successfully in our markets also depends on the continued compatibility of our services with products and systems utilized and sold by various third parties. Although we intend to support emerging standards in the Internet access market, as well as in the enhanced business services market, we may not be able to do so. Our failure to do so could cause us to lose a competitive position in our markets.


Even though we believe our Quick-Cell wireless Internet access technology is a leading-edge Internet access delivery system, we cannot be certain that this technology will permit us to remain competitive in our markets. We will continue to pursue the development of faster, more efficient Internet access technologies, although we may be unable to support future product development costs.


Our growth plans depend on the continued growth and development of the Internet and its infrastructure.


During the past five or so years, the use of the Internet has grown exponentially. Although we believe our Quick-Cell wireless Internet access technology is positioned as a replacement for traditional, hard-wire-based Internet access, a portion of our expected growth depends on the continued growth of the Internet, in general, and the development of the Internet as a viable commercial medium, in particular. If the use of the Internet does not continue to grow or evolves in a way that we are unable to address effectively, it is likely that our business, financial condition and operating results would be materially and adversely affected.

We cannot assure you that the growth of the Internet will continue or that a sufficient number of consumers will adopt and continue to use the Internet. Internet usage may be inhibited for a number of reasons, including:


-  inadequate Internet infrastructure;
-  security concerns; and
-  inconsistent quality of service.


We cannot assure you that the Internet infrastructure will be able to support expected growth or that the reliability and performance of the Internet will not decline as a result of this growth. If widespread outages or delays occur in the Internet network infrastructure in the future, web usage could grow more slowly than anticipated or decline.


We face risks associated with government regulation of and legal uncertainties surrounding the Internet.


All Internet-related activities have increasingly come under scrutiny by state and federal regulators. These regulators may adopt additional laws and regulations relating to content, user privacy, pricing and copyright infringement.


Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a materially adverse effect on our business, results of operations and financial condition. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take several years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and overseas.


Our Quick-Cell wireless Internet access products operate in unregulated spectra, the 900 MHz and 2400 MHz spectra (primarily the 2400 MHz spectrum), and we expect that these spectra will remain unregulated.


Breaches in security and computer viruses on the Internet may adversely affect our business by slowing the growth of the Internet.


The need to transmit securely confidential information, such as credit card and other personal information, over the Internet has been a significant barrier to e-commerce and Internet communications. Any well-publicized compromise of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information, including the purchase of goods and services. Decreased Internet traffic as a result of general security concerns or viruses could hurt our results of operations.


Because consumers may not accept our Quick-Cell wireless Internet access products, it is possible that we will fail to achieve our goals.


We intend to be the first wireless ISP of its kind in each of our markets. While we expect that our wireless Internet access products will be accepted by consumers, we cannot assure you that they will be accepted by enough consumers to permit us to earn a profit.


Our operating results will suffer, should we fail to overcome the severe competition for Internet access customers.


The market for Internet access services is extremely competitive and highly fragmented. As there are no significant barriers to entry, we expect that competition will intensify over time. We also believe that the primary competitive factors determining success as an ISP are:


-  a reputation for reliability and high-quality service;
-  effective customer support;
-  Internet access speed;
-  pricing;
-  effective marketing techniques for customer acquisition;
-  ease of use; and
-  scope of geographic coverage.


We believe we can, and in the future will, more effectively, compete in our markets. However, if we cannot compete successfully in our markets, our operating results and financial condition would be materially and adversely affected.


Our competitors include many large, nationally-known companies, such as America Online and Earthlink. These and other companies possess greater resources, particularly access to capital sources, market presence and brand name recognition than do we. In addition, we will face competition from other wireless Internet access providers, such as Metricom, and larger, national cellular telephone service providers. We believe our Quick-Cell wireless Internet access products are superior to other similar products.


We depend on our key personnel; the loss of any key personnel could disrupt our operations, adversely affect our business and result in reduced revenues.


Our future success will depend on the continued services and on the performance of our senior management and other key employees. In particular, we depend on our president, David M. Loflin. While we have entered into an employment agreement with Mr. Loflin, the loss of his services for any reason could seriously impair our ability to execute our business plan, which could reduce our revenues and have a materially adverse effect on our business and results of operations. We have not purchased any key-man life insurance.


Our ability to hire, train and retain qualified employees is crucial to our ability to grow and to compete effectively.


To succeed, we must hire, train, motivate, retain and successfully manage employees with skills related to the Internet and its rapidly changing technologies. Because of the recent and rapid growth of the Internet, professionals who have Internet expertise and can perform required functions are, in many markets, scarce, and competition for these individuals is intense. We might not be able to hire persons with needed expertise or to train, motivate, retain and successfully manage the employees we do hire. This could hinder our ability to compete successfully in our markets. While our key employees are subject to non-competition agreements, these agreements are difficult to enforce. As a result, our employees may leave us for our competitors or start their own companies in competition with us. If we fail to attract, train and retain key personnel, our business would be materially and adversely affected.


Our directors and executive officers own enough of our common stock effectively to control directors' elections and thereby control our management policies.


Our directors and executive officers own approximately 25.11% of our common stock. Two of our directors, as well as three other persons, have entered into a voting agreement relating to the voting in elections of directors. Currently, approximately 24.73% of our outstanding shares of common stock are subject to this voting agreement. These shareholders will be able effectively to control the outcome of corporate actions requiring shareholder approval by majority action. Their stock ownership may have the effect of delaying, deferring or preventing a change in control of USURF America. A more complete description of this voting agreement may be found under the heading "Certain Transactions", page ___.


Our business plan is not based on independent market studies, so we cannot assure you that our strategy will be successful.


Our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and certain assumptions of our key management personnel, and upon other available information concerning the communications industry. We have not commissioned any independent market studies concerning the extent to which customers will utilize our services and products. We cannot assure you that our assumptions will prove correct.


Future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our business.


It is possible that a portion of any future growth will be accomplished by acquiring existing businesses. The success of any acquisitions will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers of acquired firms. We cannot assure you that we will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms or successfully integrate acquired personnel and operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from other business concerns.


We may not be able to protect our intellectual property rights, which could adversely affect our business.


We currently rely on common law principles for the protection of our copyrights and trademarks and trade secret laws to protect our proprietary intellectual property rights. We do not intend to file patent applications relating to our Quick-Cell wireless Internet access products, until completion of a future generation of the products. We intend to file trademark applications relating to the "Quick-Cell" brand name, the "US.RF Wireless Internet" brand name and the "USURF America" brand name.


Without patent or trademark protection, the existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our technologies. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may need to license these technologies and we may not be able to obtain licenses on reasonable terms, if at all.


                        Risks Associated With This Offering


You will suffer substantial dilution in the net tangible book value of the common stock you purchase.


Because we expect to issue up to 6,000,000 shares to Fusion Capital at market-level prices, you will suffer substantial and immediate dilution, due to the lower book value per share of our common stock compared to the purchase price per share of our common stock. We cannot predict your actual dilution, because dilution will depend on the price at which our common stock is sold to Fusion Capital.


The market price of our common stock will continue to be extremely volatile, and it may drop unexpectedly.


The market price of our common stock has fluctuated significantly in the past and we expect this volatility to continue in the future. Since our common stock became listed on the American Stock Exchange in October 1999, the trading volume has become more consistent, though significant periodic fluctuations in price still occur. During the past year, trading prices for our common stock have ranged from $.1875 per share to $11.00 per share. It is possible that the market price of our common stock could fall below the price you paid for your shares of our common stock.


The stock prices for many high technology companies, especially those that base their businesses on the Internet, recently have experienced wide fluctuations and extreme volatility. This volatility has often been unrelated to the operating performance of such companies, so our stock price could decline even if our wireless Internet access business is successful. Such fluctuations have adversely affected, and may in the future adversely affect, the market price of our common stock. Also, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management attention and resources regardless of outcome.


We do not expect to pay cash dividends for the foreseeable future.


We do not anticipate the payment of cash dividends in the foreseeable future. Rather we intend to re-invest any profits. We have acquired shares of common stock of three private companies. Our board of directors declared dividends as to all of the shares of each of these private companies.


Our directors' liability for monetary damages is limited.


Our Articles of Incorporation, as amended, significantly limit the liability of our directors to our shareholders for breaches of fiduciary or other duties owed by them to USURF America.


Nearly all of our shares are eligible for future sale or are subject to registration rights that could adversely affect the market price of our common stock.


With the registration of the shares of selling shareholder stock, nearly all of the outstanding shares of our common stock owned by non-affiliates will be eligible for resale to the public. This amount of common stock represents a significant overhang on the market for our common stock. The sale of a significant amount of these shares at any given time could cause the trading price of our common stock to decline and to be highly volatile.
 If our shareholders sell substantial additional amounts of common stock in the public market following this offering, the market price of our common stock could fall. Such sales also could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.


Even if our stock price decreases, we may elect to cause purchases of our common stock under the Fusion Capital agreement, causing more shares to be outstanding and resulting in substantial dilution.


The purchase price for the common stock to be issued to Fusion Capital under the Fusion Capital agreement will fluctuate based on the then-current market price of our common stock. Please see "The Fusion Capital Transaction Purchase of Shares under the Fusion Capital Agreement" for a detailed description of the purchase price and the relation of the purchase price of the common stock issuable to Fusion Capital pursuant to the Fusion Capital agreement, to the market price of our common stock. All shares registered in this offering will be freely tradable. However, Fusion Capital has agreed that it will not sell or otherwise transfer the 800,000 commitment shares until the earliest of termination of the common stock purchase agreement, our default under the agreement, or approximately two years from the date hereof. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity related securities in the future at a time and at a price that it might otherwise wish to effect sales.


If Fusion Capital purchased the full amount of shares purchasable under the Fusion Capital agreement on the date of this prospectus, the purchase price would have been $.5625 per share and Fusion Capital would have been able to purchase all 6,000,000 shares of our common stock reserved for issuance under the Fusion Capital agreement. Assuming Fusion Capital's purchase under the Fusion Capital agreement on the date of this prospectus, these shares, along with the 800,000 shares issued as a commitment fee and the 645,000 shares underlying the warrants to be issued to Fusion Capital, would represent, on a fully-diluted basis, approximately 27.5% of our outstanding common stock as of January 22, 2001. This would result in significant dilution to the ownership interests of other holders of our common stock. Such dilution could be more significant if the trading price of our common stock is lower than the current trading price of our common stock at the time Fusion Capital purchases shares of our common stock under the Fusion Capital agreement, as a lower trading price would cause more shares of our common stock to be issuable to Fusion Capital. The purchase under the Fusion Capital agreement of a significant percentage of our outstanding common stock may result in substantial dilution to the ownership interests of other holders of our common stock.


Although we have the right to prohibit Fusion Capital's purchases under the common stock purchase agreement if our stock price is below $20.00 for three consecutive trading days, we may still elect to require Fusion Capital's purchase of shares under the common stock purchase agreement. We can require Fusion Capital to purchase additional shares if our closing sale price on each of the five trading days immediately prior to the first trading day of any 30-day period is at least $5.00, provided the closing sale price of our common stock during such 30-day period or periods is at least $5.00. In the event that we decide to issue a number of shares that represents greater than 20% of our outstanding shares of common stock, we would first seek shareholder approval. The purchase under the common stock purchase agreement of a significant percentage of our outstanding stock may result in substantial dilution to the ownership interests of other holders of our common stock. Since we only plan to sell up to 6,000,000 shares to Fusion Capital under the Fusion Capital agreement, the price at which we sell our common stock to Fusion Capital will need to average at least $1.67 per share for us to receive the maximum proceeds of $10 million under the Fusion Capital agreement. Assuming a purchase price of $.75 per share (the closing sale price of the common stock on January 19, 2001) and the purchase by Fusion Capital of 6,000,000 shares under the Fusion Capital agreement, proceeds to us would only be $4,500,000, unless we choose to issue more than 6,000,000 shares, which we have the right, but not the obligation, to do.


The existence of the agreement with Fusion Capital to purchase shares of our common stock could cause downward pressure on the market price of our common stock.


Both the actual dilution and the potential for dilution resulting from sales of our common stock to Fusion Capital could cause holders to elect to sell their shares of our common stock, which could cause the trading price of the common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of our common stock due to the shares available for sale by Fusion Capital could refrain from purchases or effect sales in anticipation of a decline of the market price.


The sale of the shares registered in this offering could cause our stock price to decline.


All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. We may require Fusion Capital to purchase a significant amount of common stock at one time. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline.


            CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS


This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", as well as in the prospectus generally. We generally use words such as "believes", "intends", "expects", "anticipates", "plans" and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.


Although we believe that the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.


                                  DILUTION


A purchase of our common stock will result in substantial and immediate dilution in your investment. Dilution is the reduction of a purchaser's investment measured by the difference between the price per share of common stock and the net tangible book value per share following the purchase. We cannot predict the actual dilution you will incur when you purchase our common stock.


                              USE OF PROCEEDS


We will not receive any of the proceeds of sales of selling shareholder stock by the selling shareholders.


However, we may receive up to $10 million under the Fusion Capital agreement. Assuming we receive this amount of funds, we anticipate that we will apply these funds to the purchase of equipment, the construction of Quick-Cell systems, marketing, general and administrative expenses and working capital. 8% of the proceeds derived under the Fusion Capital agreement will be paid as a finder's fee.


Should all of our outstanding warrants, including all of the Fusion Capital warrants to be issued in connection with the Fusion Capital agreement, we would receive cash proceeds of approximately $2,995,000. If received, these funds would be applied to the exploitation of our Quick-Cell wireless Internet access products. There is no assurance that any of these warrants will be exercised.


                        TRADING AND MARKET PRICES


From 1997 through October 14, 1999, our common stock was traded on the NASD's OTC Bulletin Board, first under the symbol "MEME", then under the symbol "USRF". The table below sets forth, for the periods indicated, the high and low bid and asked prices for our common stock, as reported by the
OTCBB:


                           High     High      Low        Low
Quarter/Period Ended:      Bid      Ask       Bid        Ask


December 31, 1997          $.75     $1.625    $.0625     $.21875


March 31, 1998             $2.00    $3.00     $.03125    $.08
June 30, 1998              $2.00    $2.0625   $.8125     $.875
September 30, 1998         $1.50    $1.625    $.75       $.84375
December 31, 1998          $5.3125  $5.50     $.50       $.53125


March 31, 1999             $13.50   $13.75    $3.34375   $2.00
June 30, 1999              $7.375   $5.6875   $3.5625    $3.60
September 30, 1999         $8.8125  $8.875    $3.28125   $3.4375
10/1/99 thru 10/14/99      $3.8125  $3.9375   $2.875     $3.00


These prices represented quotations between dealers without adjustment for retail mark-ups, mark-downs or commissions, and may not have necessarily represented actual transactions.


Beginning on October 15, 1999, our common stock began to be traded on the American Stock Exchange, under the symbol "UAX". The table below sets forth, for the period indicated, the high and low sales prices for our common stock, as reported by the American Stock Exchange:


      Quarter/Period Ended:               High       Low


      10/15/99 thru 12/31/99              $5.875     $2.50


      March 31, 2000                      $11.00     $3.625
      June 30, 2000                       $6.00      $2.25
      September 30, 2000                  $2.50      $.875
      December 31, 2000                   $1.25      $.1875


You should note that our common stock, like many newly-traded stocks, has experienced significant fluctuations in its price and trading volume. We cannot predict the future trading patterns of our common stock.


On January 22, 2001, the number of record holders of our common stock, excluding nominees and brokers, was 1,120, holding 18,602,770 shares.


                                     DIVIDENDS


We have never paid cash dividends on our common stock. We intend to re-invest any future earnings for the foreseeable future.


We have acquired shares of common stock of three private companies:
1,500,000 shares of New Wave Media Corp., in exchange for all of our community-television-related assets; 400,000 shares of Argo Petroleum Corporation, in exchange for 10,000 shares of our common stock; and 800,000 shares of Woodcomm International, Inc., in exchange for 7,500 shares of our common stock.


Our board of directors declared dividends as to all of the shares of each of these private companies. None of the three dividend distributions will occur unless and until a registration statement relating to each distribution transaction has been declared effective by the SEC.


                                     CAPITALIZATION


The following table sets forth our capitalization as of September 30, 2000 (unaudited), and December 31, 1999 (audited). This table should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.


                                          As at              As at
                                         9/30/00            12/31/99
                                       (unaudited)          (audited)


Long-Term Liabilities                   $3,173,729          $3,883,210
Shareholders' Equity:
  Common Stock - $.0001 par value;
  100,000,000 shares authorized,
  14,571,038 and 12,786,116
  shares issued, respectively                1,457               1,279
Additional Paid-in Capital              32,645,830          28,918,638
Accumulated Deficit                    (21,687,832)        (12,616,830)
Other                                   (1,592,510)         (1,861,918)
Subscriptions Receivable                    (5,860)               (860)
Shareholders' Equity                     9,361,085          14,440,309
Total Capitalization                    12,534,814          18,323,519


                          SELECTED FINANCIAL DATA


The following selected financial data have been derived from our consolidated financial statements, which appear elsewhere in this prospectus. The selected financial data set forth below should be read in conjunction with our financial statements, related notes and other financial information included elsewhere in this prospectus.


STATEMENT OF OPERATIONS DATA:


                     Nine Months Ended         Year Ended December 31,
                    9/30/00     9/30/99      1999        1998      1997
                 (unaudited)  (unaudited)  (audited)  (audited)  (audited)


Revenue          $1,821,550   $2,047,364   $2,547,225 $   5,440  $     -
Cost of Goods
 Sold               811,452      687,895    1,152,721       -          -
Expenses         11,473,771    8,151,874   11,860,758 1,034,464     619,385
Net Loss          9,065,037    5,619,445   10,930,163 1,037,626     624,804
Loss per share      (0.68)       (0.51)       (0.96)    (0.14)      (0.10)
Weighted Average
 Number of Shares
 Outstanding     13,207,279   11,034,764   11,419,641  7,361,275  6,193,678


BALANCE SHEET DATA:


                                                 Year Ended December 31,
                                9/30/00          1999              1998
                              (unaudited)      (audited)        (audited)


Working Capital
 (Deficit)                   $(1,157,808)      $(1,060,532)      $(240,806)
Total Assets                  13,894,508        19,545,169         333,659
Total Current Liabilities      1,360,694         1,221,650         249,071
Total Liabilities              4,533,423         5,104,860         249,071
Shareholders' Equity           9,361,135        14,440,309          84,588


                         CHANGE OF INDEPENDENT AUDITOR


On January 11, 2000, we dismissed Weaver and Tidwell, L.L.P. as our independent auditor. At the time of the dismissal, there was no disagreement with respect to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. On January 24, 2000, we engaged Postlethwaite & Netterville as our new independent auditor, which firm audited our financial statements for the year ended December 31, 1999. The audit committee of our board of directors recommended this change in auditors and the full board approved the change.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Present Business Focus


In October 1999, our management determined to commit all available capital to the commercial exploitation of our Quick-Cell wireless Internet access products.


In the second quarter of 2000, in connection with our hiring of Robert A. Hart IV as vice president of technology, we began marketing our turnkey Quick-Cell wireless Internet access systems to the thousands of Competitive Local Exchange Carriers (CLECs), independent and other telcos, DSL providers and Internet service providers. This strategy was designed to serve two purposes: (1) to get our Quick-Cell wireless Internet access products in the hands of consumers, so as to begin to establish product name recognition and performance history; and (2) to provide needed funding with which we would be able to establish and operate our own Quick-Cell systems. After selling three Quick-Cell systems, we suspended this marketing effort, due to a lack of capital. However, to the extent that funds are available, we hope to relaunch these efforts, as a way to augment our planned company-owned Quick-Cell construction.


In July 2000, we entered into an investment banking agreement with Gruntal & Co., L.L.C. We anticipate that Gruntal will be successful in securing needed funding with which we would be able to establish and operate Quick-Cell systems on a wide-scale basis. However, we cannot offer any assurance that we will be able to obtain needed capital through the efforts of Gruntal. Gruntal introduced us to Fusion Capital.


The results of operations discussed below reflect, on the whole, our operating results based on our old business model. Our new business model focuses primarily on the exploitation of our Quick-Cell products. Because our Quick-Cell wireless Internet access business permits us to operate on significantly improved margins, as compared to operating margins in the dial-up Internet access business, we expect our operating results, once we obtain needed capital, to show significant improvement. The level of improved operating results cannot be predicted, however, and will not improve significantly unless and until needed capital is obtained. We remain in need of expansion capital to achieve our aggressive growth strategy.


Background


In July 1999, we changed our name to "USURF America, Inc.", from "Internet Media Corporation". We were incorporated on November 1, 1996, under the name "Media Entertainment, Inc.", to act as a holding company in the wireless cable and community (low power) television industries. Our initial capitalization transaction included the purchase of Winter Entertainment, Inc. and Missouri Cable TV Corp. Because USURF America, Winter Entertainment and Missouri Cable TV were combined in a reorganization of entities under common control, the presentation contained in our consolidated financial statements, as they relate to Winter Entertainment and Missouri Cable TV, have been prepared in a manner similar to the pooling-of-interests method.


Due to existing market conditions in the wireless cable industry, we have abandoned our efforts to develop these wireless cable properties. Nevertheless, in the opinion of our management, the licenses relating to the various wireless cable frequencies continue to be of substantial future value for use in our wireless Internet access business. We will be able to utilize these frequencies at such time as the FCC approves two-way communication on the wireless cable frequencies. Our wireless cable assets will become impaired, should the expected FCC approval not be forthcoming. We can make no prediction with respect to the FCC's actions in this regard.


In furtherance of our plan to focus on the exploitation of our Quick-Cell wireless Internet access products and expansion of our other Internet services, effective July 1, 1999, we assigned all of our community (low power) television properties to New Wave Media Corp., in exchange for a 15% ownership interest in New Wave common stock. Our board of directors has declared a dividend with respect to all of the New Wave shares. These shares of New Wave will be distributed to our shareholders, upon New Wave's completion of a Securities Act registration of the distribution transaction. This discussion includes the operations of our community television segment for the first two quarters of 1999.


Since our initial capitalization transactions, we have made the acquisitions described below. Each of these acquisitions has been accounted for as a purchase, not as a pooling of interests, with their respective operating results being included in this discussion from the various dates of acquisition:


- September 1998: we acquired the assets and going business of Desert Rain Internet Services, a Santa Fe, New Mexico-based ISP, for $25,000 in cash.


- January 1999: we acquired CyberHighway, Inc., a Boise, Idaho-based ISP for 2,000,000 shares of our common stock.


- June 1999: we acquired Santa Fe Trail Internet Plus, Inc., another Santa Fe, New Mexico-based ISP, for 100,000 shares of our common stock.


- August 1999: we acquired the going business known as www.usurf.com, for 150,000 shares of our common stock.


- August 1999: we acquired Premier Internet Services, Inc., an Idaho-based ISP, for 127,000 shares of our common stock.


- November 1999: we acquired the customer base of Cyber Mountain, Inc., a Denver, Colorado-based ISP, for 25,000 shares of our common stock.


- December 1999: we acquired a portion of the ISP-related equipment and customer base of CyberHighway of North Georgia, Inc., a Demorest, Georgia-based ISP, for 53,000 shares of our common stock.


- February 2000: we acquired The Spinning Wheel, Inc., an Idaho-based ISP, for 81,063 shares of our common stock.


- February 2000: we acquired Internet Innovations, L.L.C., a Baton Rouge, Louisiana-based web design firm, for 50,000 shares of our common stock.


Shareholder Loans - Conversion to Equity


Since our inception, our president, David M. Loflin, has made numerous loans to us. At December 31, 1999, we owed Mr. Loflin a total of $356,239.
 Through August 2000, Mr. Loflin loaned us an additional $559,806. On August 21, 2000, Mr. Loflin agreed to convert the entire amount owed to him, including accrued interest, into a total of 774,162 shares of our common stock. The total amount of indebtedness converted to common stock was $967,703. Mr. Loflin received one share for each $1.25 of indebtedness converted by him - $1.25 was the low sale price for our common stock on the American Stock Exchange on August 18, 2000. Until converted, all of the loans from Mr. Loflin were payable on demand, with interest accruing at 8% per annum. The funds loaned to us during 2000 were used primarily for operating expenses, as well as for the purchase of network equipment.
Since August 2000, Mr. Loflin has made small loans to us to ease periods of restricted cash flow. Historically, without Mr. Loflin's loans, we would have become substantially insolvent.


Restructuring and Personnel Reductions CyberHighway


The acquisition of CyberHighway in January 1999 fundamentally altered our company. With this acquisition, our annual revenues increased from approximately $5,000 to approximately $2.5 million. However, beginning in the last half of 1999, operating losses at CyberHighway steadily increased.
 Personnel costs and leased telephone line charges comprised the vast majority of CyberHighway's operating costs. This trend continued throughout 2000.


During the third quarter of 2000, we determined to reduce CyberHighway's scope of operations, to achieve immediate and significant cost savings. This decision was based primarily on our diminishing capital reserves, and in light of our determination to focus on our wireless Internet access business. At the very end of September 2000, three events impacted CyberHighway and its operations:


-       CyberHighway sold its affilate-ISP business for $40,000, in cash;
- CyberHighway determined to contract with Dialup USA for all necessary "back room" and customer support services; and
-       CyberHighway suffered the filing of an involuntary bankruptcy petition.


The sale of the affiliate-ISP business alone permitted CyberHighway to reduce its personnel from twelve to four. The contract with Dialup USA, when implemented at the end of October 2000, permitted CyberHighway to reduce its personnel to one full-time and two part-time employees, because it no longer needed to maintain its network operations center. Together, these actions have resulted in monthly savings of approximately $75,000. The involuntary bankruptcy filing (discussed in more detail below) had a significant negative impact on the business of CyberHighway. At the time CyberHighway suffered the involuntary bankruptcy discussed below, it had approximately 8,500 company-owned dial-up customers. Immediately upon our announcing the filing of the involuntary petition, CyberHighway customers began leaving for other ISPs. Today, due to this customer loss attributable to the involuntary bankruptcy and the Dialup-USA switch-over, CyberHighway has approximately 1,000 dial-up customers. The loss of customers is also attributable, to an unknown degree, to certain actions taken by one of our former officers, who we believe to have improperly diverted CyberHighway customers to a company controlled by him. (See "Litigation" for more information in this regard).


The relatively sudden decline in CyberHighway's customer base has caused our intangible assets relating to those customers to become worthless. The write-off of these intangible assets will occur in the fourth quarter of 2000 and will approximate $7,800,000. Due to this change in operating environment, monthly revenues have decreased substantially, and, accordingly, goodwill has been impaired. The write-down of goodwill will also occur in the fourth quarter of 2000 and will approximate $3,800,000. (See the discussion under "Liquidity and Capital Resources" below).


Settlement Agreement


On November 30, 1999, we entered into a settlement agreement and mutual release, which settled certain legal proceedings in which USURF America and CyberHighway had been involved. The parties to the settlement agreement were: USURF America, CyberHighway, Julius W. Basham, II, our former chief operating officer and a director, William Kim Stimpson and David W. Brown. Messrs. Stimpson and Brown are former owner-employees of CyberHighway.


Pursuant to this settlement agreement, certain legal proceedings were settled in full and we delivered to Messrs. Basham, Stimpson and Brown a total of 340,000 shares of our common stock. During the first half of 2000, we completed payment of a total sum of $43,325 for reimbursement of attorneys' fees incurred by Messrs. Basham, Stimpson and Brown. These attorneys' fees, as well as the value of the shares issued in the settlement ($913,750), were charged against our 1999 earnings.


CyberHighway Involuntary Bankruptcy Proceeding


On September 29, 2000, CyberHighway suffered the filing of an involuntary petition in the Idaho Federal Bankruptcy Court. The petition was brought by three purported creditors. The filing has had no adverse impact on the overall operations of CyberHighway or USURF America.


In December 2000, a settlement was reached and the petitioning creditors and CyberHighway filed a joint motion to dismiss this involuntary proceeding. The joint motion to dismiss requires the approval of CyberHighway's creditors. CyberHighway maintains that the petition was filed in bad faith. Should the joint motion to dismiss not be approved, CyberHighway intends to pursue its claims against the petitioning creditors, among others. USURF America may also pursue similar claims against the same parties. No prediction of the outcome of such claims can be given.


Results of Operations


General. Prior to 1999, substantially all of our revenues were generated by our now-defunct community television segment. During 1999 and 2000, all of our revenues were generated by our Internet segment. Our revenues are derived primarily from monthly customer payments for dial-up access, which average approximately $18.00 per customer. Also, until September 2000, we derived revenue from per-customer royalty payments from our CyberHighway affiliate-ISPs, which averaged approximately $1.75 per customer. At the end of September 2000, CyberHighway sold its affiliate-ISP business, due to its large ongoing monthly losses. As discussed above, our dial-up access business significantly contracted during the fourth quarter of 2000, from approximately 8,500 customers to approximately 1,000 customers.


Beginning in March 2000, we began initial Quick-Cell wireless Internet access operations in Santa Fe, New Mexico. Currently, we have approximately 120 Quick-Cell customers, substantially all of whom are within their one-year "free-use" period. The lack of growth of our wireless Internet access business is due solely to our lack of expansion capital. Without significant capital, our business will grow only slightly.


In May 2000, we began marketing our turnkey Quick-Cell wireless Internet access system to the thousands of Competitive Local Exchange Carriers (CLECs), independent and other telcos, DSL providers and Internet service providers. This effort was successful immediately. However, due to our lack of capital with which to operate on a full-scale basis, we determined to suspend this plan of marketing unless and until we obtain significant capital. During the short marketing effort, we sold three Quick-Cell systems and had indications of interests from numerous other telecommunications firms. We expect Quick-Cell system sales to be a successful part of our business going forward, to the extent we obtain the capital necessary to construct, activate and market these systems.


Nine Months Ended September 30, 2000, versus Nine Months Ended September 30, 1999. Our operating results for the nine months ended September 30, 2000 and 1999, are summarized in the following table:


                                    Nine Months Ended September 30,
                                       2000               1999
                                    (unaudited)       (unaudited)


Revenues                            $1,821,550         $2,047,364
Internet access costs
  and cost of goods sold               811,452            687,895
Gross Profit                         1,010,098          1,359,469
Operating Expenses                  11,473,771          8,151,874
Loss from Operations                10,463,673          6,792,405
Net Loss                             9,065,037          5,619,445


Our net loss for the nine months ended September 30, 2000, nearly doubled compared to our net loss for the same period of 1999. The greater net loss during the 2000 period is primarily attributable to an increase in internet access costs and costs of goods sold, a large increase in professional fees, a doubling in salary and commissions, nearly all of which is attributable to a signing bonus of 250,000 shares of our stock issued to our vice president of technology, and a $1.4 million increase in depreciation and amortization of acquired customer bases, goodwill and other intangibles. Also, "other" operating expenses doubled in the current period. Due to our lack of capital, substantially all of the professional fees paid during the current period we paid with shares of our common stock.


We expect that our operating results for the year to end December 31, 2000, will be similar to those of the first nine months of 2000. However, due to recent events at CyberHighway, we expect to derive slightly lower per customer revenues, which will be substantially offset by the reductions in personnel that occurred during the current period, as well as during October and November 2000.


During interim 2000, we issued 250,000 shares to Gruntal, under our investment banking agreement, which were valued at $375,000 by our board of directors, which is to be expensed over the two-year term of that agreement. Also, we issued 250,000 shares to our new vice president of technology, as a bonus under his employment agreement. These shares were valued at $750,000 and will represent a one-time charge against our earnings.


During the nine months ended September 30, 2000, we issued 320,000 shares of common stock under consulting agreements; these shares have been valued for financial accounting purposes at $660,000, in the aggregate. This amount will be expensed in equal monthly amounts during 2000. Also during the current period, we issued an additional 160,000 shares under consulting agreements; these shares have been valued for financial accounting purposes at $625,000, in the aggregate, and will be expenses in monthly amounts over the respective terms of the agreements pursuant to which they were issued two are four-month (renewable) agreements and one is a six-month (renewable) agreement.


For the nine months ended September 30, 2000 and 1999, our statements of operations reflect an income tax benefit resulting from the difference in the bases of our acquired customer bases for book versus tax purposes.


Subsequent to September 30, 2000, we issued 450,000 shares of our stock to a consultant, which shares were valued at $.8125 per share, or $365,625, in the aggregate, which will be amortized in equal monthly amounts over its term (six months). Also, in November 2000, we issued 100,000 shares of our stock to a consultant, which shares were value at $.50 per share, or $50,000, in the aggregate, which will be amortized in equal monthly amounts over its term (one year).


In October 2000, we issued a total of 250,000 shares of our common stock, pursuant to a settlement agreement relating to the Net 1 arbitration, which shares were issued in settlement of certain claims of the former owners of Net 1. These shares were valued at approximately $160,000.


In December 2000, we issued: (1) 100,000 shares to a consultant, pursuant to a consulting agreement, which shares were valued at $.3125 per share, $31,250 in the aggregate; (2) a total of 500,000 shares to two of our vice presidents, as bonuses, which shares were valued at $.25 per share, $125,000 in the aggregate; (3) 300,000 shares to a consultant, as a bonus, which shares were valued at $.25 per share, $75,000 in the aggregate; and
(4) a total of 600,000 shares to our respective legal counsel, as bonuses, which shares were valued at $.25 per share, $150,000 in the aggregate. Our 2000 earnings will suffer a one-time charge of $381,250, as a result of these stock issuances.


Internet Segment. Our Internet segment generated all of our revenues during 1999 and 2000. During the 1999 interim period, this segment operated at a modest loss, while during the 2000 period, this segment suffered a loss of approximately $700,000. This segment's increased operating loss is due to higher operating costs, particularly telephone line charges, other network related costs and personnel.


To stem our losses, in September and October 2000, we (1) sold all of our affiliate-ISP contracts to a third party, because we operated at a substantial loss under these contracts, (2) transferred all of our company-owned customers on the Dialup-USA Internet network, by which Dialup-USA serves as our virtual network operations center, and (3) reduced the number of employees at CyberHighway to one full-time and two part-time employees. Our remaining CyberHighway staff has been able to continue the CyberHighway business, as restructured. These actions have reduced our monthly operating loss by approximately $75,000, compared to second and third quarters of 2000, although CyberHighway continues to operate at a small monthly loss.


Community Television Segment. This segment had no revenues during the 1999 period. As discussed above, effective July 1, 1999, we assigned all of our community television properties to New Wave Media Corp. Thus, our 2000 operations do not include this segment.


Wireless Cable Segment. As described above, we have ceased, for the foreseeable future, our wireless cable activities.


Year Ended December 31, 1999, versus Year Ended December 31, 1998. Prior to Fiscal 98, substantially all of our revenues were generated by our community television segment. During Fiscal 98 and Fiscal 99, all of our revenues were generated by our Internet segment. During 1999, we derived our revenues from monthly customer payments for dial-up Internet access, which averaged approximately $18.00 per customer. Also, we derived revenue from per-customer royalty payments from our CyberHighway affiliate-ISPs, which averaged approximately $1.75 per customer.


Our operating results for Fiscal 98 and Fiscal 99 are summarized in the following table:


                                   Fiscal 99           Fiscal 98


      Revenues                    $ 2,547,225         $      5,440
      Cost of Goods Sold            1,152,721                   -
      Gross Profit                  1,394,504                5,440
      Operating Expenses           11,860,758            1,034,464
      Other Expense                 2,117,070                8,602
      Loss from Operations         10,466,254            1,029,024
      Net Loss                     10,930,163            1,037,626


The large increase in every line item, except "Other Expense", of our statement of operations from Fiscal 98 to Fiscal 99 is attributable primarily to our acquisition of CyberHighway, in January 1999, and to our other 1999 acquisitions.


During both reporting periods, we issued a relatively large number of shares of our common stock for consulting services. The value of the consulting services received under each agreement has been expensed in equal monthly amounts over their respective terms.


Our net loss for Fiscal 98 is attributable in large measure to the issuance of shares of our common stock pursuant to various consulting agreements, as well as the payment of operating costs. During Fiscal 98, a total of 1,655,759 shares were issued to consultants; these shares have been valued for financial accounting purposes at $1,556,900, in the aggregate. During Fiscal 98, $311,889 was expenses due to Fiscal 97 consulting agreements and $453,976 of the $1,556,900 in Fiscal 98 consulting agreements was expensed.
 Also, during Fiscal 98, we issued a total of 80,000 shares of common stock to certain of our directors. These shares were valued, for financial reporting purposes, at $.56 per share, or $44,800, in the aggregate.
During Fiscal 99, we expensed approximately $92,000 each month, due to the Fiscal 98 consulting agreements.


During Fiscal 99, however, our net loss is attributable in large measure to the depreciation and amortization of acquired customer bases, goodwill and other intangibles of $7,653,924, while an additional $1,945,935 in professional fees, substantially all of which is attributable to stock issuances under various consulting agreements, and $1,603,556 in salary and commissions was expensed.


During Fiscal 99, we issued 566,000 shares of common stock under consulting agreements; these shares have been valued for financial accounting purposes at $2,216,000, in the aggregate. $2,000,000 of this amount is being expensed in equal monthly amounts over five years, while the remaining $216,000 of this amount was expensed in equal monthly amounts over periods ranging from three to six months.


During Fiscal 99, we incurred two significant charges against our earnings, which appear in our statement of operations under the "Other Income (Expense)" heading:


  First, we suffered a charge of $1,164,561 arising out of our acquisition, and subsequent tender for rescission, of Net 1. However, because, at December 31, 1999, we remained the legal owner of Net 1, we were required by generally accepted accounting principles to record Net 1 as a wholly-owned subsidiary from the date of acquisition. The financial statements of Net 1 from September 1 through December 31, 1999, were unavailable to us; therefore, the revenues and expenses of Net 1 were not included in our statement of operations for Fiscal 99. This was considered a departure from generally accepted accounting principles. The total cost of the acquisition of Net 1 was $1,164,561, which exceeded the fair value of the net assets of Net 1 by $1,164,561. This excess was deemed to be impaired at December 31, 1999, due to the change in the operating environment, and was, thus, recorded in our statement of operations as an impairment loss. Subsequent to December 31, 1999, the Net 1 transaction was rescinded. Please see Note 2 of our financial statements for a more complete discussion of this event.


  Second, we suffered a charge of $957,075 arising out a settlement agreement and mutual release, which settled certain legal proceedings in which USURF America and CyberHighway were involved. These legal proceedings were settled in full by the issuance of 340,000 shares of our common stock to the adverse parties and we paid $43,325 for reimbursement of their respective attorneys' fees. The 340,000 shares were valued at $2.6875 per share, or $913,750, in the aggregate. The price per share assigned to these shares was the closing price of our common stock on November 30, 1999, as reported by the American Stock Exchange.


For Fiscal 1999, our statement of operations reflects an income tax benefit of $1,653,161, resulting from the difference in the bases of the acquired customer bases for book versus tax purposes.


Internet Segment. During Fiscal 98, this segment began to generate revenues, following the acquisition of Desert Rain Internet Services, in September 1998. For all of Fiscal 98, this segment operated at a small loss. For all of Fiscal 99, the Internet segment generated all of our revenues and operated at a modest loss. This segment's operating loss is due to the operating losses occurring prior to the change in CyberHighway's management, one-time costs associated with the corporate restructuring at CyberHighway, including attorneys' fees, and operating losses that returned during the last two months of Fiscal 99.


Community Television Segment. During Fiscal 98 and Fiscal 99, this segment had no revenues and suffered a nominal loss from operations. As discussed above, effective July 1, 1999, we assigned all of our community television properties to New Wave Media Corp.


Wireless Cable Segment. For Fiscal 98 and Fiscal 99, the wireless cable segment had no operating activity. As described above, we have ceased, for the foreseeable future, our wireless cable activities.


Pro Forma Results of Operations


Assuming that the CyberHighway acquisition had occurred on January 1, 1998, USURF America would have had, on a pro forma basis for Fiscal 98, total revenues of $2,454,596 (unaudited) and a net loss of $6,124,330 (unaudited). This loss is primarily attributable to the amortization of the acquired customer base of CyberHighway. See Note 17 to our financial statements included elsewhere in this prospectus.


Liquidity and Capital Resources


September 30, 2000. Historically, we have had a significant working capital deficit. At September 30, 2000, our working capital deficit was approximately $1.1 million, which is about the same as our deficit at December 31, 1999. Our deficit remained constant, due to our president's converting $967,000 of loans (including interest) into shares of our stock.
 This reduction in current liabilities was substantially offset by an increase in accounts payable, accrued salary and other current liabilities.


The increase in our accounts payable is attributable to our increasing operating costs, primarily telephone line charges and other network-related expenses, coupled with our determination to defer payment of nearly all of our accounts payable for a period of time, due our lack of working capital.
 The involuntary bankruptcy filed against CyberHighway was not, in the opinion of our management, the result of this operating strategy. Our management believes the petition was filed for negotiating purposes rather than for debt collection purposes. Since the filing, the business of CyberHighway has continued unhindered, notwithstanding the recent events that have contributed to the reduction of its customer base.


Our accrued payroll at September 30, 2000, as well as at December 31, 1999, is primarily attributable to accrued salary of our president and two of our vice presidents.


On August 18, 2000, our president, David Loflin, agreed to convert the entire amount owed to him, including accrued interest, into a total of 774,162 shares of our common stock. The total amount of indebtedness converted to common stock was $967,703. Mr. Loflin received one share for each $1.25 owed him - $1.25 was the low sale price for our common stock on the American Stock Exchange on August 18, 2000. Until converted, all of the loans from Mr. Loflin were payable on demand, with interest accruing at 8% per annum. The funds loaned during 2000 were used primarily for operating expenses and the roll-out of our Quick-Cell wireless Internet access products, particularly in Santa Fe, New Mexico. Without outside funding, it is probable that Mr. Loflin will continue to loan us additional funds, though no assurance or prediction can be made in this regard.


In addition to Mr. Loflin's loans, during the first half of 2000, we obtained funds from private sales of our securities. In March and April 2000, we received cash of $325,000 from this private offering.


In December 2000, we sold 400,000 shares of our common stock to a third party investor for $80,000 in cash. The proceeds from this sale of stock were used to pay accounting expenses and for working capital. In connection with this sale of stock, we issued to a finder 40,000 shares of our common stock and a warrant to purchase 380,000 shares of our common stock at an exercise price of $.20 per share. These warrants are exercisable for a period of three years. The 40,000 shares issued to the finder were valued at $.20 per share, or $8,000, in the aggregate.


We remain in need of more capital to provide full funding of our aggressive growth plan. We cannot assure you that we will obtain this level of capital. Our failure to do so would, more likely than not, prevent us from improving our future operating results.


Without substantial additional investment, we will continue to experience a working capital deficit and be unable to implement our aggressive growth plan.


Commitment to Wireless Internet Business. In October 1999, our management determined to apply, for the foreseeable future, all available capital to the exploitation of our Quick-Cell wireless Internet access products. However, we cannot assure you that we will obtain sufficient capital with which to implement fully our growth plan.


We have abandoned our growth-through-acquisition strategy, due to market conditions and other factors.


Quick-Cell Wireless Internet Strategy. We are attempting to implement a plan designed to establish our Quick-Cell wireless Internet access products in as many U.S. cities as possible, as quickly as possible. We lack the capital needed to implement completely our growth plan and we cannot assure you that we will be successful in obtaining any capital.


As a result of lack of capital and in connection with the hiring of a new vice president of technology in May 2000, we implemented a strategy whereby we marketed our turnkey Quick-Cell wireless Internet access systems to the thousands of Competitive Local Exchange Carriers (CLECs), independent and other telcos, DSL providers and Internet service providers. This strategy was designed to serve two purposes: (1) to get our Quick-Cell wireless Internet access products in the hands of consumers, so as to begin to establish product name recognition; and (2) to provide needed funding with which we would be able to establish and operate our own Quick-Cell systems.
 During the third quarter of 2000, due to a lack of capital, we temporarily suspended this marketing effort. However, to the extent that funds are available, we hope to relaunch these marketing efforts, as a way to augment our planned company-owned Quick-Cell system construction.


USURF America National Reseller Program. During the last quarter of 1999, we announced and launched our "USURF America" high-quality dial-up Internet access service. The marketing of this dial-up access service was to be accomplished by resellers, through our national reseller program. This program was never implemented on a full-scale basis, due to our lack of capital. During the second quarter of 2000, we determined to abandon this program, in favor of our wireless Internet access business.


Community Television Stations. In furtherance of our plan to focus on the exploitation of our Quick-Cell wireless Internet access products, we assigned all of our community (low power) television properties to New Wave Media Corp., in exchange for 1,500,000 shares of New Wave common stock.
Our board of directors declared a dividend with respect to all 1,500,000 New Wave shares.


Cash Flows from Operating Activities. During the nine months ended September 30, 2000, our operations used $355,815 in cash compared to cash used of $425,815 during the same period of 1999. In both periods, the use of cash in operations was a direct result of the lack of revenues compared to our operating expenses, particularly our Internet access costs and salary and commissions. The recent restructuring of CyberHighway has served to reduce significantly our operating expenses on a per-customer basis. Currently, CyberHighway operates at a small monthly loss, which is a significant improvement from nearly all of 2000. The effects of these actions will not be realized until the first quarter of 2001.


For the nine months ended September 30, 2000, our operations would have used approximately $300,000 more in cash, had we not determined to defer payment of nearly all of our accounts payable for a short period of time, due our lack of working capital.


Cash Flows from Investing Activities. During the nine months ended September 30, 2000, our investing activities used cash of $400,483 compared to $193,920 in the same period of 1999. During the 2000 period, in our investing activities, purchases of equipment used cash; however, in the 1999 period, our equipment purchases were offset, to some degree, by cash acquired in acquisitions of $180,817. Because we lack working capital, we cannot predict our cash flows from investing activities for the remainder of 2000.


Cash Flows from Financing Activities. For the 2000 period, our financing activities provided $762,887 in cash. Of this amount, $539,890 is attributable to loans from our president and the balance is attributable to private sales of securities. For the 1999 period, our financing activities provided $727,926 in cash, most of which is attributable to private sales of our securities. We continue to seek capital and cannot, therefore, predict future levels of cash flows from financing activities.


Non-Cash Investing and Financing Activities. During the nine months ended September 30, 2000, we issued a total of 480,000 shares of common stock under consulting agreements; these shares have been valued at approximately $1,400,000, in the aggregate. Also during the first three quarters of 2000, we issued a total of 131,063 shares of common stock in acquisitions, which shares were valued at $761,739, in the aggregate.


In July 2000, we we entered into an investment banking agreement with Gruntal & Co., L.L.C., under which we issued 250,000 shares of our common stock.


Subsequent to September 30, 2000, we have issued a total of 1,450,000 shares of our common stock to consultants and professional service providers and 400,000 shares of our common stock as bonuses to two of our vice presidents.


During the 1999 period, non-cash investing and financing activities included the issuance of 2,325,000 shares of our common stock issued in connection with the acquisition of CyberHighway.


December 31, 1999. Historically, we have had a significant working capital deficit. At December 31, 1999, our working capital deficit was $1,060,532, which is a substantially larger deficit than our $240,806 deficit at December 31, 1998.


The following table sets forth our current assets and current liabilities at December 31, 1999 and 1998:


                                     Fiscal 99        Fiscal 98


       Current Assets
         Cash                        $  75,313        $    7,232
         Accounts Receivable            59,098             1,033
         Inventory                      21,207                -
         Prepaids                        5,500                -


       Current Liabilities
         Notes payable - current
          portion                    $    5,910       $        -
         Accounts payable               363,665           17,493
         Accrued payroll                118,157                -
         Other current liabilities      216,650            2,159
         Accounts payable - affiliate         -           10,069
         Property dividends payable      43,750           57,519
         Accrued interest to stockholder 29,741           15,416
         Notes payable to stockholder   356,239          146,415
         Deferred revenue                87,538                -


The large increase in our accounts payable is attributable to our expanded operations following the acquisition of CyberHighway coupled with our lack of working capital with which to pay our accounts payable as incurred.


Our accrued payroll at December 31, 1999, is primarily attributable to accrued salary of our president and two of our vice presidents.


The increase in other current liabilities is attributable to our expanded operations as compared to our Fiscal 98 operations.


The increase in notes payable to stockholder from 1998 to 1999 represents loans made to us by our president, David M. Loflin. In addition, during the first seven months of Fiscal 2000, Mr. Loflin loaned us an additional approximately $286,400 on the same terms. The funds loaned during Fiscal 1999 were used primarily for operating expenses, while the funds loaned during Fiscal 2000 were used primarily for operating expenses, marketing of our Quick-Cell wireless Internet access products and for working capital. As described above, in August 2000, Mr. Loflin converted all indebtedness owed him into shares of our common stock.


Our working capital deficit deterioration from 1998 to 1999 has occurred in spite of the receipt of a total of $882,322 during 1999 in private sales of our securities.


Without substantial additional investment, we will continue to experience a working capital deficit and be unable to implement our aggressive growth plan. We are seeking additional investments for this purpose, but we cannot assure you that we will be successful in our efforts.


Cash Flows from Operating Activities. During Fiscal 99, our operations used $546,097 in cash compared to cash used of $305,999 during Fiscal 98. In both periods, the use of cash in operations was a direct result of the lack of revenues compared to the operating expenses. While the trend toward using increasing amounts of cash in operating activities remained continued, the large increase in the dollar amounts from 1998 to 1999 is attributable to our increased activities, due primarily to our acquisition of CyberHighway in January 1999.


Cash Flows from Investing Activities. During Fiscal 99, our investing activities used cash of $412,785 compared to $49,702 in Fiscal 98. During Fiscal 99, in our investing activities, capital expenditures [purchases of equipment] of $614,193 offset cash acquired in acquisitions and proceeds from the disposal of fixed assets. During 1998, in our investing activities, the acquisition of Desert Rain Internet Services [$24,666] and the purchase of equipment [$25,605] offset the payment of organization costs.


Cash Flows from Financing Activities. For Fiscal 99, our financing activities provided $1,026,963 in cash. Of this amount, $235,010 was attributable to loans from our president, $545,000 was attributable to private sales of securities and $337,322 was attributable to the receipt of funds from the exercise of certain warrants. Payments on notes payable represented a use of cash of $90,369. For Fiscal 98, our financing activities provided $362,933 in cash, $30,133 of which was attributable to loans from our president and $332,800 of which was attributable to the private sale of securities.


Non-Cash Investing and Financing Activities. During Fiscal 99, we issued 566,000 shares of common stock under consulting agreements; these shares have been valued at $2,216,000, in the aggregate.


During Fiscal 98, non-cash investing and financing activities included the issuance of 1,655,759 shares of our common stock issued for consulting and legal services to be performed, valued at $1,556,900.


Pro Forma Liquidity and Capital Resources


Assuming that the CyberHighway acquisition had occurred on January 1, 1998, USURF America would have had, on a pro forma basis, a working capital deficit of $217,680 (unaudited), total assets of $21,816,500 (unaudited), total liabilities of $5,792,653 (unaudited) and shareholders' equity of $16,023,847 (unaudited). See Note 17 to our financial statements included elsewhere in this prospectus.


Management's Plans Relating to Future Liquidity


Our current operations will not be sufficient, on their own, to provide operating capital and to provide capital with which to pursue our growth strategy. We believe, however, that our funding agreement with Fusion Capital may permit us to begin to implement our growth strategy. We cannot predict our future liquidity, however.


Capital Expenditures


During the first three quarters of 2000, we made approximately $400,000 in equipment purchases, approximately 15% for wireless Internet equipment and approximately 85% for needed equipment in our network operations center. Currently, we lack capital to make any significant capital expenditures. However, during the remainder of 2001, we expect to apply substantially all of our available capital, if any, to the purchase of Quick-Cell wireless Internet equipment and the construction of local Quick-Cell wireless Internet access systems. During Fiscal 1999, we made $614,193 in equipment purchases.


Year 2000 Issues


We experienced no problems related to Year 2000 issues. During our efforts to become completely Year 2000 compliant, we incurred expenses of approximately $75,000.


Certain statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are, thus, prospective. These forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors is our ability to obtain capital in amounts necessary for us to accomplish our plan for the exploitation of our quick-cell wireless internet access products, as well as consumer acceptance of these products.


                                 REGULATION


Quick-Cell Wireless Internet Access. Our Quick-Cell wireless Internet access products operate in unregulated spectra, the 900 MHz and 2400 MHz spectra (primarily the 2400 MHz spectrum), and we expect that such spectra will remain unregulated.


Regulation of Internet Access Services. We provide Internet access, in part, using telecommunications services provided by third-party carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. As an Internet access provider, we are not currently subject to direct economic regulation by the FCC or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Federal Telecommunications Act of 1996. As a result, we are not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet access providers.


Governmental regulatory approaches and policies to Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and, in the future, we could be exposed to regulation by the FCC or other federal agencies or by state regulatory agencies or bodies. In this regard, the FCC has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet, or IP, switching as "telecommunications providers", even though Internet access itself would not be regulated. The FCC is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol-based telephony or fax services, we may become subject to regulations promulgated by the FCC or states with respect to such activities. We cannot assure you that these regulations, if adopted, would not adversely affect our ability to offer certain enhanced business services in the future.


Regulation of the Internet. Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.


                                  BUSINESS


History


In July 1999, we changed our name to "USURF America, Inc.", from "Internet Media Corporation". We were incorporated on November 1, 1996, under the name "Media Entertainment, Inc.", to act as a holding company in the wireless cable and community (low power) television industries. Due to current market conditions in the wireless cable industry, we have abandoned efforts to develop our wireless cable properties. In furtherance of our plan to focus on the exploitation of our Quick-Cell wireless Internet access products, we assigned all of our community (low power) television properties to New Wave Media Corp.


Since September 1998, we have acquired seven dial-up ISPs, the business of www.e-tail.com and a web design firm.


Current Overview


Our management has committed all available current and future capital to the commercial exploitation of our Quick-Cell wireless Internet access products. It is these products upon which our future is based.


We will continue to pursue dial-up Internet access customer growth, but we do not expect to commit any significant amount of capital to this effort. Also, we will continue to develop our e-commerce business, through our web portal e-tail.com, but we do not expect to commit any significant amount of capital to this effort.


Recent Developments


On September 29, 2000, CyberHighway suffered the filing of an involuntary petition in the Idaho Federal Bankruptcy Court. The petition was brought by three purported creditors. The filing has had no adverse impact on the day-to-day operations of CyberHighway or USURF America. In December 2000, a settlement was reached and the petitioning creditors and CyberHighway filed a joint motion to dismiss this involuntary proceeding. The joint motion to dismiss requires the approval of CyberHighway's creditors. CyberHighway maintains that the petition was filed in bad faith. Should the joint motion to dismiss not be approved, CyberHighway intends to pursue these claims against the petitioning creditors, among others. USURF America will also pursue similar claims against the same parties. No prediction of the outcome of any such claim can be given.


In October 2000, we implemented an agreement with Dialup USA, Inc., a Seattle, Washington-based Internet service company, under which Dialup USA now provides all backroom and customer service functions with respect to all of CyberHighway's dial-up customers. These services are provided for a flat rate fee of $7.50 per customer, plus a small flat monthly charge.
Also in October 2000, CyberHighway sold its affiliate-ISPs business.


On October 9, 2000, we executed the Fusion Capital agreement. Under this agreement, Fusion Capital is to purchase up to $10 million of our common stock over a period of up to 25 months. (See "The Fusion Capital
Transaction" below).


Due primarily to the involuntary bankruptcy proceeding, the switch over to Dialup USA and the believed conversion of customers by a former officer, CyberHighway's company-owned dial-up customer base has fallen from about 8,500 to about 1,000. Due to its reduced operating expenses, CyberHighway's financial position has improved.


With the recent merger between Qwest Communications and US West, we are not hopeful that we will execute final agreements that embody our previously announced letter of intent. However, we do not believe this will hinder our Quick-Cell expansion plans.


Due to the evolution of our business plan that now has us focused entirely on the development of our wireless Internet access business, we have abandoned our plan to establish ourselves as a national ISP, through a national reseller program. Because of this change, we have terminated our contracts with two companies that serve as Internet backbone providers, NaviNet, Inc. and ioNET, Inc., a subsidiary of PSINet, Inc., with no liability accruing to us.


Industry Background


Growth of the Internet; the World Wide Web. The Internet, commonly known as the World Wide Web, or simply the Web, is a collection of connected computer systems and networks that link millions of public and private computers to form, essentially, the largest computer network in the world. The Internet has experienced rapid growth in recent years and is expected to continue its growth, based on estimated increases in the numbers of Web users, Web traffic and the number of Web sites. International Data Corporation estimates that there were over 38 million Web users in the United States and over 68 million worldwide at the end of 1997. International Data Corporation projects that the number of Web users will increase to over 135 million in the United States and over 300 million worldwide by the end of 2002. It is estimated that the number of Web sites in the United States will increase from approximately 450,000 in 1997 to nearly four million in 2002.


The following factors have, in our estimation, contributed to the Internet's rapid growth:


- the Internet has become, on a global scale, an accepted communication medium, enabling people to obtain and share information and conduct business electronically;


-       the proliferation of affordable personal computers;


- advances in the performance and speed of personal computers, modems and networking components;


-       improvements in telecommunication network infrastructures;


-       ease of access to the Internet; and


-       the increasing use of the Internet by businesses as a competitive tool.


Internet Access. Internet access services represent the means by which ISPs interconnect business and consumer users to the Internet's resources. Access services vary from dial-up modem access, like that provided by our CyberHighway subsidiary, for individuals and small businesses to high-speed dedicated transmission lines for broadband access by large organizations to wireless Internet access systems, like our Quick-Cell wireless Internet access system. An ISP provides Internet access either by developing a proprietary network infrastructure or by purchasing access service from a wholesale access vendor, or through a combination of both. This period of rapid development and growth of the Internet has resulted in a highly competitive and fragmented industry. The vast majority of U.S.-based ISPs conduct their operations within a single city or state, with just a small number of ISPs, such as EarthLink, providing nationwide coverage. Recently, the ISP industry has begun to undergo substantial consolidation.


Electronic Commerce Over the Internet. The Internet embodies a communication and sales channel that enables businesses to interact with large numbers of geographically dispersed consumers and other businesses. With the recent growth of the Internet, there have emerged many companies that focus solely on the Internet as the medium for selling products or delivering services directly to purchasers, bypassing traditional wholesale and retail channels. Moreover, businesses are implementing sophisticated Web sites to effect electronic commerce initiatives that offer competitive advantages. These businesses are deploying an expanding variety of Internet-enabled applications, ranging from Web-site marketing and recruiting programs to on-line customer interaction systems, telecommunications services, integrated purchase order and "just-in-time" inventory solutions for key customers and suppliers. These on-line capabilities require increasingly complex Web sites and accompanying support operations. In addition, advances in on-line security and payment mechanisms are more adequately addressing consumers' concerns associated with conducting transactions over the Internet, thereby prompting more consumers and businesses to use the Internet as a medium for commerce. Also, businesses continue to offer an ever-greater selection of electronic commerce services. International Data Corporation estimates that the number of consumers buying goods and services on the Internet will grow from 17.6 million in 1997 to over 128 million in 2002, and that the total value of goods and services purchased over the Internet by consumers and businesses will increase from approximately $12 billion in 1997 to over $425 billion by 2002.


Contract Internet Operations. Electronic commerce, or e-commerce, has, over the past few years, grown at an extraordinary pace. Many businesses have placed greater emphasis on their Internet transaction and communication abilities and operations. Increasingly, traditional businesses, as well as Internet-based businesses, require non-congested and scalable Internet operations that will permit them to engage in digital communication and commercial transactions anywhere in the world, via the Internet.


Due to constraints posed by the lack of technical personnel with Internet skills or experience, the high cost of advanced networking equipment and the complexity of innovative Web solutions, many businesses do not have the resources required to develop, maintain and update their Internet facilities and systems, to maintain standards required for these companies to conduct high levels of Internet-based business. As a result of these constraints and other factors, many businesses are seeking to contract for, or "outsource", their Internet facilities and systems requirements as the preferred means for establishing and maintaining electronic commerce solutions. To this end, we expect an increasing demand is developing for:


- Dedicated and broadband Internet access services to support reliable, high speed and/or constantly connected Internet access and communication;


- Web hosting and co-location services which enable businesses to obtain equipment, technical expertise and infrastructure for their Internet needs on an outsourced basis; and


- Electronic commerce solutions to sell goods and services on the Web in a transactionally-secure environment.

By outsourcing Internet facilities and systems needs, businesses can then focus on improving their business results, rather than expending financial resources on additional staff and Internet-related assets necessary to support their Internet operations.


Internet Service Opportunities. The number of businesses and consumers accessing the Internet is expected to continue to increase for the foreseeable future. Additionally, as businesses and consumers are developing greater levels of comfort in the use of the Internet for electronic commerce, businesses are increasingly implementing sophisticated electronic commerce solutions which, in turn, require significantly greater bandwidth and other business services. In response to this demand, an increasing number of ISPs are attempting to augment their basic Internet access services with a wide range of business services.


Our management believes that ISPs that offer both Internet access to broad segments of the population and that offer a broad selection of business services will be positioned to attain greater economies of scale through lower network expansion and marketing costs on a per-subscriber basis.


It is our management's opinion that the ISPs that will be in a position to benefit most from the expected continued growth of the Internet likely will be characterized by their:


-       ability to respond quickly to market demands;
-       ability to provide reliable coverage over a broad geographic area;
-       superior technical skills and customer support capabilities;
-       electronic commerce expertise and business services capabilities; and
-       relatively lower network costs.


Strategic Relationships


We believe our investment banking relationship with Gruntal & Co., L.LC., New York, New York, and our recently established relationship with Fusion Capital are our most valuable strategic relationships as we move ahead with efforts to exploit our wireless Internet access products. Our efforts will require significant capital and we believe that these relationships will, going forward, assist in obtaining some of the needed capital. However, we cannot assure you that this will be the case.


                     Quick-Cell Wireless Internet Access


General. "Wireless Internet" is a new type of communications spectrum recently designated by the FCC. Wireless Internet access requires a transmission facility maintained by an ISP employing a wireless system and the user's modem (a transmitter/receiver modem) equipped with an antenna. Wireless Internet capability allows users to access the Internet from a stationary computer or, in some situations, from a mobile, lap-top computer located within the wireless ISP's transmission area.


Our proprietary wireless Internet access system is marketed under the "Quick-Cell" and "US.RF Wireless Internet System" (US.RF stands for United States Radio Frequency) trade names.


The Quick-Cell wireless Internet access system is a turnkey, plug-and-play system that is capable of delivering customers Internet access at burstable T-1 equivalent speeds, at prices that range from 40% to 60% below those charged for traditional T-1 hardwire Internet access service. A single-cell Quick-Cell system can be deployed in less than one week. Additional Quick-Cells can be added to a local system on an as-needed basis. We currently have one full-scale Quick-Cell wireless Internet access system in operation in Santa Fe, New Mexico.


Once we determine to construct a full-scale Quick-Cell wireless Internet access system in a particular market, the construction of that full-scale system, one that covers an area 12 miles in diameter, takes approximately four to six weeks, depending on local regulatory schemes.


Quick-Cell Wireless Internet Access System. Our proprietary Quick-Cell wireless Internet access system operates primarily within a broadcast signal in the 2400 MHz band using two-way modems (a transmitter/receiver modem) outfitted with antennae. Thus, our Quick-Cell wireless Internet access system differs substantially in design from the wireless Internet access available through cellular telephones and differs substantially from traditional telephone-line-based ISPs, because there is no reliance on hard wire to transfer data. Nevertheless, our management believes our Quick-Cell wireless Internet system is capable of greater utility at lower cost than these other modes of Internet access.


It is the belief of our management that our Quick-Cell wireless Internet access system provides the following competitive advantages for attracting potential consumer and business customers over other Internet access modes:


- Speed: the Quick-Cell system provides a minimum data transmission speed of 64kbs, with data transmission speed capability of up to 10 Mbs;


- Lower Cost: the Quick-Cell system will, depending on the particular market and desired Internet access speed, be offered at costs between 20% to 60% less than available hard-wire Internet access (that is, less than monthly ISP charges plus monthly telephone line charges) currently offered by local telephone companies; the Quick-Cell system offers savings over cellular-telephone-based and other wireless Internet access methods;


- No Telephone Company Involvement: because the Quick-Cell system does not utilize telephone lines, our customers will not be required to incur the expense of a hard-wire telephone line through which to access the Internet;


- Security/Encryption: the Quick-Cell system is designed to allow the encryption (scrambling) of its broadcast signal, thereby offering a high degree of security to customers, particularly business customers who wish to transmit confidential information over the Internet;


- Mobility: the Quick-Cell system is able to permit service personnel of a business to file contemporaneous reports, request and receive technical assistance and perform other computer-based functions from a customer's place of business or from a service vehicle, even if the service vehicle is traveling to its next destination; and


- Ethernet/Networking Capability: the Quick-Cell system is compatible with existing so-called "ethernet" systems. Generally, an ethernet can be described as a self-contained network of desk-top computers, often located in the same building, through which individual computer users can communicate electronically (i.e., via e-mail), as well as access the Internet. We can design and install an ethernet system in any existing building by installing a wireless communications system that links all computers, including computers that are to remain linked via hard wire, to one another and provides all computer users access to the Internet.


We believe that our Quick-Cell wireless Internet access system is able to satisfy any other special requirements of a potential customer, without significantly adding to the system's cost to that customer.


Initially, we will market our Quick-Cell products to the business sector. However, as each Quick-Cell system matures (within a year), we will begin to market to home-based Internet users.


System Control Software. We have developed software that enables us to control the bandwidth speed of each Quick-Cell system, as well as that of each customer-premises modem, all from a single remote location. This software allows us to increase or decrease bandwidth as necessary and to monitor easily all bandwidth usage within each Quick-Cell system. These capabilities allow us to provide cost efficiencies to our customers.


Potential Future Applications. It is our long-term objective to offer a full array of video entertainment via our Quick-Cell systems. We believe our plans are easily achievable, due to the fact that the Quick-Cell Internet connection can be routed to the user's television, using existing, relatively inexpensive technology. Assuming market conditions permit, we expect that by the year 2005, each of our Quick-Cell systems would be able to offer its subscribers many video services, including some services that, given the rapid evolution of technology, may not currently exist. The video entertainment services that we expect to be able to offer include:


- Movies: we believe that we will be able to offer an ever-expanding movie list, all of which would be available, in real time, at any time, upon request of the subscriber. We expect that each movie would be sold, or "rented", to subscribers at a cost that would be less than the same movie were it to be rented from the local video rental store. The primary impediment to our offering this service is its lack of capital with which to acquire necessary equipment, as well as digitized copies of the desired movies.


- Pay-Per-View Events: we believe that we will be able to offer to its subscribers access to pay-per-view events, such as concerts and sporting events, including boxing matches, such as are currently available from time to time through local cable television systems. The primary impediment to our offering this service is its lack of capital with which to purchase necessary equipment, including satellite dishes.


- "Cable" Television: Although we expect that consumer acceptance will be sluggish at first, our management believes that, with adequate capital for equipment and advertising, as well as consumer education, we will be able to provide a competitive offering of "cable" television channels that would be equal to those offered by any local cable television company and direct broadcast satellite systems. It is quite possible that market forces will dictate that this type of service would not be introduced to consumers for the foreseeable future.


These potential future services remain in the development stage and no introduction date has been set by our management. All of the services described appear to be feasible after initial tests, due to the high-speed data transmission capabilities of our Quick-Cell system. Additional applications are currently being developed by us. We cannot predict when any or all of these services will be ready for commercial exploitation.


Current Market. Our Quick-Cell wireless Internet access system is operating in Santa Fe, New Mexico. We have approximately 120 customers using this Quick-Cell system. Our target date for starting a national Quick-Cell roll out has changed to the second half of 2001. We cannot assure you that we will achieve this goal in that time period, if at all.


At the end of May 2000, we began marketing our turnkey Quick-Cell wireless Internet access system to the thousands of Competitive Local Exchange Carriers (CLECs), independent and other telcos, DSL providers and Internet service providers. This effort was successful immediately. However, due to our lack of capital with which to operate on a full-scale basis, we determined to suspend this plan of marketing unless and until we obtain significant capital. During the short marketing effort, we sold three Quick-Cell systems and had indications of interests from numerous other telecommunications firms. These systems were sold to firms located in Brownwood, Texas, Wheeling, West Virginia, and San Juan, Puerto Rico. The Brownwood system has been installed and is currently being tested. The Wheeling system is ready for installation efforts to begin.


Early in 1999, we licensed five ISPs to operate our Quick-Cell systems. Since that time, however, we have determined not to pursue the licensing of ISPs, in favor of our plan to own and operate all Quick-Cell systems. The licensed Quick-Cell system in Casper, Wyoming, operated for a period of three months, but was discontinued due to the sale of the licensee's ISP business. The Santa Fe, New Mexico, licensee (Santa Fe Trail Internet Plus, Inc.) was acquired by us, in June 1999.


Competition; Consumer Acceptance. Our wireless Internet access business faces the same severe competition for market share as does our dial-up Internet access business. Our Quick-Cell wireless Internet access products potentially must also overcome an initial lack of consumer acceptance, given the new and relatively unproven (commercially) nature of the Quick-Cell products. We cannot assure you that we will address these concerns successfully.


Other Wireless Product. In January 1998, we delivered our first proprietary wireless DataLink system. Our wireless DataLink system was delivered to the Baton Rouge refinery of one of the largest international oil companies, the refinery being the second largest in the U.S. The wireless DataLink system was purchased to replace an existing hard-wire
(T-1 telephone line) data transmission system. The wireless DataLink system transfers data at the rate of 2 megabytes per second. Since then, our management has determined to focus all available resources on the development of our Quick-Cell products, as a more efficient means of achieving short-term market share and profitability. As we begin to achieve success in our Quick-Cell wireless Internet access business, we anticipate that we will begin to devote resources, if available, to the exploitation of this other proprietary wireless product. Our management believes our wireless DataLink system can address, on a wide-spread basis, the needs of businesses to transmit ever-increasing volumes of data. We cannot assure you that we will ever possess sufficient resources to exploit our wireless DataLink system or that it will achieve wide-spread acceptance.


                         Dial-up Internet Access


In addition to our wireless Internet access business, we provide high quality dial-up Internet access. These dial-up customers are served primarily by our CyberHighway subsidiary, which contracts with Dialup USA for all necessary "back room" and customer support services.


Customers and Markets


We provide wireless Internet access to approximately 120 customers, all of whom are located in Santa Fe, New Mexico. We expect that our Quick-Cell products will allow us to begin to compete for the wireless Internet access business of small and medium-sized businesses. Further, we expect that our Quick-Cell products will allow us to compete effectively for larger business customers, who tend to require larger amounts of bandwidth.


We provide dial-up Internet access to approximately 1,000 customers, all of whom are located in the Boise, Idaho, area. We do not expect any significant growth in our dial-up access business, inasmuch as we do not expect to commit any resources towards its expansion.


Sales and Marketing


In cities in which we construct company-owned Quick-Cell systems, we will employ mass media as we attempt to obtain customers, including radio advertising. In addition, we will employ a sales force in each market that will focus primarily on potential business customers.


We expect to begin to relaunch our marketing of turnkey Quick-Cell systems to the thousands of CLECs, independent and other telcos, DSL providers and Internet service providers, at such time as we obtain funds necessary to sustain these activities. We will relaunch these marketing efforts to augment our planned company-owned Quick-Cell system construction.


Historically, CyberHighway's sales and marketing strategy was comprised of three components: (1) direct response marketing, (2) affiliate-ISP program and (3) corporate direct sales. We now rely solely on customer referrals for new subscribers, inasmuch as we are not applying capital to the growth of this facet of our business. This strategy has been implemented because the dial-up business, in our circumstances, does not have the potential to generate profits as does our wireless Internet access business operations.


Because it is our belief that a consumer's selection of an Internet service provider is most often influenced by a personal referral, we strive always to deliver superior customer service and support.


Affiliate-ISP Program


From its inception, CyberHighway employed an affiliate marketing program, a technique designed to generate rapid expansion of CyberHighway's subscriber base, which it did. However, the affiliate-ISP program was terminated during 1999. In September 2000, this business was sold, due to its continuing monthly losses.


Customer Service and Support


We are committed to the highest levels of customer satisfaction. We believe that maintaining high levels of customer satisfaction will remain as a key competitive factor that will differentiate us from other purveyors of Internet-related services. We provide wireless access customer support during normal business hours. Through Dialup USA, we believe we have ensured our dial-up customers of high levels of network performance and reliability. Further, Dialup USA provides our customers with support services 24 hours a day, seven days a week.


Other Internet Services


As our company matures, we expect to start developing our "e-tail.com" e-commerce web portal. Through e-tail.com, we intend to offer complete e-commerce solutions for business, the foundation of which will be our wireless Internet access products. It is estimated that the amount of commerce conducted over the Internet will exceed $1.0 trillion by 2003. With the coupling of our Quick-Cell wireless Internet access services and our e-tail.com web portal, we believe we will be well-positioned to capitalize on the opportunity presented by the rapid growth of the Internet. However, without additional capital, we will be unable to pursue our e-tail.com strategy.


Competition


We will face severe competition from other wireless Internet access providers, such as Metricom, as well as large, national providers of cellular telephone service providers. However, we believe our Quick-Cell wireless Internet access products are superior to other similar products.


The market for the provision of dial-up Internet access services, in which our wireless Internet access products will compete, is extremely competitive and highly fragmented. Our competitors include many large, nationally-known companies, such as America Online, Earthlink and AT&T, as well as locally owned and operated ISPs. These and other companies possess greater resources, particularly access to capital sources, market presence and brand name recognition than do we. As there are no significant barriers to entry, we expect that competition will intensify.


We also believe that the primary competitive factors determining success as an ISP are: a reputation for reliability and high-quality service; effective customer support; access speed; pricing; effective marketing techniques for customer acquisition; ease of use; and scope of geographic coverage.


We believe that we can, and in the future will, more effectively compete in our markets, due to the low-cost, high-speed data transfer capability of our Quick-Cell wireless Internet access products coupled with our commitment to exemplary customer service and support. We cannot assure you however, that we will be able to compete successfully.


Current and prospective competitors include many large, nationally-known companies that possess substantially greater resources, financial and otherwise, market presence and brand name recognition than do we. With respect to our Internet access and other planned Internet-related services, we currently compete, or expect to compete, for the foreseeable future, with the following: national ISPs, numerous regional and local ISPs, most of which have significant market share in their markets; established on-line information service providers, such as America Online, which provide basic Internet access, as well as proprietary information not available through public Internet access; providers of web hosting, co-location and other Internet-based business services; computer hardware and software and other technology companies that provide Internet connectivity with their products; telecommunications companies, including global long distance carriers, regional Bell operating companies and local telephone companies; operators that provide Internet access through television cable lines; electric utility companies; communications companies; companies that provide television or telecommunications through participation in satellite systems; and, to a lesser extent, non-profit or educational Internet access providers.


With respect to potential competitors, we believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will serve to intensify competition. In addition, as more consumers and businesses increase their Internet usage, we expect existing competitors to increase further their emphasis on Internet access and electronic commerce initiatives, resulting in even greater competition. The ability of competitors or others to enter into business combinations, strategic alliances or joint ventures, or to bundle their services and products with Internet access, could place us at a significant competitive disadvantage.


Moreover, we expect to face competition in the future from companies that provide connections to consumers' homes, such as telecommunications providers, cable companies and electrical utility companies. For example, recent advances in technology have enabled cable television operators to offer Internet access through their cable facilities at significantly higher speeds than existing analog modem speeds. These types of companies could include Internet access in their basic bundle of services or offer such access for a nominal additional charge. Any such developments could materially and adversely affect our business, operating results and financial condition.


Properties


General. We own all of the equipment necessary for the operation of a state-of-the-art network operations center. However, because of our agreement with Dialup USA, we no longer maintain this center. We intend to utilize this equipment in facilitating the expected growth of our wireless Internet access business. In addition, we own office equipment necessary to conduct our business.


We lease approximately 650 square feet for our executive offices in Baton Rouge, Louisiana, for a monthly rental of approximately $800. CyberHighway leases a facility in the Boise, Idaho, area, for a monthly rental of approximately $1,000. We lease approximately 500 square feet in Santa Fe, New Mexico, for a monthly rental of approximately $800.


Wireless Cable Properties. We own the rights to wireless cable channels in Poplar Bluff, Missouri, Lebanon, Missouri, Port Angeles, Washington, The Dalles, Oregon, Sand Point, Idaho, Fallon, Nevada, and Astoria, Oregon. We have abandoned our efforts to develop these wireless cable properties, due to current market conditions. Rather, we intend to develop these properties into operating wireless Internet systems, at such time as two-way data transmission on these frequencies is permitted.


Intellectual Property. We currently rely on common law principles for the protection of our copyrights and trademarks and trade secret laws to protect our proprietary intellectual property rights. We do not intend to file patent applications relating to our Quick-Cell wireless Internet access products, until completion of future generations of the products.
We intend to file trademark applications relating to the "Quick-Cell" brand name, the "US.RF Wireless Internet" brand name and the "USURF America" brand name.


We have received authorization to use the products of each manufacturer of software that is bundled in its software for users with personal computers operating on the Windows or Macintosh platforms. While certain of the applications included in our start-up kit for Internet access services subscribers are shareware that we have obtained permission to distribute or that are otherwise in the public domain and freely distributable, certain other applications included in our start-up kit have been licensed where necessary. We currently intend to maintain or negotiate renewals of all existing software licenses and authorizations as necessary. We may also enter into licensing arrangements for other applications, in the future.


Employees


We have eight employees, including four officers. All of our officers have entered into employment agreements.


None of our employees is covered by any collective bargaining agreement, nor have we ever experienced a work stoppage. Our management believes employee relations to be good. Much of our future success will depend, in large measure, upon our ability to continue to attract and retain highly skilled technical, sales, marketing and customer support personnel.


                              MANAGEMENT


Directors and Officers


The following table sets forth the officers and directors of USURF America.


     Name                  Age      Position(s)


David M. Loflin(1)         43       President, Acting Chief Financial Officer
                                       and Director
Waddell D. Loflin(1)       51       Vice President, Secretary and Director
Robert A. Hart IV          53       Vice President of Technology
James Kaufman              36       Vice President - Corporate Development
Richard N. Gill            43       Director
Ross S. Bravata            42       Director
Michael Cohn               43       Director
------
(1)  David M. Loflin and Waddell D. Loflin are brothers.


Our current officers and directors serve until the next annual meeting of our board of directors or until their respective successors are elected and qualified. All officers serve at the discretion of our board of directors.
 Family relationships between our officers and directors are noted above. Certain information regarding the backgrounds of each of the officers and directors is set forth below.


David M. Loflin, President and Director, has, for more than the past five years, owned and operated Gulf Atlantic Communications, Inc., a Baton Rouge, Louisiana-based wireless technology firm specializing in development of wireless cable systems and broadcast television stations. Gulf Atlantic has designed, constructed and operated two wireless cable systems: (1) Baton Rouge, Louisiana, and (2) Selma, Alabama. Mr. Loflin developed and currently operates one television station, WTVK-TV11, Inc. (a Warner Brothers Network affiliate), Channel 11 in Baton Rouge, Louisiana. For over ten years, Mr. Loflin has served as a consultant for Wireless One, one of the largest wireless communications firms in the United States. Mr. Loflin is a member of the Wireless Cable Association International and the Community Broadcasters Association.


Waddell D. Loflin, Vice President, Secretary and Director, has, for more than the past five years, served as Vice President of Operations and Treasurer of Gulf Atlantic Communications, Inc. and WTVK-TV11, Inc., both in Baton Rouge, Louisiana. In addition, Mr. Loflin serves as Production Manager and Film Director for WTVK-TV11, Inc. Mr. Loflin served as General Manager for Baton Rouge Television Company, Baton Rouge, Louisiana, a wireless cable system, where he directed the development and launch of such wireless cable system. Also, Mr. Loflin has devoted over five years to demographic research relating to the wireless cable industry. Mr. Loflin is a member of the Wireless Cable Association International and the Community Broadcasters Association. Mr. Loflin holds a B.A. degree in Social Sciences from Oglethorpe University, Atlanta, Georgia.


Robert A. Hart, IV, Vice President of Technology, is a 30-year veteran of the telecommunications industry as proprietor of Hart Engineers, which provides engineering and consulting services to BellSouth, numerous independent telephone companies and other communications service providers.
 Mr. Hart is a graduate of Louisiana State University with a B.S. degree in Electrical Engineering and is a Registered Professional Engineer. Mr. Hart has served on the board of the Small Business Personal Communications Services (PCS) Association, a national trade association focused on small business applications and opportunities for PCs technology (a universal wireless communications technology), and also served this organization as chairman of the lobbying committee. He is also a past board member and current member of the Association of Communication Engineers, and current member of the Institute of Electrical and Electronics Engineers, National Society of Professional Engineers and the Louisiana Engineering Society.


James Kaufman, Vice President - Corporate Development, received a B.S. degree in Journalism from the University of Colorado, Boulder, Colorado. From 1994 to 1995, Mr. Kaufman was a registered representative with D.E. Fry, a Denver, Colorado-based broker-dealer. From 1995 to 1996, Mr. Kaufman was a registered representative with A.G. Edwards, a St. Louis, Missouri-based broker-dealer. From 1997 to February 1999, Mr. Kaufman served as Director of Corporate Development for B. Edward Haun & Company, a Denver, Colorado-based investment banking and research firm.


Richard N. Gill, Director, has, for more than the past five years, served as Chairman of the Board, President and General Manager of Campti-Pleasant Hill Telephone Company, Inc., a Pleasant Hill, Louisiana-based independent telecommunications company involved in the cellular telephone service industry, the wireless cable industry and the Internet service provider industry. Mr. Gill currently serves on the Board of Directors of Artcrete, Inc., and is on the Advisory Board of Peoples State Bank, Pleasant Hill, Louisiana. Mr. Gill currently serves as a member of the Industry Telecommunication Advisory Committee for the Electrical Engineering Department at the University of Southwestern Louisiana, Lafayette, Louisiana. Mr. Gill is a past-Chairman and current member of the Louisiana Telephone Association. Mr. Gill is also a member of the United States Telephone Association and the National Telephone Cooperative Association.


Ross S. Bravata, Director, has, since 1981, worked for Novartis (formerly Ciba Corporation), in various positions, and currently serves as a Senior Control Systems Technician. In such capacity, Mr. Bravata supervises the service and maintenance of electronic instrumentation. Since 1988, Mr. Bravata has served as a director and principal financial officer of CG Federal Credit Union, Baton Rouge, Louisiana. Also, Mr. Bravata has, since its inception in 1994, served as a director of Trinity's Restaurant, Inc., in Baton Rouge, Louisiana.


Michael Cohn, Director, has, for over 20 years, owned and operated Arrow Pest Control, Inc., Baton Rouge, Louisiana. In addition, Mr. Cohn owns Arrow Pest Control of New Orleans, Wilson and Sons Exterminating in Mobile, Alabama, and Premier Termite and Pest Control in Florida.


Executive Committee


Our board of directors created an Executive Committee to facilitate management between meetings of the full board of directors. David M. Loflin, Waddell D. Loflin and Ross S. Bravata comprise the Executive Committee.


Our bylaws provide that the Executive Committee has the authority to exercise all powers of the board of directors, except the power:


-       Declare dividends;
-       Sell or otherwise dispose of all or substantially all of our assets;
-       Recommend to our shareholders any action requiring their approval; and
- Change the membership of any committee, fill the vacancies thereon or discharge any committee.


The Executive Committee, in general, acts on all matters requiring approval of our board of directors.


Audit Committee


In September 1999, our board of directors created an Audit Committee, consisting of three members, the majority of whom must be outside directors. The initial members of the Audit Committee are David M. Loflin, Michael Cohn and Richard N. Gill. The Audit Committee has the responsibility to review internal controls, accounting policies and financial reporting practices, to review the financial statements, the arrangements for, and scope of, the independent audit as well as the results of the audit arrangement and to review the services and fees of the independent auditors, their independence and recommend to the board of directors for its approval and for the ratification by our shareholders the engagement of the independent auditors to serve the following year in examining our accounts. The Audit Committee has held two meetings.


The Audit Committee recommended the change in our auditors to the full board of directors.


Executive Compensation


The following table sets forth in summary form the compensation received during each of the last three completed fiscal years by our Chief Executive Officer and each executive officer who received total salary and bonus exceeding $100,000 during any of the last three fiscal years.


                                                       Long-
                                                       term
                                                       Compen-
                                                       sation
                                             Other     Awards      All
                                             Annual      of        other
Name and                                     Compen-   Stock       Compen-
Principal                 Salary     Bonus   sation    Options     sation
Position          Year       $         $       $          #          $
----------        ----    ------     -----   -------   -------     -------
David M. Loflin   1999   $62,500(1)  $-0-    $-0-         0         $-0-
President [Prin-  1998   $55,000     $-0-    $-0-         0         $-0-
cipal Executive   1997   $-0-        $-0-    $-0-         0         $-0-
Officer]


Waddell D. Loflin 1999   $41,667(2)  $-0-    $-0-         0         $-0-
[Vice President   1998   $48,000     $-0-    $-0-         0         $-0-
and Secretary]    1997   $-0-        $-0-    $-0-         0         $-0-


James Kaufman     1999   $103,333(3) $-0-    $-0-         0         $-0-
[Vice President,  1998   $-0-        $-0-    $-0-         0         $-0-
Corporate Devel-  1997   $-0-        $-0-    $-0-         0         $-0-
opment]


Julius W.
 Basham II        1999   $133,762    $-0-    $-0-         0         $-0-
[Former Chief     1998   $-0-        $-0-    $-0-         0         $-0-
Operating         1997   $-0-        $-0-    $-0-         0         $-0-
Officer]
___________
(1) $27,083 of this amount has been accrued.
(2) $10,417 of this amount has been accrued.
(3) $20,667 of this amount has been accrued; $82,666 of this amount was paid in shares of our stock.


In May 2000, we issued 250,000 shares to Robert A. Hart IV, our vice president of technology, as a bonus, upon the execution of his employment agreement. These shares were valued at $3.00 per share, which was the closing price of our common stock on the day of Mr. Hart's execution of his employment agreement.


In December 2000, two of our vice presidents, Waddell D. Loflin and James Kaufman, were issued shares of our common stock as a bonus. Mr. Loflin was issued 200,000 shares and Mr. Kaufman was issued 300,000 shares. These shares were valued at $.25 per share, which was the closing sale price of our common stock on the day immediately preceding their issuance.


Compensation of Directors


In March 1998, four of our directors, Waddell Loflin, Ross S. Bravata, Richard N. Gill and Michael Cohn, were issued 20,000 shares each of our common stock as a bonus for their services as directors. These shares were valued at $.80 per share by the board of directors; however, for financial reporting purposes, these shares were valued at $.56 per share, the last closing bid price for our common stock prior to issuance.


No other compensation has been paid to any of our directors for their services as directors. It is possible that our management could begin to pay our directors for meetings attended or grant a small number of stock options for their services. However, no specific determination in this regard has been made.


Employment Contracts and Termination of
Employment and Change-in-Control Agreements


Each of our officers have entered into employment agreement, as well as confidentiality agreements and agreements not to compete.


Name of Officer     Position(s)    Term       Salary         Date
---------------     -----------    ----       ------         ----


David M. Loflin     President      7 years   $150,000(1)    6/1/99


Waddell D. Loflin   Vice President 7 years   $100,000(2)    6/1/99
                     and Secretary


Robert A. Hart, IV  Vice President 3 years   $90,000(3)     5/25/00
                     of Technology


James Kaufman       Vice President, 1 year   $120,000(4)    3/22/99
                     Corporate    (renewable)
                     Development
____________
(1) Mr. Loflin has agreed to defer payment of a portion of his salary until we are able to pay it. As at September 30, 2000, we owed Mr. Loflin deferred salary in the amount of $75,833.
(2) Mr. Loflin has agreed to defer payment of a portion of his salary until we are able to pay it. As at September 30, 2000, we owed Mr. Loflin deferred salary in the amount of $29,167.
(3) Mr. Hart will begin to receive salary payments at such time as we obtain a significant capital investment. Mr. Hart received 250,000 shares of our stock as a signing bonus, which shares were valued at $750,000. The value of these shares was derived from the closing price for our stock on the date of execution of his employment agreement.
(4) Mr. Kaufman has agreed to defer payment of a portion of his salary until we are able to pay it. As at September 30, 2000, we owed Mr. Kaufman deferred salary in the amount of $193,333, of which $154,667 is payable in shares of our stock. Subsequent to September 30, 2000, we issued Mr. Kaufman a total of 34,536 shares of our stock in payment of the stock portion of his accrued salary.


In January 1999, we entered into an employment agreement with Julius W. Basham, II, currently a director and our former chief operating officer. Pursuant to the terms of a settlement agreement, Mr. Basham resigned as chief operating officer on January 4, 2000.


In November 2000, we terminated the employment of Darrell Davis, formerly Vice President of U.S. Internet Operations, based on violations of his employment agreement. (See "Litigation" for a discussion of Mr. Davis' termination).


In December 2000, we terminated the employment of Christopher L. Wiebelt, formerly Vice President of Finance and Chief Financial Officer, based on violations of his employment agreement. (See "Litigation" for a discussion of Mr. Wiebelt's termination).


We have no compensatory plan or arrangement that results or will result from the resignation, retirement or any other termination of an executive officer's employment or from a change in control or a change in an executive officer's responsibilities following a change-in-control.


Option/SAR Grants in Last Fiscal Year


We have never granted any stock appreciation rights (SARs), nor do we expect to grant any SARs in the foreseeable future.


Section 16(a) Beneficial Ownership Reporting Compliance


We became subject to the provisions of Sections 16(a) of the Securities Exchange Act of 1934 on October 14, 1999. Section 16(a) requires directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC an Initial Statement of Beneficial Ownership of Securities (Form 3) and Statements of Changes of Beneficial Ownership of Securities (Form 4). Directors, executive officers and greater-than-10% shareholders are required by SEC regulation to furnish copies to us of all Section 16(a) forms they file.


Based on a review of copies of these reports furnished to us, we believe that all of our directors, executive directors and greater-than-10% beneficial owners filed their respective Form 3 reports; all of the Form 3 reports were filed late. Form 5 reports for 1999 for all officers and directors are due and have not yet been filed. Form 4 reports for certain of our officers and directors are due and have not yet been filed. We have requested that all of these persons file the required reports.


Based on a review of the copies of these reports furnished to us, it appears that Julius W. Basham, II, a former officer, director and 10%-owner, is current in his filings of required Forms 4 and Form 5 and is no longer required to file ownership reports.


Indemnification of Directors and Officers


Article X of the Articles of Incorporation of USURF America provides that no director or officer shall be personally liable to USURF America or its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that such provision shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of law. Any repeal or modification of Article X shall be prospective only and shall not adversely affect any right or protection of a director or officer of USURF America existing at the time of such repeal or modification for any breach covered by Article X which occurred prior to any such repeal or modification. The effect of Article X is that directors and officers will experience no monetary loss for damages arising out of actions taken (or not taken) in such capacities, except for damages arising out of intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of law.


As permitted by Nevada law, our bylaws provide that we will indemnify our directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil, including any action alleging negligence, or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                           CERTAIN TRANSACTIONS


Founders


In November 1996, David M. Loflin purchased 1,600,000 shares of our common stock for $1,600 and Waddell D. Loflin, purchased 200,000 shares of our common stock for $200.


Conversion of Loans to Stock by Officer


As of August 21, 2000, we owed Mr. Loflin a total of $967,703 ($916,045 in principal, $51,658 in interest), the result of cash loans made to us by Mr. Loflin during the past approximately two years. The proceeds of these loans were used primarily for operating expenses and purchases of equipment. On August 21, 2000, we entered into a letter agreement with our president, David M. Loflin, whereby Mr. Loflin agreed to convert all sums owed to him into shares of our common stock.


Pursuant to the letter agreement, Mr. Loflin received one share of common stock for every $1.25 of debt converted, for a total of 774,162 shares. The $1.25 price was agreed upon as that price was the low sale price for our common stock on Friday, August 18, 2000, as reported by the AMEX.


Our board of directors, in authorizing the transaction described above, found the transaction to be in the best interest of USURF America, as it would significantly improve our financial condition, potentially making it more attractive to prospective investors.


Subscription Agreements


Effective December 20, 1996, we entered into a subscription agreement with David M. Loflin, whereby we issued 1,578,512 shares of our common stock to Mr. Loflin in exchange for assignments of licenses and leases of licenses of television channels and wireless cable television channels and options to acquire these assets, as follows: Monroe/Rayville, Louisiana (channel
26), Natchitoches, Louisiana (channel 38), Port Angeles, Washington (channels H1-2-3), Astoria, Oregon (channels H2-3), Sand Point, Utah (channels B1-2-3; C1-2-3), The Dalles, Oregon (channels B1-2-3; C1-2-3), and Fallon, Nevada (channels E1-2-3-4; H3)


These assets were valued at $1,826,873, which was determined pursuant to a market report and appraisal prepared by Broadcast Services International, Inc., Sacramento, California. A more complete description of this appraisal appears below, under the heading "Appraisal". Mr. Loflin's total acquisition costs of these assets are unknown. Accordingly, our financial statements attribute no value to these assets.


Effective December 20, 1996, we entered into a subscription agreement with Waddell D. Loflin, whereby we issued 104,249 shares of our common stock to Mr. Loflin in exchange for an assignment of the license of television channel 36 in Bainbridge, Georgia.


These assets were valued at $120,652, which was determined pursuant to the appraisal described above. Mr. Loflin's acquisition costs of these assets are unknown. Accordingly, our financial statements attribute no value to these assets.


Reorganizations


Effective December 31, 1996, we entered into an agreement and plan of reorganization, whereby we purchased television station K13VE Channel 13 in Baton Rouge, Louisiana. In this transaction, David M. Loflin received 227,336 shares of our common stock for his ownership in this television station. The television station was valued at $263,106, which was determined pursuant to the appraisal described above. Mr. Loflin's acquisition costs relating to the rights to K13VE Channel 13 were $6,750. An additional $10,587 in costs was capitalized.


Effective December 31, 1996, we entered into an agreement and plan of reorganization, whereby we purchased licenses and leases of licenses of wireless cable television channels in Poplar Bluff, Missouri, and Lebanon, Missouri. In this transaction, David M. Loflin received 1,179,389 shares of our common stock valued at $1,364,553; Ross S. Bravata, one of our directors, received 42,887 shares of our common stock valued at $49,620; and Michael Cohn, one of our directors, received 53,608 shares of our common stock valued at $62,024. The values assigned to the assets acquired from Messrs. Loflin, Bravata and Cohn were determined pursuant to the appraisal described above. The acquisition cost of these assets was $179,611, which is reflected in our financial statements. At the time of this transaction, Messrs. Bravata and Cohn were not directors.


Securities Purchases


In March 1997, Michael Cohn purchased 20,000 shares of our common stock for $50,000 in cash. At the time of this transaction, Mr. Cohn was not a director.


In January 1999, Mr. Cohn purchased 30,000 units of our securities in a private offering, at a purchase of $4.50 per unit, or $135,000 in the aggregate. Each unit purchased by Mr. Cohn consisted of one share of our common stock and one common stock purchase warrant to purchase one share of our common stock at an exercise price of $7.00 per share. Mr. Cohn purchased units on the same terms and conditions as were offered to unaffiliated persons.


In November 1999, Mr. Cohn purchased 50,000 units of our securities in a private offering, at a purchase of $3.00 per unit, or $150,000 in the aggregate. Each unit purchased by Mr. Cohn consisted of one share of our common stock and one common stock purchase warrant to purchase one share of our common stock at an exercise price of $7.00 per share. Mr. Cohn purchased units on the same terms and conditions as were offered to unaffiliated investors.


Stock Bonus - Officers


In December 2000, two of our vice presidents, Waddell D. Loflin and James Kaufman, were issued shares of our common stock as a bonus. Mr. Loflin was issued 200,000 shares and Mr. Kaufman was issued 300,000 shares. These shares were valued at $.25 per share, which was the closing sale price of our common stock on the day immediately preceding their issuance.


Stock Bonus - Directors


In March 1998, four of our directors, Waddell Loflin, Ross S. Bravata, Richard N. Gill and Michael Cohn, were issued 20,000 shares each of our common stock as a bonus for their services as directors. These shares were valued by the board of directors at $.80 per share. However, for financial reporting purposes, these shares were valued at $.56 per share, the last closing bid price for our common stock prior to issuance.


Employment Agreements


Each of our officers have entered into employment agreement, as well as confidentiality agreements and agreements not to compete.


Name of Officer     Position(s)    Term       Salary         Date
---------------     -----------    ----       ------         ----


David M. Loflin     President      7 years   $150,000(1)    6/1/99


Waddell D. Loflin   Vice President 7 years   $100,000(2)    6/1/99
                     and Secretary


Robert A. Hart, IV  Vice President 3 years   $90,000(3)     5/25/00
                     of Technology


James Kaufman       Vice President, 1 year   $120,000(4)    3/22/99
                     Corporate    (renewable)
                     Development
____________
(1) Mr. Loflin has agreed to defer payment of a portion of his salary until we are able to pay it. As at September 30, 2000, we owed Mr. Loflin deferred salary in the amount of $75,833.
(2) Mr. Loflin has agreed to defer payment of a portion of his salary until we are able to pay it. As at September 30, 2000, we owed Mr. Loflin deferred salary in the amount of $29,167.
(3) Mr. Hart will begin to receive salary payments at such time as we obtain a significant capital investment. Mr. Hart received 250,000 shares of our stock as a signing bonus, which shares were valued at $750,000. The value of these shares was derived from the closing price for our stock on the date of execution of his employment agreement.
(4) Mr. Kaufman has agreed to defer payment of a portion of his salary until we are able to pay it. As at September 30, 2000, we owed Mr. Kaufman deferred salary in the amount of $193,333, of which $154,667 is payable in shares of our stock. Subsequent to September 30, 2000, we issued Mr. Kaufman a total of 34,536 shares of our stock in payment of the stock portion of his accrued salary.


In January 1999, we entered into an employment agreement with Julius W. Basham, II, currently a director and our former chief operating officer. Pursuant to the terms of a settlement agreement, Mr. Basham resigned as chief operating officer on January 4, 2000. During 1999, Mr. Basham received total cash compensation of $133,762.


In May 2000, we issued 250,000 shares to Robert A. Hart IV, our vice president of technology, as a bonus, upon the execution of his employment agreement. These shares were valued at $3.00 per share, which was the closing price of our common stock on the day of Mr. Hart's execution of his employment agreement.


In November 2000, we terminated the employment of Darrell Davis, formerly Vice President of U.S. Internet Operations, based on violations of his employment agreement. (See "Litigation" for a discussion of Mr. Davis' termination).


In December 2000, we terminated the employment of Christopher L. Wiebelt, formerly Vice President of Finance and Chief Financial Officer, based on violations of his employment agreement. (See "Litigation" for a discussion of Mr. Wiebelt's termination).


Voting Agreement


On January 29, 1999, David W. Loflin, Waddell D. Loflin, Julius W. Basham, David W. Brown and Wm. Kim Stimpson entered into a voting agreement, whereby all of these persons are required to vote all shares owned by them for David M. Loflin and Waddell D. Loflin in all elections of directors of USURF America. Currently, approximately 4,600,960 shares are subject to this voting agreement.


Settlement Agreement


On November 30, 1999, we entered into a settlement agreement and mutual release, which settled certain legal proceedings in which USURF America and CyberHighway, had been involved. The parties to the settlement agreement were: USURF America, CyberHighway, Julius W. Basham, II, William Kim Stimpson and David W. Brown.


Under the settlement agreement, the following legal proceedings have been settled in full: (1) David W. Brown, Plaintiff v. USURF America, Inc. and Cyberhighway, Inc., Defendants, in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada, Civil Case No. CV OC 9904230D; (2) Julius W. Basham, II, Individual Plaintiff, David W. Brown, William Kim Stimpson, Individuals, Involuntary Party Plaintiffs v. USURF America, Inc., formerly known as Internet Media, Inc., in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada, Civil Case No. CVOC 9904382D; and (3) David W. Brown, Claimant v. Cyberhighway, Inc., Respondent, Industrial Commission, State of Idaho, IDOL 3362-1999.


Other material terms of the settlement agreement include


- each and every of the claims made in the legal proceedings described above by Basham, Stimpson and Brown were dismissed with prejudice and any other potential claims of Basham, Stimpson and Brown against USURF America and/or CyberHIghway released;


- USURF America and CyberHighway released any and all claims against Basham, Stimpson and Brown;


- Basham, Stimpson and Brown each reaffirmed their existing agreements not to compete, with the exception that Brown is now able to seek any employment opportunity, except that Brown remains prohibited from working for any person or entity engaged in the 2.4 GHz wireless Internet access industry;


- Basham, Stimpson and Brown each reaffirmed their existing confidentiality agreements in their entirety;


- USURF America delivered a total of 340,000 shares of common stock, as follows: 215,000 shares to Basham; 34,000 shares to Stimpson; and 91,000 shares to Brown;


-       Basham resigned as chief operating officer of USURF America;


- USURF America shall, as reimbursement for attorneys fees incurred by Basham, Stimpson and Brown, pay the total sum of $43,325, in 10 equal installments payable every other week, to the law firm of Givens Pursley, Boise, Idaho;


- each of Basham, Stimpson and Brown acknowledged that the voting agreement among Basham, Stimpson, Brown, David M. Loflin and Waddell D. Loflin remained in full force and effect; and


- nothing contained in the settlement agreement is construed as an admission of liability by any party to the settlement agreement.


For a discussion on the financial impact of the settlement agreement, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".


The board of directors determined that entering into the settlement agreement was in the best interest of USURF America.


H + N Partners


During 1998, we issued a total of 187,000 shares of our common stock to H + N Partners, a fictitious name division of B. Edward Haun & Company, a Denver, Colorado-based investment banking and research firm in which James Kaufman, our Vice President - Corporate Development, was a partner. Mr. Kaufman received a portion of the shares issued to H + N Partners. 37,000 of the shares were valued at $2.00 per share and 150,000 of the shares were valued at $2.50 per share. All of the shares issued to H+N Partners were the subject of effective registration statements filed with the SEC. Mr. Kaufman was not an officer at the time of the stock issuances to H + N Partners.


Also during 1998, in connection with a private offering of our securities, we issued to H + N Partners 56,667 warrants to purchase a like number of shares of our common stock at an exercise price of $1.25 per share and 56,667 warrants to purchase a like number of shares of our common stock at an exercise price of $1.50 per share. H+N Partners is a selling shareholder under this prospectus as to all of the shares underlying these warrants. Mr. Kaufman was not an officer at the time of the warrant issuances to H + N Partners.


Fusion Capital Consulting Agreement


On January 12, 2001, we entered into a consulting agreement with Fusion Capital, pursuant to which Fusion Capital agreed to provide certain operational and strategic consulting services. Fusion Capital will receive 10,000 shares of our common stock during each month of this agreement and reimbursement for certain expenses.


Appraisal


Background. The appraisal referred to above was prepared by Broadcast Services International, Inc., a Sacramento, California-based communications appraisal firm. The report of Broadcast Services was based on 1990 Census Data. With respect to the wireless cable markets, the engineering studies relied upon by Broadcast Services indicate the number of households within the broadcast radius using the 1200 MHZ frequency. The 1200 MHZ frequency was assumed, due to Broadcast Service's experience that, given all of the variables that may be present in a market-by-market system build-out, the actual benchmark performance is more truly reflected by using the higher (1200 MHZ) frequency, such that the signal attenuation is not over-stated. Valuation formulas for the wireless cable markets were based on initial public offerings within the wireless cable industry during the past three years. The formulas used in evaluation of the broadcast channels were based on recent sales and market evaluation techniques employed by the Community Broadcasters Association, among others.


Use of Appraisal. At our inception, the board of directors adopted a plan that provided that our initial capitalization be 6,000,000 shares. 1,800,000 of these shares were sold as founders' stock and 360,000 shares were sold to a public company for distribution as a dividend. The balance of these shares, 3,840,000 shares, were to be utilized to acquire assets, which were acquired pursuant to the subscription agreements and the reorganization agreements described above. The board of directors utilized the appraisal as a means to allocate the 3,840,000 shares among the assets acquired, as follows:


                    Appraised Value    Shares of Common     Historical Cost
Transaction              of Assets Acquired    Stock Issued          of Assets
------------       ------------------  ----------------     ---------------
Subscription
 Agreement
 with David M.
 Loflin               $1,826,873           1,578,512            Unknown
Subscription
 Agreement
 with Waddell D.
 Loflin                 120,652              104,249            Unknown
First
 Reorganization         263,106              227,336            $ 17,337
Second
 Reorganization       2,233,555            1,929,903            $179,611


     Total           $4,444,186            3,840,000            $196,948


The apparent $1.157 per share value was determined by dividing the 3,840,000 shares of our common stock allocated by the board of directors for asset acquisition into the $4,444,186 total appraised value of the assets acquired. The board of directors utilized this apparent per share value for corporate purposes, that is, the determination of consideration received for the issuance of shares of our common stock. However, the independent appraiser did not value the shares of our common stock issued in consideration of the assets acquired. Rather, the independent appraiser valued only the assets acquired by us in the various transactions. The $1.157 per share figure was utilized by the board of directors primarily as a means of allocating the 3,840,000 shares among the four asset acquisition transactions consummated in completing its plan for our initial capitalization. Thus, the $1.157 figure, while utilized in two ways by the board of directors, was determined arbitrarily by the board of directors and is not based on any accounting or other financial criteria.


The appraised value of the assets described above bears no relationship to the costs of the assets to the affiliates from whom they were acquired.


                              PRINCIPAL SHAREHOLDERS


There are 18,602,770 shares of our common stock issued and outstanding. The following table sets forth certain information regarding the current beneficial ownership of our common stock, and after giving effect to (1) the issuance of all 6,000,000 shares of our common stock reserved for issuance under the Fusion Capital agreement and (2) the issuance of all 2,480,447 shares of common stock underlying currently outstanding options and warrants, including shares underlying the warrants to be issued pursuant to the Fusion Capital agreement, by (i) persons known to be beneficial owners of more than 5% of our common stock, (ii) each our officers and directors and (iii) our officers and directors, as a group. Unless otherwise noted, the address of the listed persons is 8748 Quarters Lake Road, Baton Rouge, Louisiana 70809.


Name and                 Shares                    Shares
Address of               Owned        Percent      Owned           Percent
Beneficial Owner      Beneficially    Owned(1)  Beneficially       Owned(2)
----------------      ------------    --------  ------------       --------


David M. Loflin(3)     3,250,960       16.03%    3,250,960         12.00%


Waddell D. Loflin(3)     290,000        1.43%      290,000          1.07%


James Kaufman            625,000        3.08%      625,000          2.31%
665 W. Velarde Drive
Thousand Oaks, CA 91360


Robert A. Hart IV        250,000        1.23%      250,000            *


Richard N. Gill           16,000          *         16,000            *


Ross S. Bravata           32,000          *         32,000            *


Michael Cohn             209,000(4)     1.03%       79,000(5)         *


Fusion Capital Fund
 II, LLC                 800,000(6)     3.94%            0(7)         0%
222 Merchandise
 Mart Plaza
Suite 9-112
Chicago, IL 60654


All officers and
 directors             4,672,960       23.04%    4,542,960         16.77%
 as a group
 (7 persons)
_______________
* Less than 1%.
(1) Based on 20,276,997 shares outstanding, assuming the issuance of all 1,674,227 shares underlying currently outstanding and exercisable warrants, but prior to the issuance of (A) any of the 6,000,000 shares reserved for issuance under the Fusion Capital agreement and (B) any shares of our common stock underlying the Fusion Capital warrants to be issued as part of the commitment fee under that agreement.
(2) Based on 27,083,247 shares outstanding, assuming the issuance of 6,000,000 shares under the Fusion Capital agreement and all 2,480,447 shares underlying currently outstanding and exercisable warrants, including shares underlying the Fusion Capital warrants to be issued as part of the commitment fee under the Fusion Capital agreement.
(3) All of the shares owned by this shareholder are subject to a voting agreement and must be voted for David M. Loflin and Waddell D. Loflin, in all elections of directors; 4,600,960 shares are currently subject to this voting agreement.
(4) 80,000 of these shares have not been issued, but underlie currently exercisable warrants.
(5) Assumes 80,000 shares underlying warrants are purchased and sold, and 50,000 shares currently owned are sold, by Mr. Cohn under this prospectus.
(6) These shares may not be sold by Fusion Capital until the earliest of termination of the Fusion Capital agreement, default under the Fusion Capital agreement or approximately 25 months from the date hereof.
(7) This offering relates to up to 7,445,000 shares of our common stock that have been or may be issued to Fusion Capital; this figure assumes all shares issued by us to Fusion Capital will be resold by Fusion Capital in this offering.


                                  LITIGATION


Net 1 Acquisition Transaction


In September 1999, we tendered the acquired shares of capital stock of Net 1, Inc. for rescission. We had intended to commence arbitration to pursue our rescission claim. However, one of the former owners of Net 1, Knud Nielsen, III, instituted arbitration, through the American Arbitration Association, and sought to enforce certain registration rights associated with a portion of the shares of our common stock received by him in the acquisition transaction. We presented the rescission claim as a counterclaim in the arbitration proceeding. In October 2000, this litigation was settled, with the acquisition being rescinded in its entirety. We issued 250,000 shares of our common stock to the former owners of Net 1 in settlement of certain claims.


CyberHighway Involuntary Bankruptcy


On September 29, 2000, CyberHighway suffered the filing of an involuntary petition in the Idaho Federal Bankruptcy Court, styled In Re: CyberHighway, Inc., Case No. 00-02454. The filing has had no effect on its business. In December 2000, CyberHighway and the petitioning creditors filed a joint motion to dismiss this proceeding. CyberHighway is not certain whether any creditor will object to the joint motion by the January 24, 2001, deadline for doing so.


Other Litigation


In November 2000, CyberHighway requested and received a temporary restraining order against Darrell Davis, formerly one of our officers, and his wife, Deanna Davis. We have alleged that the Davises have diverted dial-up customers from CyberHighway to a company controlled by him, all while he was an employee of USURF America. We expect that a hearing for our motion for a permanent injunction will occur in the very near future. In addition, we are seeking monetary damages in this action. This case is in its early stages and no prediction as to its final outcome can be made. However, our counsel believes we will be successful on the merits of our case. This case is styled: CyberHighway, Inc. versus Deanna Davis, individually and d/b/a Cyber-Trail, Inc., and Darrell D. Davis, 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana.


In January 2000, we instituted arbitration proceedings against Christopher
L. Wiebelt, our former vice president of finance and chief financial officer. We have alleged that Mr. Wiebelt violated certain terms of his employment agreement and are seeking damages resulting from those violations. This case is in its early stages and no prediction as to its outcome can be made. However, our counsel believes we will be successful on the merits of our case. This case is styled: USURF America, Inc. versus Christopher L. Wiebelt, American Arbitration Association.


Possible Claim


Some time in the future, it is possible that we will enter into arbitration proceedings with Commonwealth Associates. The dispute revolves around Commonwealth's claim that we owe it approximately 127,000 shares of our common stock. We do not believe Commonwealth is entitled to any shares and will vigorously defend our position in arbitration. We cannot predict the outcome of this arbitration proceeding.


Potential Legal Proceeding


It is the intention of our management to pursue certain damage claims against Dialup USA. These claims arise out of Dialup USA's actions on behalf of one of our former officers, which, we believe, aided our former officer in his attempts to divert an unknown number of our dial-up customers to a company controlled by him. We cannot precisely estimate the damages suffered by us as a result of Dialup USA's actions, although we believe them to be significant. We have not established a date by which we intend to commence this legal proceeding.


                         THE FUSION CAPITAL TRANSACTION


General


On October 9, 2000, we entered into a common stock purchase agreement with Fusion Capital, as amended by letter agreement dated December 27, 2000, pursuant to which Fusion Capital agreed to purchase up to $10 million of our common stock. The selling price of the shares will be equal to the lesser of (1) $20.00 or (2) a price based upon the future market price of the common stock without any fixed discount to the market price.


Purchase of Shares Under the Fusion Capital Agreement


Under the Fusion Capital agreement, Fusion Capital will purchase shares of our common stock by purchasing from time to time a specified dollar amount of our common stock. Subject to the limits on purchase and the termination rights described below, during each 30-day period during the term of up to 25 months, which term may be extended up to an additional 3 months at our election, Fusion Capital will purchase $400,000 of our common stock. This amount may be decreased by us at any time. If our stock price equals or exceeds $5.00 per share, we have the right to increase this monthly amount up to the full remaining portion of the $10 million commitment. The selling price per share is equal to the lesser of:



- the lowest sale price of our common stock on the day of submission of a purchase notice by Fusion Capital; or


- the average of any three closing bid prices of our common stock, selected by Fusion Capital, during the 15 trading days prior to the date of submission of a purchase notice by Fusion Capital; or


-       $20.00.


The selling price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction occurring during the fifteen (15) trading days in which the closing bid price is used to compute the purchase price. Notwithstanding the foregoing, Fusion Capital may not purchase shares of our common stock under the Fusion Capital agreement if Fusion Capital or its affiliates would beneficially own more than 9.9% of our then aggregate outstanding common stock immediately after the proposed purchase. If the 9.9% limitation is ever reached, this shall not affect or limit Fusion Capital's obligation to fund the required monthly purchase amount of $400,000 or Fusion Capital's mandatory purchase obligation under the Fusion Capital agreement.


The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital upon our sale of common stock under the Fusion Capital agreement at varying purchase prices:


                                                 Percent of our common
                    Number of shares to          stock outstanding as of
Assumed             be issued upon a full                January 22, 2001, after
Per Share         purchase under the           giving effect to the issue-
Purchase Price      Fusion Capital agreement     ance to Fusion Capital(1)


$.50                    6,000,000(2)                    24.39%
$1.00                   6,000,000(2)                    24.39%
$5.00                   2,000,000                        9.70%
$10.00                  1,000,000                        5.10%
$20.00                    500,000                        2.62%
_____________
(1) Based on 18,602,770 shares of common stock outstanding as of January 22, 2001. Includes the issuance of 800,000 shares of common stock issued to Fusion Capital as a commitment fee, and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.
(2) We estimate that we will issue no more than 6,000,000 shares to Fusion Capital under the Fusion Capital agreement, excluding the shares of common stock issued as a commitment fee, all of which are included in this offering. If more than 6,000,000 shares are issuable to Fusion Capital under the Fusion Capital agreement, we currently intend to terminate that agreement without any payment or liability to Fusion Capital.
(3) The closing price as of January 22, 2001 was $.5625 per share.


Since we only plan to sell up to 6,000,000 shares to Fusion Capital under the Fusion Capital agreement, the selling price of our stock sold to Fusion Capital will need to average $1.67 per share for us to receive the maximum proceeds of $10 million under that agreement. Assuming a selling price of $.5625 per share (the closing sale price of the common stock on January 22, 2001) and the purchase by Fusion Capital of the full amount of shares purchasable under the Fusion Capital agreement, proceeds to us would only be approximately $3.375,000, unless we choose to issue more than 6,000,000 shares, which we have the right to do.


Our Right to Prevent Purchases


At any time or from time to time, so long as the closing sale price of our common stock has been below $20.00 for the most recent three trading days, we shall have the unconditional right to prevent any purchases by Fusion Capital effective upon three trading days prior notice. To the extent we need to use the cash proceeds of the sales of common stock under the Fusion Capital agreement for working capital or other business purposes, we do not intend to restrict purchases under the Fusion Capital agreement.


Our Right to Mandatory Purchases


If the closing sale price of our common stock on each of the five trading days immediately prior to the first trading day of any 30-day period is at least $5.00, we shall have the right to require purchase by Fusion Capital of part or all of the outstanding $10 million (in such amounts as determined by us), during such time or times as Fusion Capital shall determine during the next two 30-day periods, provided the closing sale price of our common stock during such 30-day period or periods is at least $5.00. Our right to require purchase by Fusion Capital shall be exercisable by written notice from us to Fusion Capital prior to the first trading day of any 30-day period.


Our Termination Rights


Prior to the date on which shares are purchased by Fusion Capital, we shall have the right to terminate the common stock purchase agreement at any time for any reason. After the date on which shares are first purchased by Fusion Capital, if at any time the closing sale price of our common stock for each of any ten consecutive trading days is below $20.00, we may, at any time within the next three trading days, give notice to Fusion Capital exercising our right to terminate the Fusion Capital agreement. Such notice shall be effective three trading days after Fusion Capital receives such notice. We may not exercise our termination rights in anticipation of, or in connection with, a change of control or other major transaction unless the change of control or other major transaction has been publicly disclosed for at least 60 trading days.


Effect of Performance of the Fusion Capital
Agreement on USURF America and Our Shareholders


All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the Fusion Capital agreement, and it may sell all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the Fusion Capital agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to block purchases of our common stock and to require termination of the Fusion Capital agreement, in some cases.


No Short-Selling or Hedging by Fusion Capital


Fusion Capital has agreed that neither it nor any of its affiliates will engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Fusion Capital agreement.


Events of Default


Generally, Fusion Capital may terminate the Fusion Capital agreement without any liability or payment to us upon the occurrence of any of the following events of default:


- if for any reason the shares offered by this prospectus cannot be sold pursuant to this prospectus for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;


- suspension by the American Stock Exchange of our common stock from trading for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;


- our failure to satisfy any listing criteria of the American Stock Exchange for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;


- (1) notice from us or our transfer agent to the effect that we or the transfer agent intends not to comply with a proper request for purchase under the Fusion Capital agreement of shares of common stock; (2) our failure to promptly confirm to the transfer agent Fusion Capital's purchase notice; or (3) the failure of the transfer agent to issue shares of our common stock promptly upon delivery of a purchase notice;


- any material breach of the representations or warranties or covenants contained in the Fusion Capital agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of 10 trading days;


- if the number of shares to be issued to Fusion Capital reaches an aggregate amount that would require shareholder approval under our principal market regulations (to the extent not previously obtained and then required) or otherwise cause us to breach our principal market rules and regulations;


- a default of any payment obligation of USURF America in excess of $1.0 million; or


- commencement of insolvency or bankruptcy proceedings by or against USURF America.


Certain Shares and Warrants Issued to Fusion Capital


Under the terms of the Fusion Capital agreement Fusion Capital received 800,000 shares as a commitment fee. These shares may not be sold by Fusion Capital until the earliest of termination of the Fusion Capital agreement, default under the Fusion Capital agreement or approximately 25 months from the date hereof. In connection with the commencement of the Fusion Capital agreement, we have agreed to issue to Fusion Capital warrants to purchase 215,000 shares of our common stock at anexercise price of $.25 per share, warrants to purchase 215,000 shares of our common stock at an exercise price of $.35 per share and warrants to purchase 215,000 shares of our common stock at an exercise price of $.45 per share. These warrants are exercisable by Fusion Capital for a period of five years from the date hereof.


No Variable-Priced Financings


Until the termination of the Fusion Capital agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable-priced equity or variable-priced "equity-like" securities, unless we have obtained Fusion Capital's prior written consent.


Holdings of Fusion Capital Upon Termination of the Offering


Because Fusion Capital may sell all, some or none of the common stock offered by this prospectus, no estimate can be given as to the amount of common stock that will be held by Fusion Capital upon early termination of the offering.


Use of Proceeds


We will not receive any of the proceeds from the sale of shares of our common stock by Fusion Capital; however, we may receive up to $10 million from the sale of shares to Fusion Capital under the Fusion Capital agreement. We are registering the shares for sale to provide Fusion Capital with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or resold by Fusion Capital.


Registration Rights Agreement


In connection with the execution of the Fusion Capital agreement, we executed a registration rights agreement with Fusion Capital, which relates to the shares of Fusion Stock registered in this offering. We are required under the registration rights agreement to register all such shares of our common stock pursuant to a registration statement and to keep such registration statement current for purposes of Rule 424 under the Securities Act, for a period of up to five years.


Finder's Fee


Pursuant to the transactions contemplated by the Fusion Capital agreement, we have issued, or will be obligated to issue, to our investment banker, Gruntal & Co., L.L.C., as a finder's fee, 200,000 shares of our common stock (these shares have been issued) and a total of 161,250 warrants (these warrants have not been issued). All of the warrants to be issued to Gruntal & Co. are exercisable for a period of five years.


In addition to the shares and warrants to be issued to Gruntal & Co., we will be obligated to pay to Gruntal & Co., as a further finder's fee, a sum of cash equal to 8% of the gross proceeds obtained by us pursuant to the Fusion Capital agreement.


The shares of our common stock issued or to be issued to Gruntal & Co., including the shares of our common stock underlying the Fusion Capital warrants to be issued to Gruntal & Co., are included in this offering. Gruntal & Co. is a named selling shareholder in this prospectus.


                         PLAN OF DISTRIBUTION


7,445,000 shares of common stock offered by this prospectus are being offered by a selling shareholder, Fusion Capital Fund II, LLC. The common stock may be resold or distributed from time to time by Fusion Capital, or by donees or transferees of, or other successors in interests to, Fusion Capital, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:


-       ordinary brokers' transactions;


- transactions involving cross or block trades or otherwise on the American Stock Exchange;


- purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;


- "at the market" to or through market makers or into an existing market for the common stock;


- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;


-       in privately negotiated transactions; or


-       any combination of the foregoing.


In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.


Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.


Fusion Capital, as a selling shareholder, is an "underwriter" within the meaning of the Securities Act. Any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.


Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.
At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder and any other required information.


We will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of USURF America, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Fusion Capital agreement.


We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes Fusion Capital, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.


This offering will terminate on the earlier of (1) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (2) the date on which all shares offered by this prospectus have been sold by the selling shareholder.


Fusion Capital


6,800,000 shares of our common stock and 645,000 shares of our common stock underlying warrants to be issued to Fusion Capital upon commencement of the Fusion Capital agreement are being offered for sale by Fusion Capital, a selling shareholder. Under the Fusion Capital agreement, Fusion Capital agreed to purchase up to $10 million of our common stock. The purchase price of our common stock is based upon the future market price of our common stock. We will implement the Fusion Capital agreement with Fusion Capital, after the registration statement of which this prospectus is a part is effective.


We estimate that the maximum number of shares we will sell to Fusion Capital under the Fusion Capital agreement will be 6,000,000. We have the right under certain conditions to suspend and/or terminate that agreement without any payment or liability to Fusion Capital. The Fusion Capital agreement is described above in detail under the heading "The Financing Transaction".


Notwithstanding the limitations set forth in the Fusion Capital agreement, if Fusion Capital were to purchase all of the common stock issuable in the first tranche of the Fusion Capital agreement, the 6,000,000 shares purchased, together with the 800,000 shares issued as a commitment fee and the 645,000 shares issuable to Fusion Capital upon exercise of warrants issued to it, Fusion Capital would, on a fuly-diluted basis, beneficially own approximately 27.5% of our then-outstanding common stock. All of these shares are deemed to be beneficially owned by Steven G. Martin and Joshua
B. Scheinfeld, the principals of Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and dispositive power of the shares being offered pursuant to this prospectus.


All Selling Shareholders


The selling shareholder stock not attributable to Fusion Capital is being offered for sale by the other selling shareholders listed below under the heading "Selling Shareholders". These selling shareholders will receive the proceeds from the sales of their respective shares of the selling shareholder stock. These shares of selling shareholder stock may be sold by them, from time to time, in the same manner or manner as the shares of Fusion Capital stock, in the discretion of these selling shareholders. At the time a particular offer of shares of the selling shareholder stock is made by or on the behalf of a selling shareholder, a prospectus and, to the extent required, a prospectus supplement, is required to be distributed.


We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of their respective shares. Neither we nor any selling shareholder can presently estimate the amount of compensation that any agent will receive. At a time a particular offer of shares of the selling shareholder stock is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from a selling shareholder and any other required information. We will pay all of the expenses incident to the registration, offering and sale of the shares of selling shareholder stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. USURF America has also agreed to indemnify Fusion Capital and the other selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of USURF America, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


We have advised the selling shareholders, including Fusion Capital, that while they are engaged in a distribution of shares of our common stock included in this prospectus, they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares of our common stock offered by this prospectus. This offering will terminate on the earlier of (A) the date on which all of the shares of selling shareholder stock are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (B) the date on which all shares of the selling shareholder stock offered by this prospectus have ben sold by the selling shareholders.


                         SELLING SHAREHOLDERS


The following table assumes that each selling shareholder is offering for sale shares of common stock previously issued or issuable by us. We have agreed to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of counsel of the respective selling shareholders). Except for Michael Cohn and Darrell Davis, none of the selling shareholders has ever held any position with us or had any other material relationship with us. The following table sets forth the beneficial ownership of the shares of the selling shareholder stock by each person who is a selling shareholder. We will not receive any proceeds from the sale of the selling shareholder stock by the selling shareholders.


                           Shares of     Shares of
                           Common        Common
                           Stock         Stock           Percentage Owned
                           Beneficially  Being        Before           After
Name of Beneficial Owner   Owned         Offered      Offering(1)
Offering(2)
------------------------   ------------  -------      -----------
-----------


Jeanne Rowzee                 30,000        10,000         *             *
Albert Gottlieb               30,000        10,000         *             *
Rogers Family Trust           45,000        15,000         *             *
Delaware Charter Guarantee
 & Trust Company f/b/o
 Clarence Yim IRA             60,000        20,000         *             *
Delaware Charter Guarantee
 & Trust Company f/b/o
 R. Logan Kock IRA            60,000        20,000         *             *
H + N Partners               113,334(3)    113,334         *             0%
Centex Securities, Inc.       12,143(3)     12,143         *             0%
Terry Lewis                   21,857        21,857         *             0%
Michael Cohn                 209,000(4)    130,000        1.03%          *
Walter C. Schiller            20,000(5)     10,000         *             *
Michael R. Van Geons          20,000(5)     10,000         *             *
Harry P. Kunecki Trust        10,000(6)      5,000         *             *
Frank L. Leyba                10,000(6)      5,000         *             *
Shelter Capital, Ltd.        658,000(7)    633,000        3.24%          *
Walter Engler                 30,000(8)     20,000         *             *
CyberHighway of North
  Georgia, Inc.               73,000        20,000         *             *
Darrell Davis and
 Deanna Davis                 55,000        21,000         *             *
Roger Davis and
 Gloria Davis                 30,000         9,000         *             *
Peter Rochow                 390,000       390,000        1.92%          0%
Victor Nostas                 90,000        90,000         *             0%
John Faessel                  90,000        90,000         *             0%
JF Mills/Worldwide             6,000         6,000         *             0%
The Research Works, Inc.      60,000(3)     60,000         *             0%
Cyber Mountain, Inc.          25,000        25,000         *             0%
Gordon Engler                 10,000(6)     10,000         *             0%
Annie Rochow                  10,000(6)     10,000         *             0%
Eden Park Homes Ltd.          10,000(6)     10,000         *             0%
G. Paul Dumas                 10,000(6)     10,000         *             0%
Daniel E. Pisenti             10,000(6)     10,000         *             0%
Wolfgang and Helga Rochow     10,000(6)     10,000         *             0%
Geoffrey Page Flett           10,000(6)     10,000         *             0%
Donald Rayburn                12,000(9)     12,000         *             0%
Knud Nielsen, III            202,500       202,500         *             0%
James Halford, Esquire        23,750        23,750         *             0%
Saltco                        23,750        23,750         *             0%
Fair Market, Inc.            300,000       300,000        1.48%          0%
Marcus Merrick & Montgomery   10,000        10,000         *             0%
Fusion Capital Fund
 II, LLC                   7,445,000(10)(11) 7,445,000   36.72%          0%
Gruntal & Co., L.L.C.        611,250(12)   361,250        3.01%          *
Patrick F. McGrew            100,000       100,000         *             0%
Newlan & Newlan              798,076       500,000        3.93%          *
Gestalt Corporation          100,000       100,000         *             0%
Anchor House Ltd.            400,000       400,000        1.97%          0%
____________
(1) Based on 20,276,997 shares outstanding, assuming the issuance of a total of 1,674,227 shares of common stock that can be acquired by any person pursuant to any option, warrant or other right within 60 days of the date of this prospectus, all of which are deemed outstanding for the purpose of computing the percentage of existing shares beneficially owned by each person listed, but prior to the issuance of 6,000,000 shares of our common stock pursuant to the Fusion Capital agreement and 806,250 shares underlying the Fusion Capital warrants to be issued in connection with that agreement.
(2) Based on 27,083,247 shares outstanding, assuming the issuance of all 1,674,227 shares of common stock that can be acquired by any person pursuant to any option, warrant or other right within 60 days of the date of this prospectus, all of which are deemed outstanding for the purpose of computing the percentage of existing shares beneficially owned by each person listed, and assuming the issuance of a total of 6,000,000 shares of our common stock pursuant to the Fusion Capital agreement, as well as a total of 806,250 shares underlying warrants to be issued in connection with that agreement.
(3) All of these shares underlie currently exercisable warrants; none of these shares has been issued.
(4) 80,000 of these shares underlie currently exercisable warrants.
(5) 10,000 of these shares underlie currently exercisable warrants.
(6) 5,000 of these shares underlie currently exercisable warrants.
(7) 424,000 of these shares underlie currently exercisable warrants.
(8) 10,000 of these shares underlie currently exercisable warrants.
(9) 6,000 of these shares underlie currently exercisable warrants.
(10) 645,000 of these shares underlie warrants to be issued within five days of the date of this prospectus and all of which will be exercisable upon their issuance.
(11) 800,000 of these shares may not be sold by Fusion Capital until the earliest of termination of the Fusion Capital agreement, default under the Fusion Capital agreement or approximately 25 months from the date hereof.
(12) 161,250 of these shares underlie warrants to be issued within five days of the date of this prospectus and all of which will be exercisable upon their issuance.


                          DESCRIPTION OF SECURITIES


Authorized Capital Stock


Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share. The following description of certain provisions of our common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the our Articles of Incorporation, as amended.


Description of Common Stock


There are 18,602,770 shares of our common stock outstanding. An additional 2,480,447 shares of common stock have been reserved for issuance pursuant to various warrants and the Fusion Capital agreement. Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock, nor are there any subscription, conversion or redemption rights applicable to the common stock. Our Articles of Incorporation, as amended, prohibit cumulative voting in the election of directors. The absence of cumulative voting means that holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so. In such event, the holders of the remaining shares of common stock will not be entitled to elect any director. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. In the event of liquidation, dissolution or winding up, holders of shares of common stock will be entitled to receive, on a pro rata basis, all assets remaining after satisfaction of all liabilities. All outstanding shares of common stock are fully paid and non-assessable.


Transfer Agent and Registrar


Securities Transfer Corporation, Dallas, Texas, is the transfer agent and registrar for our common stock.


                                LEGAL MATTERS


The law firm of Newlan & Newlan, Lewisville, Texas, has acted as our legal counsel in connection with the registration statement of which this prospectus forms a part and related matters. The partners of the firm of Newlan & Newlan own a total of 798,076 shares of our common stock.


                                  EXPERTS


Our financial statements for the year ended December 31, 1999, as indicated in the report thereon, that appear in this prospectus have been audited by Postlethwaite & Netterville, independent auditor. The financial statements audited by Postlethwaite & Netterville, have been included in reliance on its reports given as its authority as an expert in accounting and auditing.


Our financial statements for the years ended December 31, 1998 and 1997, as indicated in the report thereon, that appear in this prospectus have been audited by Weaver and Tidwell, L.L.P., independent auditor. The financial statements audited by Weaver and Tidwell, L.L.P., have been included in reliance on its reports given as its authority as an expert in accounting and auditing.


On January 11, 2000, Weaver and Tidwell, L.L.P. was dismissed as our independent auditor.


                            ABOUT THIS PROSPECTUS


This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, the selling shareholders, including Fusion Capital may sell up to an aggregate of 11,594,584 shares of our common stock in one or more offerings. This prospectus and any applicable prospectus supplement provided to you should be considered together with the additional information described under the heading "Where You Can Find More Information". The registration statement that contains this prospectus (including exhibits to the registration statement) contains additional information about our company and the securities offered by this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information".


                       WHERE YOU CAN FIND MORE INFORMATION


We have filed a registration statement on Form S-1 (including its exhibits and schedules) with the SEC under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of USURF America, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms. The registration statement and our other SEC filings can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.


We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.


We will furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.



                        INDEX TO FINANCIAL STATEMENTS


Consolidated Balance Sheets at September 30, 2000 (unaudited), and December 31, 1999 (audited)
Consolidated Statements of Operations for the Three Months
   Ended September 30, 2000 and 1999, and the Nine Months Ended September 30, 2000 and 1999
Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 2000 and 1999
Notes to Consolidated Financial Statements
Report of Independent Auditor
Consolidated Balance Sheets at December 31 1999 and 1998 Consolidated Statements of Operations for the Years Ended
   December 31, 1999, 1998 and 1997
Consolidated Statements of Changes in Stockholders' Equity
   for the Years Ended December 31, 1999, 1998 and 1997 Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1999, 1998 and 1997
Notes to Consolidated Financial Statements




           USURF AMERICA, INC. AND SUBSIDIARIES


                CONSOLIDATED BALANCE SHEETS



                            12/31/99          9/30/00
                            (audited)       (unaudited)


ASSETS


CURRENT ASSETS
   Cash and cash
    equivalents            $    75,313       $   81,902
   Accounts receivable
    - net                       59,098           65,830
   Inventory                    21,207           32,150
   Prepaid expenses and
    other current assets         5,500           55,154
                            ----------       ----------


      Total current
       assets                 161,118           202,886


PROPERTY AND EQUIPMENT,
   Cost                      1,501,233        1,725,239
   Less: accumulated
    depreciation              (421,786)        (620,825)
                            ----------       ----------


                             1,079,447        1,104,414
                            ----------       ----------


INVESTMENTS                     68,029           68,029
                            ----------       ----------


OTHER ASSETS
   Acquired customer
    base - net              11,764,650        7,816,572
   Goodwill - net            5,681,992        3,843,275
   Other intangibles
    - net                      782,580          850,479
   Other assets                  7,353            7,853
                            ----------       ----------


                            18,236,575       12,518,179
                            ----------       ----------


      Total assets         $19,545,169      $13,894,508


LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
   Notes payable -
    current portion              5,910                0
   Accounts payable            363,665          782,273
   Accrued payroll             118,157          231,186
   Other current liabilities   216,650          201,459
   Property dividends
    payable                     43,750           43,750
   Accrued interest to
    stockholder                 29,741                0
   Notes payable to
    stockholder                356,239                0
   Deferred revenue             87,538          102,026
                            ----------       ----------


      Total current
       liabilities           1,221,650        1,360,694


LONG-TERM LIABILITIES
   Deferred income tax       3,883,210        3,173,729
                            ----------       ----------


         Total
          liabilities        5,104,860        4,534,423
                            ----------       ----------


STOCKHOLDERS' EQUITY
   Common stock, $.0001
    par value; Authorized:
    100,000,000; Issued
    and Outstanding:
    12,786,116 shares at
    December 31, 1999,
    and 14,571,038 shares
    at September 30, 2000        1,279            1,457
   Additional paid-in
    capital                 28,918,638       32,645,830
   Accumulated deficit     (12,616,830)     (21,687,832)
   Subscriptions
    receivable                    (860)          (5,860)
   Deferred consulting      (1,861,918)      (1,592,510)
                            ----------       ----------


                            14,440,309        9,361,083
                            ----------       ----------


TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY       $19,545,169      $13,894,508

               USURF AMERICA, INC. AND SUBSIDIARIES


              CONSOLIDATED STATEMENTS OF OPERATIONS


                Three Months Ended        Nine Months Ended
                    September 30,            September 30,
                2000          1999        2000          1999
                    (unaudited)               (unaudited)


REVENUES
 Internet
  access
  and web
  site
  devel-
  opment
  revenues   $   598,837   $ 781,282  $ 1,821,550  $2,047,364
 Internet
  access
  costs and
  cost of
  goods sold    (142,152)  (216,021)    (811,452)   (687,895)
              ----------    ---------   ----------   ---------


   Gross
    profit       456,685      565,261    1,010,098   1,359,469
              ----------    ---------   ----------   ---------


OPERATING EXPENSES
 Depre-
  ciation
  and amor-
  tization     2,323,562    2,086,017    6,843,089   5,433,339
  Profes-
  sional fees    889,157      381,879    2,105,852   1,212,366
  Rent            32,000       35,920      161,298      88,837
  Salary
   and
   commis-
   sions         890,334      369,276    1,701,223     979,291
  Contract
   services            0       64,839            0      64,839
  Advertising     66,787       35,024       85,782      88,273
  Other           79,612       95,718      576,527     284,929
              ----------    ---------   ----------   ---------
    Total
     Oper-
     ating
     Expen-
     ses       4,281,452    3,068,673   11,473,771   8,151,874
              ----------    ---------   ----------   ---------


LOSS
 FROM
 OPERATIONS   (3,824,767)  (2,503,417) (10,463,673) (6,792,405)
OTHER
 INCOME
 (EXPENSE)
  Other
   income-net     (6,065)           0          553           0
  Interest
   expense       (15,350)      (3,725)     (36,782)     (9,758)
              ----------   ----------   ----------   ---------


LOSS BEFORE
 INCOME TAX   (3,846,182)  (2,507,137) (10,499,902) (6,802,163)


INCOME TAX
 BENEFIT         481,673      448,347    1,434,865   1,182,718
              ----------   ----------   ----------   ---------


   NET
    LOSS      (3,364,509)  (2,058,790)  (9,065,037) (5,619,445)


   Net loss
    per
    common
    share        (0.25)        (0.17)       (0.68)       (0.51)


   Weighted
    average
    number of
    shares
    outstand-
    ing        13,367,868   11,784,748   13,207,279  11,034,764

             USURF AMERICA, INC. AND SUBSIDIARIES


            CONSOLIDATED STATEMENTS OF CASH FLOWS


                       Nine Months Ended   Nine Months Ended
                           9/30/00             9/30/99
                         (unaudited)         (unaudited)


CASH FLOWS FROM
OPERATING ACTIVITIES
 Net loss               $(9,065,037)        $(5,619,445)


 Adjustment to
  reconcile net loss
  to net cash used
  in operating
  activities
   Depreciation and
    amortization          6,843,089           5,433,339
   Consulting fees
    recognized            2,105,852           1,125,173
   Compensation expense      48,000                   0
   Deferred income
    taxes                (1,434,865)         (1,183,920)
 Changes in operating
  assets and liabilities:
   Due from affiliate             0              (1,614)
   Loss on disposal               0                 280
   Accounts receivable       65,830            (126,941)
   Inventory                 32,150              38,575
   Other assets and
    liabilities              46,601             (38,420)
   Deferred revenue          14,488               9,446
   Accounts payable         782,273             (91,584)
   Prepaid expenses          (8,553)             (8,773)
   Accrued payroll          231,186                   0
   Other current
    liabilities             (16,829)                  0
   Accrued expenses               0              35,551
   Customer deposits              0               1,787
   Taxes payable                  0                 731
                         ----------          ----------


     Net cash used
      in operating
      activities           (355,815)           (425,815)
                         ----------          ----------


CASH FLOWS FROM
INVESTING ACTIVITIES
 Proceeds on disposal
 of fixed assets                  0              15,090
 Cash acquired in
  acquisitions                7,704             180,812
 Capital expenditures      (408,187)           (389,822)
                         ----------          ----------


    Net cash used
     in investing
     activities            (400,483)           (193,920)
                         ----------          ----------


CASH FLOWS FROM
FINANCING ACTIVITIES
 Payments on notes
   payable                        0             (55,673)
 Payments on capital
   lease obligations                0                      (722)
 Increase in note payable
   to stockholder                           0              62,000
 Proceeds from note payable
   to shareholder           539,890                   0
Issuance of common stock
   for money                240,000             395,000
 Warrants exercise                0             337,321
 Payment on note
  payable to stockholder    (11,093)            (10,000)
                         ----------          ----------


    Net cash provided
     by financing
     activities             762,887             727,926
                         ----------          ----------


    Net increase
     (decrease)
     in cash and
     cash equivalents        (6,589)            172,804


Cash and cash equi-
 valents, beginning
 of period                   75,313               7,232


Cash and cash equi-
 valents, end of period      81,902             180,036



SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
AND OTHER CASH FLOW INFORMATION


Nine Months Ended September 30, 2000:


  - In January 2000, the Company entered into a one-year legal and business consulting services agreement, by issuing 100,000 shares of stock valued at $300,000.


  - In January 2000, the Company entered into a one-year business and communications consulting services agreement, by issuing 60,000 shares of stock valued at $180,000.


  - In February 2000, the Company acquired all of the stock of The Spinning Wheel, Inc., by issuing 81,063 shares of stock valued at $324,252. This acquisition was accounted for as a purchase business combination.


  - In February 2000, the Company acquired all of the ownership interests of Internet Innovations, L.L.C., by issuing 50,000 shares of stock valued at $437,500.
     This acquisition was accounted for as a purchase business combination.


  - In April 2000, the Company issued a total of 60,000 shares of stock under two separate consulting agreements, which shares were valued at $210,000.


  - In April 2000, the Company issued 100,000 shares of stock under a consulting agreement, which shares were valued at $725,000.


  - In July 2000, the Company issued 250,000 shares of stock under an investment banking agreement, which shares were valued at $375,000.


  - In August 2000, the Company issued 774,162 shares of stock in payment of indebtedness in the amount of $967,703.


Nine Months Ended September 30, 1999:


  - In January 1999, the Company acquired all of the stock of CyberHighway, Inc. by issuing 2,000,000 shares of stock valued at approximately $16,000,000. In addition, 325,000 shares were issued in payment of a finder's fee arising out of this acquisition, which shares were valued at approximately $2,600,000. This acquisition was accounted for as a purchase business combination.


  - In June 1999, the Company acquired all of the stock of Santa Fe Trail Internet Plus, Inc. by issuing 100,000 shares of stock valued at $400,000. This acquisition was accounted for as a purchase business combination.

                    USURF AMERICA, INC.


          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (Unaudited)


Note 1.  Nature of Business, Organization and
          Basis of Presentation


Basis of Presentation


USURF America, Inc. (USURF), formerly Internet Media Corporation, was incorporated as Media Entertainment, Inc. in the State of Nevada on November 1, 1996. USURF currently operates as an internet service provider
(ISP), in the inter-mountain west region of the United States, with primary operations in Boise, Idaho. USURF's original purpose was to operate as a holding company in the wireless cable television and community (low power) television industries, as well as other segments of the communications industry. Until January 1999, USURF was in the development stage. In 1998, USURF changed its focus to concentrate in the wireless Internet communications industry. USURF later ceased efforts to develop the wireless cable and low power television business areas and assigned all of its assets from the low power television activities to New Wave Media Corp. in exchange for a 15% ownership interest in New Wave Media Corp.


Effective December 31, 1996, USURF acquired all of the outstanding common stock of Winter Entertainment, Inc., a Delaware corporation incorporated on December 28, 1995 (WEI), and Missouri Cable TV Corp., a Louisiana corporation incorporated on October 9, 1996 (MCTV). WEI operates a community television station in Baton Rouge, Louisiana; MCTV owns wireless cable television channels in Poplar Bluff, Missouri, which system has been constructed and is ready for operation, and Lebanon, Missouri. Effective October 8, 1998, USURF formed Santa Fe Wireless Internet, Inc. (Santa Fe), a New Mexico corporation, to hold the assets acquired from Desert Rain Internet Services. Santa Fe was organized to provide wireless Internet access. The acquisition of WEI and MCTV by USURF was accounted for as a reorganization of companies under common control. The assets and liabilities acquired were recorded at historical cost in a manner similar to a pooling of interests. The acquisition of Santa Fe was accounted for as a purchase whereby cost is allocated to the assets acquired.


On January 29, 1999, USURF acquired all the stock of CyberHighway, Inc., a Boise, Idaho-based ISP, by issuing 2,000,000 shares of stock valued at approximately $15,940,000. In addition, 325,000 shares of common stock were issued in payment of a finder's fee arising out of this acquisition. This acquisition fundamentally altered USURF's outlook, providing USURF with an extensive dial-up customer base, as well as technologically-advanced operations facilities and immediate access to customers in internet services markets dominated by CyberHighway-owned or affiliate Internet service providers. This acquisition was accounted for as a purchase business combination


In June 1999, USURF acquired all the stock of Santa Fe Trail Internet Plus, Inc. ("Trail"), a Santa Fe, New Mexico-based ISP, by issuing 100,000 shares of stock valued at approximately $400,000. This acquisition was accounted for as a purchase business combination.


In July 1999, USURF acquired all of the stock of Premier Internet Services, Inc. ("PISI"), an Idaho-based ISP, by issuing 127,000 shares of stock valued at approximately $508,000. This acquisition was accounted for as a purchase business combination.


In August 1999, USURF acquired the www.usurf.com domain by issuing 150,000 shares of stock valued at approximately $863,000. This acquisition was accounted for as a purchase business combination.


In November 1999, USURF acquired the customer base of Cyber Mountain, Inc. ("CMI"), a Denver, Colorado-based ISP, by issuing 25,000 shares of stock valued at approximately $100,000. This acquisition was accounted for as a purchase business combination.


In December 1999, USURF acquired a portion of the ISP-related equipment and customer base of Cyber Highway of North Georgia, Inc. ("CHGA"), a Demorest, Georgia-based ISP, by issuing 53,000 shares of stock valued at approximately $212,000. This acquisition was accounted for as a purchase business combination.


In February 2000, USURF acquired all of the stock of The Spinning Wheel, Inc. ("Wheel"), an Idaho-based ISP, by issuing 81,63 shares of stock valued at approximately $324,252. This acquisition was accounted for as a purchase business combination.


In February 2000, USURF acquired all of the ownership interests of Internet Innovations, L.L.C. ("IILLC"), a Louisiana-based Internet design firm, by issuing 50,000 shares of stock valued at approximately $437,500. This acquisition was accounted for as a purchase business combination.


Principles of Consolidation


The accompanying consolidated financial statements include all the accounts of USURF and all wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in the consolidation.

Loss Per Common Share


Basic loss per common share has been computed by dividing the net loss by the weighted average number of shares of common stock outstanding throughout the period.


Goodwill and Other Intangible Assets


Goodwill and other intangible assets, primarily acquired customer bases, are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (generally 3 years). Goodwill and other intangible assets are periodically reviewed for impairment to ensure they are appropriately valued. Conditions which may indicate an impairment issue exists include a negative economic downturn or a change in the assessment of future operations. In the event that a condition is identified which may indicate an impairment issue exists, an assessment is performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where applicable, an appropriate interest rate is utilized, based on location specific economic factors.


Note 2.  Interim Consolidated Financial Statements


In the opinion of management, the accompanying consolidated financial statements for the nine months ended September 30, 2000 and 1999, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition, results of operations and cash flows of USURF, including subsidiaries, and include the accounts of USURF and all of its subsidiaries. All material inter-company transactions and balances are eliminated.


The financial statements included herein have been prepared by USURF, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. It is suggested that these unaudited financial statements be read in conjunction with the financial statements and notes thereto included in USURF's Annual Report on Form 10-KSB for the year ended December 31, 1999, as filed with the SEC. Certain reclassifications and adjustments may have been made to the financial statements for the comparative period of the prior fiscal year to conform with the 2000 presentation. The results of operations for the interim periods are not necessarily indicative of the results to be obtained for the entire year.


Note 3.  Net 1, Inc. Acquisition; Subsequent Rescission


On August 23, 1999, the Company acquired Net 1, Inc. (Net 1) in a business combination accounted for as a purchase. Net 1 is primarily engaged as an ISP in Alabama. In September, 1999 the Company tendered the shares of capital stock obtained in the acquisition of Net 1 for rescission of the transaction. However, legally the Company was still the owner of the outstanding shares of Net 1 at December 31, 1999, and is required by generally accepted accounting principles to record Net 1 as a wholly owned subsidiary from the date of acquisition.


It was discovered during the arbitration proceedings that no activity occurred in the newly acquired subsidiary, Net 1, after the acquisition. The customer base was moved to an unrelated company by a former owner, and all activity was transacted in the unrelated company. Therefore, no revenues or expenses were incurred by Net 1 from the date of acquisition, August 23, 1999 through December 31, 1999.


The total cost of the acquisition was $1,164,561, which exceeded fair value of the net assets of Net 1 by $1,164,561. The excess was deemed to be impaired at December 31, 1999 due to the change in the operating environment and was recorded in the accompanying financial statements as an impairment loss.


On October 12, 2000 the acquisition of Net 1 was rescinded. Included in the terms of the settlement agreement was the return of the 250,000 shares issued in the original transaction to the Company. The Company then issued 250,000 shares of stock in settlement of the arbitration. The agreement also called for one of the former owners to assume a $50,000 liability, that was recorded by USURF upon the acquisition. The total gain on the recission of the transaction was approximately $950,000 and will be recognized in the December 31, 2000 financial statements.


Note 4.  Acquisitions


Effective December 31, 1996, USURF acquired WEI and MCTV by issuing 2,157,239 shares of common stock in exchange for all the common stock of each company. The majority shareholder of USURF was also the sole shareholder of WEI and the majority shareholder of MCTV. Therefore, the acquisitions have been accounted for at historical cost in a manner similar to a pooling of interests. The consolidated statement of operations includes USURF and its predecessors WEI and MCTV from inception of WEI.


Effective January 29, 1999, USURF acquired CyberHighway, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Effective June 2, 1999, USURF acquired Trail, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Effective August 14, 1999, USURF acquired usurf.com, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Effective August 20, 1999, USURF acquired Net 1, which, subsequent to September 30, 2000, was rescinded. As described in Note 3, none of the operating data or balance sheet data associated with Net 1 is presented. (See Note 7).


Effective August 30, 1999, USURF acquired PISI, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Effective November 2, 1999, the Company acquired the customer base of CMI, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Effective December 20, 1999, USURF acquired a portion of the ISP-related equipment and customer base of CHGA, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Effective February 1, 2000, USURF acquired all of the stock of Wheel, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Effective February 16, 2000, USURF acquired all of the ownership interests of IILLC, which acquisition has been accounted for as a purchase and not as a pooling of interests.


Note 5.  Note Repayment to Stockholder


On August 21, 2000, the Company's president agreed to convert all $967,703 owed to him into shares of common stock at the rate of one share for each $1.25 of indebtedness cancelled.


Note 6.  Stock Issuances


During the three months ended September 30, 2000, USURF issued shares of common stock, as follows:


A. In July 2000, 250,000 shares were issued pursuant to an investment banking agreement, which shares were valued at a price of $1.50 per share, or $375,000 in the aggregate.


B. In September 2000, 774,162 shares were issued in payment of indebtedness owed to the Company's president, which shares were valued at a price of $1.25 per share, or $967,703 in the aggregate.


Note 7.  Commitments and Contingencies


In September l999, USURF tendered the shares of capital stock obtained in the acquisition of Net 1 (see Note 2) for rescission of the transaction. USURF had intended to commence arbitration to pursue its rescission claim. However, one of the former owners of Net 1, instituted arbitration, through the American Arbitration Association, and sought to enforce certain registration rights associated with a portion of the shares of USURF's common stock received by him in the acquisition transaction.


USURF asserted the rescission claim as a counterclaim in the pending arbitration proceeding. The counterclaim was made against Net 1 and its former owners, wherein USURF sought to rescind the acquisition transaction that occurred in August 1999, and recover the 250,000 shares of common stock issued.


The Net 1 acquisition transaction was, in fact, rescinded in October 2000.


Note 8. CyberHighway Subsidiary Involuntary Bankruptcy
          Proceeding


An involuntary bankruptcy petition was filed against CyberHighway in September, 2000. CyberHighway contested the petition and filed a motion to dismiss on October 23, 2000. On November 29, 2000 the parties entered into a Settlement agreement to withdraw the petition. The petitioners have moved the Court to dismiss the petition in January, 2001. The Court has not ruled as of the date of this note to the financial statements.


Note 9.  Subsequent Events


A. In October 2000, the Company entered into a $10 million common stock purchase agreement with Fusion Capital Fund II, LLC. The Company can begin to sell stock under this agreement at such time as it has completed a registration statement with respect thereto. This registration statement has been filed with the SEC. No prediction can be made as to when the registration statement will be declared effective. In January 2001, 800,000 shares were issued to Fusion Capital as a commitment fee under this agreement


B. In October 2000, the Company issued 450,000 shares under a consulting agreement. These shares were valued at approximately $.80 per share, or approximately $360,000.


C. In November 2000, the Company issued 100,000 shares under a consulting agreement. These shares were valued at approximately $.50 per share, or approximately $50,000. Also under this consulting agreement, the Company issued a warrant to purchase up to 35,000 shares of stock at an exercise price of $1.00 per share.


D. In December 2000, the Company sold 400,000 shares for a purchase price of $.20 per share, a total of $80,000. The proceeds from this stock sale were applied to accounting fees and working capital. In connection with this transaction, the Company issued, as a finder's fee, 40,000 shares and a warrant to purchase 380,000 shares at an exercise price of $.20 per share.


E. In December 2000, the Company issued a total of 1,400,000 to certain officers (500,000 shares) and consultants, including legal counsel (900,000 shares), all of which were valued at $.25 per share, the last closing price for the common stock prior to the board of directors' action, as reported by the American Stock Exchange.

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
USURF America, Inc. and Subsidiaries
Baton Rouge, Louisiana



We have audited the accompanying consolidated balance sheet of USURF
America, Inc. (formerly Internet Media Corporation) and Subsidiaries as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended.
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated balance sheet of USURF America, Inc. and Subsidiaries as of December 31, 1998, and the consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997, were audited by other auditors whose report dated April 9, 1999, on those statements included an explanatory paragraph that raised substantial doubt about the Company's ability to continue as a going concern.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our report dated April 8, 2000, we expressed an opinion that the December 31, 1999 financial statements did not fairly present financial position, results of operations, and cash flows in conformity with generally accepted accounting principles because of a departure from those principles: the financial statements did not include the revenues and expenses of a subsidiary subsequent to the acquisition date of the subsidiary. As described in Note 2, the Company has received the financial information of the subsidiary and has included all of the material transactions and has restated its December 31, 1999 financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the December 31, 1999 financial statements, as presented herein, is different from that expressed in our previous report.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USURF America, Inc. and Subsidiaries as of December 31,1999, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has significant operating losses. In addition, the Company has excess current liabilities over current assets of approximately $1,060,000. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


As noted in Note 19 to the financial statements, during the fourth quarter of 2000, the Company sold its affiliate ISP business, and contracted with a third party to provide services to its remaining Company-owned customers. As a result, the customer base decreased substantially. This customer base and the related goodwill represents a significant portion of the Company's intangible assets and operations.



Baton Rouge, Louisiana
April 8, 2000. Except for Notes 2 and 15, as to which the date is January 16, 2001

INDEPENDENT AUDITOR'S REPORT


To the Board of Director's and Stockholders
Internet Media Corporation


We have audited the accompanying consolidated balance sheet of USURF America, Inc., and subsidiaries, (formally Internet Media Corporation and subsidiaries), as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USURF America, Inc. and subsidiaries as of December 31, 1998, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16, the Company has limited capital resources and a loss from operations since inception, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEAVER AND TIDWELL, L.L.P.
Fort Worth, Texas
April 9, 1999

                      USURF AMERICA, INC. AND SUBSIDIARIES
                            BATON ROUGE, LOUISIANA
                         CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1999 AND 1998ASSETS


                                       1999                  1998
CURRENT ASSETS
  Cash and cash equivalents        $    75,313             $   7,232
  Accounts receivable-net               59,098                 1,033
  Inventory                             21,207                     -
  Prepaid expenses and
   other current assets                  5,500                     -
                                       161,118                 8,265
PROPERTY AND EQUIPMENT
  Cost                               1,501,233               248,679
  Less: accumulated depreciation      (421,786)               (1,412)
                                     1,079,447               247,267
INVESTMENTS                             68,029                43,750


OTHER ASSETS
  Acquired customer base-net        11,764,650                10,932
  Goodwill-net                       5,681,992                     -
  Other intangibles-net                782,580                23,275
  Other assets                           7,353                   170
                                    18,236,575                34,377
     TOTAL ASSETS                  $19,545,169             $ 333,659


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable-current portion    $     5,910             $       -
  Accounts payable                     363,665                17,493
  Accrued payroll                      118,157                     -
  Other current liabilities            216,650                 2,159
  Accounts payable-affiliate                 -                10,069
  Property dividends payable            43,750                57,519
  Accrued interest to stockholder       29,741                15,416
  Notes payable to stockholder         356,239               146,415
  Deferred revenue                      87,538                     -
                                     1,221,650               249,071
LONG-TERM LIABILITIES
  Deferred income taxes              3,883,210                     -
                                     5,104,860               249,071
STOCKHOLDERS' EQUITY
  Common stock, $.0001 par value
   Authorized: 100,000,000 shares
   Issued and outstanding:
    12,786,116 in 1999; 8,497,259
    in 1998                             1,279                    850
  Additional paid-in capital       28,918,638              2,874,189
  Accumulated deficit             (12,616,830)            (1,686,667)
  Subscriptions receivable               (860)                  (860)
  Deferred consulting              (1,861,918)            (1,102,924)
                                   14,440,309                 84,588
     TOTAL LIABILTIES AND
      STOCKHOLDERS' EQUITY        $19,545,169             $  333,659


The accompanying notes are an integral part of these statements.

                     USURF AMERICA, INC. AND SUBSIDIARIES
                            BATON ROUGE, LOUISIANA
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                 1999             1998             1997
REVENUES
  Internet access revenues    $2,268,511       $    5,440       $        -
  Equipment sales                278,714                -                -
  Internet access costs
   and cost of goods sold     (1,152,721)               -                -
    Gross profit               1,394,504            5,440                -


OPERATING EXPENSES
  Depreciation and
   amortization                7,653,924            4,394            2,721
  Professional fees            1,945,935          813,517          530,669
  Rent                           132,395           15,823           11,877
  Salaries and commissions     1,603,556          154,924           44,733
  Advertising                    125,034                -                -
  Other                          399,914           45,806           29,385
                              11,860,758        1,034,464          619,385


LOSS FROM OPERATIONS         (10,466,254)      (1,029,024)        (619,385)


OTHER INCOME (EXPENSE)
  Other income                    23,875                -              596
  Litigation settlement         (957,075)               -                -
  Impairment loss             (1,164,561)               -                -
  Interest expense               (19,309)          (8,602)          (6,015)


                              (2,117,070)          (8,602)          (5,419)


LOSS BEFORE INCOME TAX       (12,583,324)      (1,037,626)        (624,804)


INCOME TAX BENEFIT             1,653,161                -                -


NET LOSS                    $(10,930,163)     $(1,037,626)      $ (624,804)


Net loss per common share      $(0.96)           $(0.14)           $(0.10)


Weighted average number
 of shares outstanding       11,419,641         7,361,275        6,193,678


The accompanying notes are an integral part of these statements.

                     USURF AMERICA, INC. AND SUBSIDIARIES
                            BATON ROUGE, LOUISIANA
                     CONSOLIDATED STATEMENTS OF CHANGES IN
                             STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                              Sub-
                                              scrip-
                                 Accum-       tions     Deferred
              Common  Paid-in    ulated       Receiv-    Con-
    Shares    Stock   Capital    Deficit      vable     sulting      Total
    ------    -----   -------    -------      -------   --------     -----


Balance,Decem-
ber 31,1996


   6,000,000  $  600 $   198,508 $   (24,237) $ (2,160) $         -  $172,711


Issuance of
common stock
for future
services
     404,000      40     749,960           -         -     (750,000)   -


Payment
on sub-
scription
receivable
           -       -           -           -     1,300            -  1,300


Issuance of
common
stock for
cash
      20,000       2      49,998           -         -            -  50,000


Recognition
of services
performed
for stock
           -       -           -           -         -      438,111  438,111


Net loss   -       -           -    (624,804)        -            - (624,804)


Balance,
December
31, 1997
   6,424,000     642     998,466    (649,041)     (860)    (311,889)  37,318


Issuance of
common
stock for
future
services
   1,655,759     166   1,556,734           -         -   (1,556,900)      -


Issuance of
common
stock for
cash
     400,000      40     332,760           -         -            -  332,800


Issuance of
common
stock for
investments
      17,500       2      43,748           -         -            -   43,750


Declared
dividends
           -       -     (57,519)          -         -            -  (57,519)


Amortization
of deferred
consulting
           -       -           -           -         -      765,865   765,865


Net loss   -       -           -  (1,037,626)        -            -
(1,037,626)


Balance,
December
31, 1998
   8,497,259     850   2,874,189  (1,686,667)     (860)  (1,102,924)    84,588


Issuance of
common
stock for
future
services
     566,000      57   2,215,943           -         -   (2,216,000)        -


Issuance of
common
stock for
acqui-
sitions
   3,030,000     303  21,586,726           -         -            - 21,587,029


Issuance of
common
stock for
cash
     115,000      11     394,989           -         -            -    395,000


Exercise of
warrants
     176,857      18     337,304           -         -            -    337,322


Issuance of
subscription
agreement
      50,000       5     149,995           -  (150,000)           -          -


Proceeds
on sub-
scription
receivable
           -       -           -           -   150,000            -    150,000


Issuance of
stock per
employment
agreement
      11,000       1      43,311           -         -            -     43,312


Expenses to
be paid by
issuance
of common
stock
          -        -     257,167           -         -            -    257,167


Issuance of
common
stock for
settlement
    340,000       34     913,716           -         -            -    913,750


Stock
warrants
          -        -     145,298           -         -            -    145,298


Amortization
of deferred
consulting
          -        -           -           -         -    1,457,006  1,457,006


Net loss  -        -           - (10,930,163)        -           -
(10,930,163)


Balance,
December
31, 1999
 12,786,116   $1,279 $28,918,638 $(12,616,830)   $(860)$(1,861,918)
$14,440,309


The accompanying notes are an integral part of these statements.

                     USURF AMERICA, INC. AND SUBSIDIARIES
                             BATON ROUGE, LOUISIANA
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                 1999             1998             1997


CASH FLOWS FROM
OPERATING ACTIVITIES
  Net loss                  $(10,930,163)     $(1,037,626)     $  (624,804)
  Adjustment to
   reconcile net loss
   to net cash used
   in operating
   activities
     Depreciation and
      amortization             7,653,924            4,394            2,721
     Consulting fees
      recognized               1,457,006          765,865          438,111
     Litigation settlement       913,750                -                -
     Impairment loss           1,164,561                -                -
     Legal fees                  126,500                -                -
     Compensation expense        319,301                -                -
     Deferred income taxes    (1,653,161)               -                -
     Loss on disposal                280                -                -
  Changes in operating
   assets and liabilities
     Accounts receivable          35,537             (809)              85
     Inventory                    49,518                -                -
     Prepaid expenses and
      other current assets         7,980                -                -
     Accounts payable            (36,857)           1,787                -
     Accrued payroll             118,157          (39,310)          71,767
     Other current
      liabilities                215,929                -                -
     Other assets and
      liabilities                (11,555)            (300)               -
     Deferred revenue             23,196                -                -
      Net cash used in
      operating activities      (546,097)        (305,999)        (112,120)


CASH FLOWS FROM
INVESTING ACTIVITIES
  Proceeds on disposal
   of fixed assets                15,090                -                -
  Cash acquired in
   acquisitions                  186,318          (24,666)               -
  Payment of organization
   costs                               -              569                -
  Purchases of licenses
   and rights to leases
   of licenses                         -                -           (5,000)
  Capital expenditures          (614,193)         (25,605)         (14,964)
      Net cash used in
      investing activities      (412,785)         (49,702)         (19,964)


CASH FLOWS FROM
FINANCING ACTIVITIES
  Payments on notes
   payable                       (65,369)               -                -
  Payments on notes
   payable-stockholder           (25,000)               -                -
  Payments on subscriptions
   receivable                    150,000                -            1,300
  Proceeds from note
   payable-stockholder           235,010           30,133           66,282
  Issuance of common
   stock for cash                395,000          332,800           50,000
  Warrants exercised             337,322                -                -
      Net cash provided
      by financing
      activities               1,026,963          362,933          117,582


Net increase (decrease)
in cash and cash
equivalents                       68,081            7,232          (14,502)


Cash and cash equivalents,
Beginning of period                7,232                -           14,502


Cash and cash equivalents,
End of period                    $75,313        $   7,232          $     -


The accompanying notes are an integral part of these statements.

                  USURF AMERICA, INC. AND SUBSIDIARIES


               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Basis of Presentation


USURF America, Inc. (USURF), formerly Internet Media Corporation, was incorporated as Media Entertainment, Inc. in the State of Nevada on November 1, 1996. USURF currently operates as in internet service provider
(ISP), in the inter-mountain west region of the United States, with primary operations in Boise, Idaho. (See Note 19) USURF's original purpose was to operate as a holding company in the wireless cable television and community (low power) television industries, as well as other segments of the communications industry. Until January 1999, the Company was in the development stage. In 1998 the Company changed its focus to concentrate in the wireless internet communications industry. The Company later ceased efforts to develop the wireless cable and low power television business areas and assigned all of its assets from the low power television activities to New Wave Media Corp. in exchange for a 15% ownership interest in New Wave Media Corp.


Effective December 31, 1996, USURF acquired all of the outstanding common stock of Winter Entertainment, Inc., a Delaware corporation incorporated on December 28, 1995 (WEI), and Missouri Cable TV Corp., a Louisiana corporation incorporated on October 9, 1996 (MCTV). WEI operates a community television station in Baton Rouge, Louisiana; MCTV owns wireless cable television channels in Poplar Bluff, Missouri, which system has been constructed and is ready for operation, and Lebanon, Missouri. Effective October 8, 1998, the Company formed Santa Fe Wireless Internet, Inc. (Santa
Fe), a New Mexico corporation, to hold the assets acquired from Desert Rain Internet Services. Santa Fe was organized to provide wireless internet access. The acquisition of WEI and MCTV by USURF was accounted for as a reorganization of companies under common control. The assets and liabilities acquired were recorded at historical cost in a manner similar to a pooling of interests. The acquisition of Santa Fe was accounted for as a purchase whereby cost is allocated to the assets acquired.


On January 29, 1999, the Company acquired all the stock of CyberHighway, Inc., a Boise, Idaho-based ISP, by issuing 2,000,000 shares of stock valued at approximately $15,940,000. In addition, 325,000 shares of common stock were issued in payment of a finder's fee arising out of this acquisition. This acquisition fundamentally altered USURF's outlook, providing the Company with an extensive dial-up customer base, as well as technologically-advanced operations facilities and immediate access to customers in internet services markets dominated by CyberHighway-owned or affiliate service providers. (See Note 19) This acquisition was accounted for as a purchase business combination.


In June 1999, USURF acquired all the stock of Santa Fe Trail Internet Plus, Inc., a Santa Fe, New Mexico-based ISP, by issuing 100,000 shares of stock valued at approximately $400,000. (See Note 19) This acquisition was accounted for as a purchase business combination. Disclosure of what operations would have been as if the transaction had occurred at the beginning of the period, and as of the beginning of the preceding period, are not shown due to the transaction being immaterial to the financial statements taken as a whole.


In July 1999, USURF acquired all of the stock of Premier Internet Services, Inc., an Idaho-based ISP, by issuing 127,000 shares of stock valued at approximately $508,000. (See Note 19) This acquisition was accounted for as a purchase business combination. Disclosure of what operations would have been as if the transaction had occurred at the beginning of the period, and as of the beginning of the preceding period, are not shown due to the transaction being immaterial to the financial statements taken as a whole.


In August 1999, USURF acquired the www.usurf.com domain by issuing 150,000 shares of stock valued at approximately $863,000.


In December 1999, USURF acquired a portion of the ISP-related equipment and customer base of Cyber Highway of North Georgia, Inc., a Demorest, Georgia-based ISP. In November 1999, the Company acquired the customer base of Cyber Mountain, Inc., a Denver, Colorado-based ISP. (See Note 19)


Principles of Consolidation


The accompanying consolidated financial statements include all the accounts of USURF and all wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in the consolidation.

Use of Estimates


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


A material estimate that is particularly susceptible to significant change is the amortization of intangibles. In estimating the period over which to amortize the acquired customer bases, management obtains information from industry data.


Cash Equivalents


The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents.


Inventory


Inventory consists of internet access equipment held for sale and is valued at the lower of cost or market. Cost is determined using the specific identification method.

Property and Equipment


Property and equipment are stated at cost and are depreciated principally by the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years. Included in property and equipment are wireless modems, most of which are not placed in service at December 31, 1999, and are therefore, not being depreciated.


Revenue Recognition


The Company maintains license agreements with affiliate ISP's to provide internet access to affiliates' customers. License fees are typically billed in the month the services are provided. The Company charges direct customers (residential and business subscribers) monthly access fees to the internet and recognizes the revenue in the month the access is provided. For certain subscribers billed in advance, the Company recognizes the revenue over the period the billing covers. Revenue for other services provided, including set-up fees charged to customers and affiliates, and equipment sales are recognized as the service is performed or the equipment is delivered. (See Note 19)


Costs of Access Revenues


Costs of access revenues primarily consist of telecommunications expenses inherent in the network infrastructure. Costs of access revenues also include fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per-user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.


Income Taxes


Deferred income tax assets and liabilities are computed for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when realization is less than 50% probable. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.


Financial Instruments and Concentration of Credit Risk


Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and trade receivables. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.


Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers and markets, which comprise the Company's customer base. The Company generally does not require collateral, and receivables are generally due within 30 days.


Fair Values of Financial Instruments


The carrying amounts of financial instruments including cash, trade receivables, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturities of these instruments. The difference between the carrying amount and fair value of the Company's long-term debt is not significant.


Loss Per Common Share


Basic loss per common share has been computed by dividing the net loss by the weighted average number of shares of common stock outstanding throughout the period. Calculation of diluted loss per common share is not presented because the effects of potential common stock issuable upon exercise of stock options and contingently issuable shares would be antidilutive.


Goodwill and Other Intangible Assets


Goodwill and other intangible assets, primarily acquired customer bases, are stated on the basis of cost and are amortized, principally on a straight-line basis, over the estimated future periods to be benefited (generally 3 years). Goodwill and other intangible assets are periodically reviewed for impairment to ensure they are appropriately valued. Conditions which may indicate an impairment issue exists include a negative economic downturn or a change in the assessment of future operations. In the event that a condition is identified which may indicate an impairment issue exists, an assessment is performed using a variety of methodologies, including cash flow analysis, estimates of sales proceeds and independent appraisals. Where applicable, an appropriate interest rate is utilized, based on location specific economic factors. (See Notes 2 and 19)


Advertising


The Company expenses advertising costs as incurred. During the year ended December 31, 1999, the Company incurred approximately $125,000, in advertising costs.


Investments


Investments include minority interests held in three non-public companies recorded at cost, which approximates fair value.


2.  NET 1, INC. ACQUISITION


On August 23, 1999, the Company acquired Net 1, Inc. (Net 1) in a business combination accounted for as a purchase. Net 1 is primarily engaged as an ISP in Alabama. In September, 1999 the Company tendered the shares of capital stock obtained in the acquisition of Net 1 for rescission of the transaction. However, legally the Company was still the owner of the outstanding shares of Net 1 at December 31, 1999, and is required by generally accepted accounting principles to record Net 1 as a wholly owned subsidiary from the date of acquisition.


It was discovered during the arbitration proceedings that no activity occurred in the newly acquired subsidiary, Net 1, after the acquisition. The customer base was moved to an unrelated company by a former owner, and all activity was transacted in the unrelated company. Therefore, no revenues or expenses were incurred by Net 1 from the date of acquisition, August 23, 1999 through December 31, 1999.


The total cost of the acquisition was $1,164,561, which exceeded fair value of the net assets of Net 1 by $1,164,561. The excess was deemed to be impaired at December 31, 1999 due to the change in the operating environment and was recorded in the accompanying financial statements as an impairment loss.


On October 12, 2000 the acquisition of Net 1 was rescinded. Included in the terms of the settlement agreement was the return of the 250,000 shares issued in the original transaction to the Company. The Company then issued 250,000 shares of stock in settlement of the arbitration. The agreement also called for one of the former owners to assume a $50,000 liability, that was recorded by USURF upon the acquisition. The total gain on the recission of the transaction was approximately $950,000 and will be recognized in the December 31, 2000 financial statements.


3.  PROPERTY AND EQUIPMENT


Classifications of property and equipment and accumulated depreciation were as follows at December 31, 1999 and 1998:


                                   1999              1998


Wireless cable equipment         $   188,091       $   188,091
Equipment                            906,047            60,588
Furniture and fixtures                37,487                 -
Office equipment                     338,531                 -
Leasehold improvements                31,077                 -


                                   1,501,233           248,679


Accumulated depreciation            (421,786)           (1,412)


Property and equipment, net       $1,079,447          $247,267


4.  INTANGIBLES


        Classification of intangibles and accumulated amortization at December 31st were as follows:


                                           1999              1998


Acquired customer base (See Note 19)    $16,676,433      $    11,818
Goodwill (See Note 19)                    8,126,616                -
Other                                       940,186           27,750


                                         25,743,235           39,568


Accumulated amortization                 (7,514,013)          (5,361)


                                        $18,229,222      $    34,207


5.  WIRELESS CABLE ASSETS


Property and equipment includes wireless cable station equipment, which is operational but has not been put into use. The equipment is recorded at cost of approximately $188,000 and is not being depreciated. In addition, the Company owns licenses in the wireless cable markets, which operate on the same frequencies and will be used in the wireless internet market.


The Company's ability to provide two-way interactive internet service on its current channel license agreements depends on pending Federal Communication Commission (FCC) approval of two-way communication on the related frequencies. Management believes approval by the FCC is imminent; however, if such approval is not obtained, future recoverability of the carrying value may become impaired.


6.  LICENSES AND RIGHTS TO LEASES OF LICENSES


The Company owns licenses or rights to leases of licenses in the following wireless cable and community television markets:


Wireless Cable Market                 Expiration Date


Poplar Bluff, Missouri                October 16, 2006
Lebanon, Missouri                     October 16, 2006
Port Angeles, Washington              December 21, 2003
Astoria, Oregon                       December 21, 2003
Sand Point, Idaho                     August 09, 2006
The Dalles, Oregon                    August 09, 2006
Fallon, Nevada                        August 09, 2006


Application for renewal of licenses must be filed within a certain period prior to expiration.


7.  NOTE PAYABLE TO STOCKHOLDER


                                                 1999           1998
Note payable to stockholder, interest
accrues at 8%, due on demand and unsecured.    $356,239       $146,415


8.  NOTE PAYABLE


The note payable of $5,910 at December 31, 1999, consists of a note payable to a bank with interest at 9.25%, due in monthly payments of $2,887, with final payment due February 25, 2000, secured by accounts receivable, inventory and equipment.


9.  INCOME TAXES


The significant components of deferred tax assets and liabilities were as follows at December 31:


                                                 1999           1998


Deferred tax liabilities
  Amortization of intangibles                 $3,883,210     $      -

Deferred tax assets
  Net operating loss carryforwards             2,313,159      573,467
  Less - valuation allowance                  (2,313,159)    (573,467)


Net deferred tax liability                    $3,883,210     $      -


The net changes in the valuation allowance for the periods ended December 31, 1999 and 1998 were $1,739,692 and $352,793, respectively.


The deferred tax liability results from the acquisitions of Cyberhighway, Inc., Santa Fe Trail Internet Plus, Inc., and Premier Internet Services, Inc. in tax free reorganizations, in which there is no tax basis in the acquired customer base.


The Company has a net operating loss carry forward of approximately $6,800,000 available to offset future income for income tax reporting purposes, which will ultimately expire between 2011 and 2014 if not utilized.


10.  SOURCES OF SUPPLIES


The Company relies on local telephone companies and other companies to provide data communications. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.


The Company maintains various vendors for required products, such as modems, terminal services and high-performance routers, which are important components of its network. Some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it is building out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, having an adverse effect on operating results.


11.  COMMITMENTS


The Company has contracts with various telephone companies and other companies to provide data communication services. The terms on these agreements range from month-to-month to five years. Future obligations under these agreements as of December 31, 1999 are as follows for the years ending December 31:


          2000          $820,000
          2001          540,000
          2002          330,000
          2003          140,000
          2004          100,000


12.  RELATED PARTY


The Company has issued stock pursuant to various consulting agreements. Deferred consulting costs, which are valued at the stock price on the date of the agreements, are recorded as a reduction of shareholder's equity and will be amortized over the life of the agreements.


In March 1998, four directors of the Company were issued 20,000 shares each of Company common stock as a bonus for their services as directors. Compensation expense of approximately $45,000 was recorded based on the fair value of the common stock on the date of issue.


13.  WARRANTS


Warrants outstanding at December 31, 1999 consists of the following:


56,667 issued on May 18, 1999, pursuant to an Investment Banking Agreement, with an exercise price of $1.25, exercisable for a period of four years from issuance.


56,667 issued on May 18, 1999, pursuant to an Investment Banking Agreement, with an exercise price of $1.50, exercisable for a period of four years from issuance.


34,000 issued on May 18, 1999, pursuant to a Selling Agreement, with an exercise price of $1.25, exercisable for a period of five years from issuance, of which 21,857 were exercised during 1999.


60,000 issued on January 20, 1999, pursuant to a private offering, with an exercise price of $7.00, exercisable for a period of two years from issuance, redeemable by the Company at any time the bid price of the Company's common stock has been at or above $8.50 per share for five consecutive trading days.


35,000 issued on June 4, 1999, pursuant to a private offering, with an exercise price of $7.00, exercisable for a period of one year from issuance, redeemable by the Company at any time the bid price of the Company's common stock has been at or above $10.00 per share for five consecutive trading days.


60,000 issued on December 1, 1999, pursuant to a Consulting Agreement, with an exercise price of $3.50, exercisable for a period of five years from issuance. The Company does apply SFAS No. 123, Accounting for Stock-Based Compensation, in accounting for the stock warrants issued to non-employees in connection with the original stock issuance. The Company has recorded expense of $145,298 pursuant to the issuance of these warrants. The fair value of the warrants granted to non-employees is estimated on the date of the grant using the assumption of an expected life of 5 years, and a risk-free interest rate of 5.0%.


50,000 issued on August 27, 1999, pursuant to a Subscription Agreement, with an exercise price of $6.00, exercisable for a period of three years from issuance.


14.  SETTLEMENT AGREEMENT


On November 30, l999, the Company entered into a settlement agreement and mutual release, which settled certain legal proceedings in which USURF and CyberHighway had been involved. The parties to the settlement agreement were: USURF, CyberHighway, the former operating officer and a former director, and two former owner-employees (collectively the plaintiffs) of CyberHighway.


Pursuant to this settlement agreement, certain legal proceedings were settled in full by issuance of 340,000 shares of USURF common stock to the plaintiffs. The Company is paying the total sum of $43,325 for reimbursement of attorneys' fees paid by the plaintiffs.


The 340,000 shares issued were valued at $2.6875 per share, or $913,750, in the aggregate. The price per share assigned to the issued shares was the closing price of the common stock, as reported by the American Stock Exchange. The total charge against earnings in 1999 resulting from the settlement agreement was $957,075.


15.  CONTINGENCIES


An involuntary bankruptcy petition was filed against CyberHighway in September, 2000. CyberHighway contested the petition and filed a motion to dismiss on October 23, 2000. On November 29, 2000 the parties entered into a Settlement agreement to withdraw the petition. The petitioners will move the Court to dismiss the petition in January, 2001. The Court has not ruled as of the date of this note to the financial statements.


16.  GOING CONCERN


These financial statements are presented on the basis that the Company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The accompanying financial statement shows that current liabilities exceed current assets by approximately $1,060,000 at December 31, 1999. The Company's president loaned the Company approximately $210,000 during fiscal 1999 and loaned an additional $165,000 subsequent to year-end. The appropriateness of using the going concern basis is dependent upon continued funding by the Company's president, obtaining additional financing or equity capital and, ultimately, to achieve profitable operations. The uncertainty about these conditions raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. (See Note 19)


Management plans to raise capital by obtaining financing and eventually, through public offerings. Management intends to use the proceeds from any borrowings to acquire and develop markets to implement its Wireless Internet Access System and sell its service. The Company believes that these actions will enable it to carry out its business plan and ultimately to achieve profitable operations.


17.  SIGNIFICANT BUSINESS COMBINATION


On January 29, 1999, the Company acquired all of the capital stock of CyberHighway, Inc. (CyberHighway), an Idaho corporation.


The acquisition was effected pursuant to a Plan and Agreement of Reorganization dated January 20, 1999 between the Company and CyberHighway.
 The Company paid the shareholders of CyberHighway approximately
$15,940,000 through the issuance of 2,000,000 shares of common stock. The purchase price was based upon the weighted average closing price of the Company's common stock for five days prior and subsequent to the acquisition date.


The transaction was accounted for as a purchase. The purchase price was allocated to the underlying assets purchased and liabilities assumed based on their fair market values at the acquisition date.


The following table summarizes the net assets purchased in connection with the CyberHighway acquisition and the amount attributable to cost in excess of net assets acquired:


Net assets acquired           $   372,472
Acquired customer base         15,566,787
Other assets                    5,260,690
Deferred tax liability         (5,260,690)


The following shows the unaudited proforma condensed balance sheets of the Company and CyberHighway as if the acquisition occurred on December 31, 1998:


                         Historical
                                  Cyber-     Proforma       Proforma
                      USURF       Highway   Adjustments   Consolidated


Current assets     $  8,265       $306,018  $      -      $    314,283
Property and
 equipment, net     247,267        408,558   (72,692)          583,133
Other assets         43,920         13,480         -            57,400
Intangibles          34,207              -   20,827,477      20,861,684
Total assets       $333,659       $728,056  $20,754,785     $21,816,500


                         Historical
                                  Cyber-     Proforma       Proforma
                      USURF       Highway   Adjustments   Consolidated


Current liabilities $249,071   $  282,892   $      -       $  531,963
Deferred tax
 liability                 -            -    5,260,690        5,260,690
Stockholders'
 equity               84,588      445,164    15,494,095       16,023,847


Total liabilities
 and stockholders'
 equity             $333,659    $728,056    $20,754,785      $21,816,500



The following unaudited proforma condensed statements of operations assumes the CyberHighway acquisition occurred on January 1, 1998. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed statements of operations have been made.


                         Historical
                                  Cyber-     Proforma       Proforma
                      USURF       Highway   Adjustments   Consolidated


Revenues            $  5,440    $2,449,156  $       -       $2,454,596
Expenses
  Internet access
   cost                    -       510,036          -          510,036
  Equipment cost           -       326,488          -          326,488
  Depreciation and
   amortization        4,394       138,674  6,918,262        7,061,330
  General and
   administrative  1,030,070     1,292,526          -        2,322,596
  Selling                  -       110,397          -          110,397
Total operating
 expense            1,034,464     2,378,121 6,918,262       10,330,847


Operating income
 (loss)            (1,029,024)      71,035 (6,918,262)      (7,876,251)


Other income
 (expense)             (8,602)       6,960          -           (1,642)
Income (loss)
 before taxes      (1,037,626)      77,995 (6,918,262)      (7,877,893)


Income tax
 benefit                    -            - (1,753,563)      (1,753,563)


Net income
 (loss)          ($1,037,626)      $77,995($5,164,699)     ($6,124,330)


Net income
 (loss) per
 share              ($0.14)        $31.51                           ($0.65)


Weighted average
 number of
 shares
 outstanding       7,361,275       2,475                      9,361,275


18.     SUBSEQUENT ACQUISITIONS


On February 1, 2000, the Company through its wholly owned subsidiary, CyberHighway, Inc., acquired the Spinning Wheel, Inc. for 81,063 shares of common stock. This acquisition will be accounted for as a purchase business combination. On February 8, 2000, the Company formed USURF America Internet Design, Inc., a wholly owned subsidiary. On February 16, 2000, the Company through this subsidiary acquired Internet Innovations, LLC for 50,000 shares of common stock. These acquisitions will be accounted for as purchase business combinations. Disclosure of what operations would have been as if the transaction had occurred at the beginning of the period are not shown due to the transactions being immaterial to the financial statements taken as a whole.


19.     OTHER SUBSEQUENT EVENTS  (Unaudited)


During the fourth quarter in 2000, the Company sold its affiliates ISP business of CyberHighway for $40,000 cash. Immediately following this transaction, the Company contracted with Dial-up USA to provide all necessary "back room" and customer support services. The Company now only receives a fee for the customer's access to the services, instead of providing the service. After the conversion to Dial-up USA, thousands of customers left the Company. Due to this loss of customer base, the Company's intangible assets relating to those customers are worthless. The write-off of the intangible assets will occur in the fourth quarter of 2000 and will approximate $7,800,000. Due to this change in operating environment, the Company's revenues have decreased substantially as well as a decrease in expenses associated with the elimination of personnel previously required to operate the Company's network operations center, and accordingly goodwill has been impaired. The write-down of goodwill will also occur in the fourth quarter of 2000 and will approximate $3,800,000.


The Company signed an agreement with an unrelated company to sell up to 6,000,000 shares of common stock and 645,000 common warrants for $10,000,000. The agreement calls for the Company to meet certain requirements and maintain certain criteria with respect to its common stock in order to avoid an event of default. Upon the occurrence of the event of default the buyer is no longer obligated to purchase any additional shares of stock. The agreement will terminate on April 30, 2001, if all of the circumstances necessary to effect the transaction have not occurred by that date, including completion of a registration statement with respect thereto.




                                  PART II


                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.


Estimated expenses payable by the Company in connection with the registration of Common Stock covered hereby are as follows:


Registration fee                                    $  7,695.17
Underwriter's unaccountable expense allowance              0.00
Printing and engraving expenses                        5,000.00  *
Legal fees and expenses                               25,000.00
Accounting fees and expenses                          20,000.00  *
Blue Sky fees and expenses                                 0.00
Transfer agent and registrar fees and expenses             0.00
Miscellaneous                                          1,000.00  *
                                                      ---------
         (* estimate)             Total              $58,695.17  *


Item 14.  Indemnification of Directors and Officers.


Registrant is a Nevada corporation. Section 78.751 of Nevada Revised Statutes (the "Nevada Act") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Nevada Act further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of the shareholders or otherwise.


Section VIII of Registrant's Bylaws, included as Exhibit 3.2 filed herewith, which provides for the indemnification of directors and officers, is incorporated herein by reference.


Registrant has purchased no insurance for indemnification of its officers and directors, agents, etc., nor has there been any specific agreement for indemnification made between Registrant and any of its officers and directors, or others, with respect to indemnification for them arising out of their duties to Registrant.


Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Nevada Act and will be governed by the final adjudication of such issue.


Item 15.  Recent Sales of Unregistered Securities.


  1. (a) Securities Sold. On February 17, 1998, 400,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Newlan & Newlan, Attorneys at Law.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting and Legal Services Agreement, at a price of $.10 per share, or $40,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  2. (a) Securities Sold. On February 17, 1998, 36,092 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Langley Downey Entertainment, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $1.25 per share, or $45,115, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  3. (a) Securities Sold. On March 20, 1998, 22,667 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Geoff Newlan, d/b/a jara.com productions.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $.375 per share, or $8,500, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  4. (a) Securities Sold. On March 21, 1998, a total of 80,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Waddell D. Loflin (20,000 shares), Ross S. Bravata (20,000 shares), Michael Cohn (20,000 shares) and Richard N. Gill (20,000 shares).
     (c) Consideration. Such shares of Common Stock were issued as a bonus for services rendered, at a price of $.80 per share, or $64,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  5. (a) Securities Sold. On June 22, 1998, a total of 300,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Dennis A. Faker (100,000 shares), Barbara V. Schiller (60,000 shares), Jeanne M. Rowzee (20,000 shares), Alvin Gottlieb (20,000 shares), Rogers Family Trust (60,000 shares), Delaware Charter Guarantee & Trust Company f/b/o Clarence Yim (20,000 shares) and Delaware Charter Guarantee & Trust Company f/b/o R. Logan Kock (20,000 shares).
     (c) Consideration. Such shares of Common Stock were sold for cash pursuant to a private offering, at a price of $1.00 per share, or $300,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  6. (a) Securities Sold. On June 22, 1998, a total of 150,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to Dennis A. Faker (50,000 warrants), Barbara V. Schiller (30,000 warrants), Jeanne M. Rowzee (10,000 warrants), Alvin Gottlieb (10,000 warrants), Rogers Family Trust (30,000 warrants), Delaware Charter Guarantee & Trust Company f/b/o Clarence Yim (10,000 warrants) and Delaware Charter Guarantee & Trust Company f/b/o R. Logan Kock (10,000 warrants).
     (c) Consideration. Such warrants were issued for no additional consideration as part of units of securities in a private offering.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $2.00 per share and exercisable for a period of two years from issuance.
 The warrants are redeemable by the Company at any time the bid price of the Company's Common Stock has been at or above $4.00 per share for five consecutive trading days.


  7. (a) Securities Sold. On May 18, 1999, 56,667 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to H+N Partners.
    (c) Consideration. Such warrants were issued pursuant to an Investment Banking Agreement.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $1.25 per share and exercisable for a period of four years from issuance.


  8. (a) Securities Sold. On May 18, 1999, 56,667 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to H+N Partners.
    (c) Consideration. Such warrants were issued pursuant to an Investment Banking Agreement.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $1.50 per share and exercisable for a period of four years from issuance.


  9. (a) Securities Sold. On May 18, 1999, 34,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to Centex Securities, Inc.
    (c)   Consideration.  Such warrants were issued pursuant to a Selling
Agreement.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $1.25 per share and exercisable for a period of five years from issuance.


  10. (a) Securities Sold. On June 15, 1998, 37,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to H+N Partners.
     (c) Consideration. Such shares of Common Stock were issued pursuant a Consulting Agreement, at a price of $2.00 per share, or $74,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  11. (a) Securities Sold. On July 31, 1998, 10,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Craig Boothe.
     (c) Consideration. Such shares of Common Stock were issued as a signing bonus pursuant a Business Acquisition Agreement, at a price of $1.00 per share, or $10,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  12. (a) Securities Sold. On August 26, 1998, a total of 40,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Delaware Charter Guarantee & Trust Company f/b/o Clarence
Yim (20,000 shares) and Delaware Charter Guarantee & Trust Company f/b/o R. Logan Kock (20,000 shares).
     (c) Consideration. Such shares of Common Stock were issued in a private offering, at a price of $1.00 per share, or $40,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  13. (a) Securities Sold. On August 26, 1998, a total of 20,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to Delaware Charter Guarantee & Trust Company f/b/o Clarence Yim (10,000 warrants) and Delaware Charter Guarantee & Trust Company f/b/o R. Logan Kock (10,000 warrants).
     (c) Consideration. Such warrants were issued for no additional consideration as part of units of securities in a private offering.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $2.00 per share and exercisable for a period of two years from issuance.
 The warrants are redeemable by the Company at any time the bid price of the Company's Common Stock has been at or above $4.00 per share for five consecutive trading days.


  14. (a) Securities Sold. On September 9, 1998, 300,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Capital Financial Consultants, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $1.10 per share, or $330,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  15. (a) Securities Sold. On September 1, 1998, 400,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Newlan & Newlan, Attorneys at Law.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting and Legal Services Consulting Agreement, at a price of $1.00 per share, or $400,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  16. (a) Securities Sold. On October 14, 1998, 100,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Peter Rochow.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $.70 per share, or $70,000, in the aggregate.


     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  17. (a) Securities Sold. On August 14, 1998, 5,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Darrell Davis.
     (c) Consideration. Such shares of Common Stock were issued as a signing bonus pursuant to an Agreement and Plan of Reorganization, at a price of $1.00 per share, or $5,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  18. (a) Securities Sold. On November 3, 1998, 150,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Fair Market Value, LLC.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $.50 per share, or $75,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  19. (a) Securities Sold. On December 30, 1998, 150,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to H+N Partners.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $2.50 per share, or $375,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  20. (a) Securities Sold. On December 30, 1998, 60,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to The Humbolt Corporation.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $2.50 per share, or $150,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  21. (a) Securities Sold. On January 29, 1999, a total of 2,000,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Julius W. Basham, II (1,394,000 shares), Wm. Kim Stimpson (303,000 shares) and David W. Brown (303,000 shares).
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Agreement and Plan of Reorganization, at a price of $7.97 per share, or $15,940,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  22. (a) Securities Sold. On January 20, 1999, a total of 60,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Michael Cohn (30,000 shares), Walter C. Schiller (10,000 shares), Michael R. Van Geons (10,000 shares), Harry P. Kunecki Trust (5,000 shares) and Frank L. Leyba (5,000 shares).
     (c) Consideration. Such shares of Common Stock were sold for cash pursuant to a private offering, at a price of $4.50 per share, or $270,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  23. (a) Securities Sold. On January 20, 1999, a total of 60,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to Michael Cohn (30,000 warrants), Walter C. Schiller (10,000 warrants), Michael R. Van Geons (10,000 warrants), Harry P. Kunecki Trust (5,000 warrants) and Frank L. Leyba (5,000 warrants).
     (c) Consideration. Such warrants were issued for no additional consideration as part of units of securities in a private offering.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $7.00 per share and exercisable for a period of two years from issuance.
 The warrants are redeemable by the Company at any time the bid price of the Company's Common Stock has been at or above $8.50 per share for five consecutive trading days.


  24. (a) Securities Sold. On February 5, 1999, 325,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to James Kaufman.
     (c) Consideration. Such shares of Common Stock were issued as a finder's fee, at a price of $7.97 per share, or $2,590,250, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  25. (a) Securities Sold. On June 2, 1999, a total of 100,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Darrell Davis and Deanna Davis (74,000 shares) and Roger Davis and Gloria C. Davis (26,000).
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Agreement and Plan of Reorganization, at a price of $4.00 per share, or $400,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  26. (a) Securities Sold. On June 4, 1999, a total of 35,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Walter Engler (10,000 shares) and Shelter Capital Ltd. (25,000 shares).
     (c) Consideration. Such shares of Common Stock were sold for cash pursuant to a private offering, at a price of $3.00 per share, or $105,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  27. (a) Securities Sold. On June 4, 1999, a total of 35,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to Walter Engler (10,000 warrants) and Shelter Capital Ltd. (35000 warrants).
     (c) Consideration. Such warrants were issued for no additional consideration as part of units of securities in a private offering.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $7.00 per share and exercisable for a period of one year from issuance. Warrants are redeemable by the Company at any time the bid price of the Company's Common Stock has been at or above $10.00 per share for five consecutive trading days.


  28. (a) Securities Sold. On June 4, 1999, 500,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Interactive Business Channel.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $4.00 per share, or $2,000,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  29. (a) Securities Sold. In July, 1999, a total of 155,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Dennis A. Faker (50,000 shares), Barbara V. Schiller (30,000 shares), Jeanne M. Rowzee (10,000 shares), Alvin Gottlieb (10,000 shares), Rogers Family Trust (15,000 shares), Delaware Charter Guarantee & Trust Company f/b/o Clarence Yim (20,000 shares) and Delaware Charter Guarantee & Trust Company f/b/o R. Logan Kock (20,000 shares).
     (c) Consideration. Such shares of Common Stock were issued upon the exercise of warrants, at a price of $2.00 per share, or $310,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  30. (a) Securities Sold. On February 5, 1999, 21,857 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Terry Lewis.
     (c) Consideration. Such shares of Common Stock were issued upon the exercise of warrants, at a price of $1.25 per share, or $27,321, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  31. (a) Securities Sold. On August 11, 1999, 150,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Mark Bove.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Business Acquisition Agreement, at a price of $4.00 per share, or $600,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  32. (a) Securities Sold. On August 23, 1999, 250,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Knud Nielsen, III (127,500 shares) and Gary Stanley (122,500 shares).
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Agreement and Plan of Reorganization, at a price of $4.00 per share, or $1,000,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  33. (a) Securities Sold. On August 30, 1999, 127,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Alan L. Taylor (122,405 shares), Brent Bates (518 shares), Kim Jorgensen (475 shares), Chris Allison (472 shares), Robert Carlson (1,423 shares) and Lane Virgin (1,707 shares).
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Agreement and Plan of Reorganization, at a price of $4.00 per share, or $508,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  34. (a) Securities Sold. On September 24, 1999, 11,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Alonzo B. See, III.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Employment Agreement, at a price of $5.00 per share, or $40,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  35. (a) Securities Sold. On November 12, 1999, 25,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Cyber Mountain, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Letter Agreement, at a price of $4.00 per share, or $100,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  36. (a) Securities Sold. On December 9, 1999, a total of 340,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Julius W. Basham, II (215,000 shares), Wm. Kim Stimpson (34,000 shares) and David W. Brown (91,000 shares).
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Settlement Agreement and Mutual Release, at a price of $2.6875 per share, or $913,750, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  37. (a) Securities Sold. On December 9, 1999, 30,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Peter Rochow.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $3.00 per share, or $90,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  38. (a) Securities Sold. On December 13, 1999, 30,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Nostas/Faesel Group.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $3.00 per share, or $90,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  39. (a) Securities Sold. On December 13, 1999, 53,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to CyberHighway of North Georgia, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Asset Acquisition Agreement, at a price of $4.00 per share, or $212,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  40. (a) Securities Sold. On December 1, 1999, 60,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to The Research Works, Inc.
    (c) Consideration. Such warrants were issued pursuant to a Consulting Agreement.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $3.50 per share and the warrants are exercisable for a period of two years from issuance.


  41. (a) Securities Sold. On February 18, 2000, 60,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to The Humbolt Corporation.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Business and Communications Consulting Services Agreement, at a price of $3.00 per share, or $180,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  42. (a) Securities Sold. On February 18, 2000, 42,166 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Newlan & Newlan, Attorneys at Law.
     (c) Consideration. Such shares of Common Stock were issued for services rendered, at a price of $3.00 per share, or $126,500, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  43. (a) Securities Sold. On February 18, 2000, 100,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Newlan & Newlan, Attorneys at Law.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Legal and Consulting Services Agreement, at a price of $3.00 per share, or $300,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  44. (a) Securities Sold. On February 1, 2000, 81,063 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to the owners of The Spinning Wheel, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Agreement and Plan of Reorganization, at a price of $4.00 per share, or $324,252, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  45. (a) Securities Sold. On February 18, 2000, 50,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to the owners of Internet Innovations, L.L.C.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Agreement and Plan of Reorganization, at a price of $4.00 per share, or $200,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  46. (a) Securities Sold. In April 2000, 30,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Peter Rochow.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $3.00 per share, or $90,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  47. (a) Securities Sold. In April 2000, 30,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Nostas/Faeseel Group.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $3.00 per share, or $90,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  48. (a) Securities Sold. In April 2000, 100,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Fair Market, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a Consulting Agreement, at a price of $7.125 per share, or $712,500, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


   49. (a) Securities Sold. In April 2000, a total of 65,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to ten individual investors.
     (c) Consideration. Such shares of Common Stock were sold for cash pursuant to a private offering, at a price of $5.00 per share, or $325,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  50. (a) Securities Sold. In April 2000, a total of 65,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to ten individual investors.
     (c) Consideration. Such warrants were issued for no additional consideration as part of units of securities in a private offering.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $7.50 per share and exercisable for a period of two years from issuance.


  51. (a) Securities Sold. In May 2000, 250,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Robert A. Hart IV.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Employment Agreement, at a price of $3.00 per share, or $750,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  52. (a) Securities Sold. In July 2000, 250,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Gruntal & Co., LLC.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an investment banking agreement, at a price of $1.50 per share, or $375,000, in the aggregate.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  53. (a) Securities Sold. In July 2000, 5,880 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Ryan G. Campanile.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Employment Agreement, at prices ranging rom $9.44 per share to $2.06 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  54. (a) Securities Sold. In July 2000, 5,880 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Ryan D. Thibodeaux.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Employment Agreement, at prices ranging rom $9.44 per share to $2.06 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  55. (a) Securities Sold. In August 2000, 774,162 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to David M. Lofin.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a letter agreement, at a price of $1.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  56. (a) Securities Sold. In September 2000, 450,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Centex Securities, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a consulting agreement, at a price of $.875 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  57. (a) Securities Sold. In October 2000, a total 250,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Knud Nielsen, III (202,500 shares) and Gary Stanley (47,500 shares).
     (c) Consideration. Such shares of Common Stock were issued pursuant to a settlement agreement, at a price of $.875 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  58. (a) Securities Sold. In October 2000, 2,282 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Ryan G. Campanile.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Employment Agreement, at prices ranging rom $2.00 per share to $1.56 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  59. (a) Securities Sold. In October 2000, 2.282 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Ryan D. Thibodeaux.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an Employment Agreement, at prices ranging rom $2.00 per share to $1.56 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  60. (a) Securities Sold. In October 2000, 35,536 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to James Kaufman.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an employment agreement, at prices ranging from $9.36 to $2.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  61. (a) Securities Sold. In November 2000, 10,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Slade S. Mauer.
     (c) Consideration. Such shares of Common Stock were issued pursuant to an employment agreement, at a price of $.625 per share.



     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  62. (a) Securities Sold. In November 2000, 100,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to de Jong & Associates, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a consulting agreement, at a price of $.5625 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  63. (a) Securities Sold. In November 2000, 35,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to de Jong & Associates, Inc.
     (c) Consideration. Such warrants were issued for no additional consideration pursuant to a consulting agreement.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $1.00 per share and exercisable for a period of three years from issuance.


  64. (a) Securities Sold. In December 2000, 40,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Shelter Capital Ltd.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a finder's fee agreement, at a price of $.20 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  65. (a) Securities Sold. In December 2000, 380,000 common stock purchase warrants of the Company were issued.
     (b) Underwriter or Other Purchasers. Such warrants were issued to Shelter Capital Ltd.
     (c) Consideration. Such warrants were issued for no additional consideration pursuant to a finder's fee agreement.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.
      (e) Terms of Conversion or Exercise. Exercise price of the warrants is $.20 per share and exercisable for a period of three years from issuance.


  66. (a) Securities Sold. In December 2000, 100,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Gestalt Corporation.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a consulting services letter agreement, at a price of $.3125 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  67. (a) Securities Sold. In December 2000, 300,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to James Kaufman.
     (c) Consideration. Such shares of Common Stock were issued as a bonus, at a price of $.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  68. (a) Securities Sold. In December 2000, 200,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Waddell D. Loflin.
     (c) Consideration. Such shares of Common Stock were issued as a bonus, at a price of $.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  69. (a) Securities Sold. In December 2000, 300,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Peter Rochow.
     (c) Consideration. Such shares of Common Stock were issued for consulting services, at a price of $.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  70. (a) Securities Sold. In December 2000, 100,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Patrick F. McGrew.
     (c) Consideration. Such shares of Common Stock were issued for legal services, at a price of $.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  71. (a) Securities Sold. In December 2000, 500,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Newlan & Newlan.
     (c) Consideration. Such shares of Common Stock were issued for legal services, at a price of $.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  72. (a) Securities Sold. In December 2000, 400,000 shares of Company Common Stock were sold.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Anchor House Ltd.
     (c) Consideration. Such shares of Common Stock were sold for cash, at a price of $.20 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  73. (a) Securities Sold. In January 2001, 800,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Fusion Capital Fund II, LLC.
     (c) Consideration. Such shares of Common Stock were issued as a commitment fee under a common stock purchase agreement, at a price of $.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  74. (a) Securities Sold. In January 2001, 200,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Gruntal & Co., LLC.
     (c) Consideration. Such shares of Common Stock were issued as a finder's fee pursuant to an investment banking agreement, at a price of $.25 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  75. (a) Securities Sold. In January 2001, 200,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Fair Market, Inc.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a letter agreement, at a price of $.375 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  76. (a) Securities Sold. In January 2001, 20,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to CyberHighway of North Georgia.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a letter agreement, at a price of $.375 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


  77. (a) Securities Sold. In January 2001, 10,000 shares of Company Common Stock were issued.
     (b) Underwriter or Other Purchasers. Such shares of Common Stock were issued to Fusion Capital Fund II, LLC.
     (c) Consideration. Such shares of Common Stock were issued pursuant to a letter agreement, at a price of $.375 per share.
     (d) Exemption from Registration Claimed. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.


Item 16.  Exhibits and Financial Statements Schedules.


     1.  Exhibits.


Exhibit No.      Description


#   3.1          Articles of Incorporation of Registrant.
+   3.2          Bylaws of Registrant, as amended.
+   3.3          Bylaws of Executive Committee of the Board of Directors of
                 Registrant.
+   3.4          Bylaws of Audit Committee of the Board of Directors of
                 Registrant.
*    3.5         Articles of Amendment to Articles of Incorporation of
                 Registrant.
**   3.6         Articles of Amendment to Articles of Incorporation of
                 Registrant.
+   4.1          Specimen Common Stock Certificate.
@  5.1           Opinion of Newlan & Newlan, Attorneys at Law, re: Legality.
+ 10.1           Registration Rights Letter Agreement between Registrant and
                 Centex Securities, Inc., dated May 20, 1998.
+ 10.2           Finder's Fee Letter between Registrant and H+N Partners,
dated
                 March 27, 1998.
+ 10.3           Registration Rights Letter Agreement between Registrant and
                 Dennis A. Faker, dated June 19, 1998.
+ 10.4           Registration Rights Letter Agreement between Registrant and
                 Delaware Charter Guaranty and Trust Company, f/b/o R. Logan
                 Kock IRA, dated June 19, 1998.
+ 10.5           Registration Rights Letter Agreement between Registrant and
                 Alvin Gottlieb, dated June 19, 1998.
+ 10.6           Registration Rights Letter Agreement between Registrant and
                 Rogers Family Trust, dated June 19, 1998.
+ 10.7           Registration Rights Letter Agreement between Registrant and
                 Jeanne Rowzee, dated June 19, 1998.
+ 10.8           Registration Rights Letter Agreement between Registrant and
                 Barbara V. Schiller, dated June 19, 1998.
+ 10.9           Registration Rights Letter Agreement between Registrant and
                 Delaware Charter Guarantee  and Trust Company f/b/o Clarence
                 Yim IRA, dated June 19, 1998.
+ 10.9.1         Warrant Agreement between Registrant and Securities Transfer
                 Corporation, dated May 18, 1998.
+ 10.10          Warrant Agreement between Registrant and Securities Transfer
                 Corporation, dated May 20, 1998.
+ 10.11          Warrant Agreement between Registrant and Securities Transfer
                 Corporation, dated May 20, 1998.
+ 10.12          Warrant Agreement between Registrant and Securities Transfer
                 Corporation dated January 19, 1999.
+ 10.13          Registration Rights Letter Agreement between Registrant and
                 Michael Cohn, dated January 19, 1999.
+ 10.14          Registration Rights Letter Agreement between Registrant and
                 Walter C. Schiller, dated January 19, 1999.
+ 10.15          Registration Rights Letter Agreement between Registrant and
                 Michael R. Van Geons, dated January 19, 1999.
+ 10.16          Registration Rights Letter Agreement between Registrant and
                 Harry P. Kunecki Trust, dated January 19, 1999.
+ 10.17          Registration Rights Letter Agreement between Registrant and
                 Frank L. Leyba, dated January 19, 1999.
+ 10.18          Warrant Agreement between Registrant and Securities Transfer
                 Corporation, dated May 3, 1999.
+ 10.19          Registration Rights Letter Agreement between Registrant and
                 Shelter Capital, Ltd., dated May 28, 1999.
+ 10.20          Registration Rights Letter Agreement between Registrant and
                 Walter Engler, dated May 28, 1999.
+ 10.21          Agreement and Plan of Reorganization, dated April 28, 1999, among Registrant, Santa Fe Wireless Internet, Inc., Santa Fe
                 Trail Internet Plus, Inc., and Darrell Davis.
+ 10.21.1        Agreement of Merger, dated June 2, 1999, among Registrant,
                 Santa Fe Wireless Internet, Inc. and Santa Fe Trail Internet
                 Plus, Inc.
+ 10.22          Registration Rights Letter Agreement between Registrant and
                 Darrell Davis and Deanna Davis, dated June 2, 1999.
+ 10.23          Registration Rights Letter Agreement between Registrant and
                 Roger Davis and Gloria C. Davis, dated June 2, 1999.
+ 10.24          Business Acquisition Agreement between Registrant and Mark
                 Bove, dated July 14, 1999.
+ 10.25          Registration Rights Letter Agreement between Registrant and
                 Mark Bove, dated August 11, 1999.
+ 10.26          Agreement and Plan of Reorganization, dated August 24, 1999, among Registrant, CyberHighway, Inc., Premier Internet
                 Services, Inc. and Alan Taylor.
+ 10.27          Agreement of Merger among Registrant, CyberHighway, Inc. and
                 Premier Internet Services, Inc., dated August 30, 1999.
+ 10.28          Confidentiality Agreement between Registrant and Alan Taylor, dated August 30, 1999.
+ 10.29          Agreement Not to Compete between Registrant and Alan Taylor, dated August 30, 1999.
+ 10.30          Registration Rights Letter Agreement between Registrant and
                 Alan Taylor, dated August 30, 1999.
+ 10.31          Asset Purchase Agreement between Registrant and CyberHighway of North Georgia, Inc., dated October 29, 1999.
+ 10.32          Confidentiality Agreement among Registrant, CyberHighway of
                 North Georgia, Inc., Grady E. Brooks, Jr. and Anthony
Woodall,
                 dated December 20, 1999.
+ 10.33          Agreement Not to Compete among Registrant, CyberHighway of
                 North Georgia, Inc., Grady E. Brooks, Jr., and Anthony
                 Woodall, dated December 20, 1999.
+ 10.34          Registration Rights Letter Agreement between Registrant and
                 CyberHighway of North Georgia, Inc., dated December 20, 1999.
+ 10.35          Employment Agreement between Registrant and James Kaufman, dated March 22, 1999.
+ 10.36          Confidentiality Agreement between Registrant and James
                 Kaufman, dated March 22, 1999.
+ 10.37          Agreement Not to Compete between Registrant and James
Kaufman,
                 dated March 22, 1999.
+ 10.38          Employment Agreement between Registrant and Darrell Davis, dated October 4, 1999.
+ 10.39          Confidentiality Agreement between Registrant and Darrell
                 Davis, dated October 4, 1999.
+ 10.40          Agreement Not to Compete between Registrant and Darrell
Davis,
                 dated October 4, 1999.
+ 10.41          Employment Agreement between Registrant and David M. Loflin, dated August 1, 1999.
+ 10.42          Confidentiality Agreement between Registrant and David M.
                 Loflin, dated August 1, 1999.
+ 10.43          Agreement Not to Compete between Registrant and David M.
                 Loflin, dated August 1, 1999.
+ 10.44          Employment Agreement between Registrant and Waddell D.
Loflin,
                 dated August 1, 1999.
+ 10.45          Confidentiality Agreement between Registrant and Waddell D.
                 Loflin, dated August 1, 1999.
+ 10.46          Agreement Not to Compete between Registrant and Waddell D.
                 Loflin, dated August 1, 1999.
*** 10.47        Settlement Agreement and Mutual Release, dated November 30,
                 1999, among Registrant, CyberHighway, Inc., Julius W. Basham,
                 II, Wm. Kim Stimpson and David W. Brown.
+ 10.48          Wholesale Customer - Dial Access Agreement between Registrant and ioNET, Inc. (a division of PSINet, Inc.), dated July 21,
                 1999.
+ 10.49          ISP Agreement between Registrant and NaviNet, Inc., dated
                 August 2, 1999.
+ 10.50          Warrant Agreement between Registrant and Securities Transfer
                 Corporation, dated November 1, 1999.
+ 10.50.1        Registration Rights Letter Agreement between Registrant and
                 Michael Cohn, dated November 1, 1999.
+ 10.51          Letter Agreement between Registrant and The Research Works,
                 Inc., dated December 1, 1999.
+ 10.51.1        Warrant Agreement between Registrant and Securities Transfer
                 Corporation, dated December 1, 1999.
+ 10.52          Financial Public Relations and Investor Relations Services
                 Agreement between Registrant and Peter Rochow, dated October
                 27, 1999.
+ 10.53          Consultation Agreement - Investor Relations between
Registrant
                 and Nostas/Faessel Group, dated October 23, 1999.
+ 10.54          Corporate Communications Services Agreement between
Registrant
                 and JFMills/ Worldwide, dated November 1, 1999.
+ 10.55          Agreement and Plan of Reorganization, dated July 23, 1999, among Registrant, USURF America (Alabama), Inc., Net 1, Inc.
                 and Gary Stanley.
+ 10.56          Agreement of Merger, dated August 23, 1999, among Registrant,
                 USURF America (Alabama), Inc. and Net 1, Inc.
+ 10.57          Registration Rights Letter Agreement between Registrant and
                 Kund Nielsen, III, dated August 23, 1999.
+ 10.58          Registration Rights Letter Agreement between Registrant and
                 Gary Stanley, dated August 23, 1999.
+ 10.59          Confidentiality Agreement between Registrant and Kund
Nielsen,
                 III, dated August 23, 1999.
+ 10.60          Agreement Not to Compete between Registrant and Kund Nielsen,
                 III, dated August 23, 1999.
+ 10.61          Agreement and Plan of Reorganization, dated February 1, 2000, among Registrant, USURF America Internet Design, Inc.,
                 Internet Innovations, L.L.C., Ryan D. Thibodeaux and Ryan G.
                 Campanile.
+ 10.62          Agreement of Merger, dated February 16, 2000, among
                 Registrant, USURF America Internet Design, Inc. and Internet
                 Innovations, L.L.C.
+ 10.63          Registration Rights Letter Agreement, dated February 16,
2000,
                 between Registrant and Ryan D. Thibodeaux.
+ 10.64          Registration Rights Letter Agreement, dated February 16,
2000,
                 between Registrant and Ryan G. Campanile.
+ 10.65          Employment Agreement, dated February 16, 2000, between
                 Registrant, USURF America Internet Design, Inc. and Ryan D.
                 Thibodeaux.
+ 10.66          Employment Agreement, dated February 16, 2000, between
                 Registrant, USURF America Internet Design, Inc. and Ryan G.
                 Campanile.
+ 10.67          Business and Communications Consulting Services Agreement,
                 dated as of January 1, 2000, between Registrant and The
                 Humbolt Corporation.
+ 10.68          Legal and Consulting Services Agreement, dated as of January
                 1, 2000, between Registrant and Newlan & Newlan, Attorneys at
                 Law.
+ 10.69          Agreement and Plan of Reorganization, dated October 26, 1999, among Registrant, CyberHighway, Inc., The Spinning Wheel,
Inc.
                 and Diggs W. Lewis, Jr.
+ 10.70          Agreement of Merger, dated February 1, 2000, among
Registrant,
                 CyberHighway, Inc. and The Spinning Wheel, Inc.
+ 10.71          Registration Rights Letter Agreement, dated February 1, 2000, between Registrant and Diggs W. Lewis, Jr.
+ 10.72          Agreement Not to Compete, dated February 1, 2000, between
                 Registrant and Diggs W. Lewis, Jr.
+ 10.73          Confidentiality Agreement, dated February 1, 2000, between
                 Registrant and Diggs W. Lewis, Jr.
+ 10.74          Warrant Agreement between Registrant and Securities Transfer
                 Corporation, dated as of March 29, 2000.
+ 10.75          Employment Agreement between Registrant and Christopher L.
                 Wiebelt, dated February 15, 2000.
+ 10.76          Confidentiality Agreement between Registrant and Christopher
                 L. Wiebelt, dated February 15, 2000.
+ 10.77          Agreement Not to Compete between Registrant and
Christopher L.
                 Wiebelt, dated February 15, 2000.
+ 10.78          Management/Financial Consulting Agreement between Registrant and Fair Market, Inc., dated March 15, 2000.
+ 10.79          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Shelter Capital Ltd.
+ 10.80          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Gordon Engler.
+ 10.81          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Annie Rochow.
+ 10.82          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Eden Park Homes Ltd.
+ 10.83          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and G. Paul Dumas.
+ 10.84          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Daniel E. Pisenti.
+ 10.85          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Wolfgang and Helga Rochow.
+ 10.86          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Geoffrey Page Flett.
+ 10.87          Registration Rights Letter Agreement, dated March 29, 2000, between Registrant and Donald Rayburn.
@ 10.88          Employment Agreement, dated May 25, 2000, between Registrant and Robert A. Hart IV.
@ 10.89          Confidentiality Agreement, dated May 25, 2000, between
                 Registrant and Robert A. Hart IV.
@ 10.90          Agreement Not to Compete, dated May 25, 2000, between
                 Registrant and Robert A. Hart IV.
@ 10.91          Investment Banking Letter Agreement, dated July 19, 2000,
                 between Registrant and Gruntal & Co., LLC.
@ 10.92          Letter Agreement, dated August 21, 2000, between Registrant and David M. Loflin.
@ 10.93          Consulting Agreement, dated September 21, 2000, between
                 Registrant and Centex Securities, Inc.
@ 10.94          Settlement Agreement, dated October 13, 2000, among
                 Registrant, Knud Nielsen, III and Gary Stanley.
@ 10.95          Employment Agreement, dated November 6, 2000, between
                 Registrant and Slade S. Maurer.
@ 10.96          Confidentiality Agreement, dated November 6, 2000, between
                 Registrant and Slade S. Maurer.
@ 10.97          Agreement Not to Compete, dated November 6, 2000, between
                 Registrant and Slade S. Maurer
@ 10.98          Consulting Agreement, dated November 8, 2000, between
                 Registrant and de Jong & Associates, Inc.
@ 10.99          Warrant Agreement, dated November 8, 2000, between Registrant and de Jong & Associates, Inc.
@ 10.100         Settlement Agreement, dated November 29, 2000, among
                 Registrant, CyberHighway, Inc., and CTC Telecom, Inc.
@ 10.101         Consulting Services Agreement, dated December 12, 2000,
                 between Registrant and Gestalt Corporation.
@ 10.102         Stock Purchase Agreement, dated December 12, 2000, between
                 Registrant and Anchor House Ltd.
@ 10.103         Warrant Agreement, dated December 12, 2000, between
Registrant
                 and Shelter Capital Ltd.
@ 10.104         Common Stock Purchase Agreement, dated October 9, 2000,
                 between Registrant and Fusion Capital Fund II, LLC.
@ 10.105         Letter Agreement, dated December 27, 2000, between Registrant and Fusion Capital Fund II, Ltd.
@ 10.106         Registration Rights Agreement, dated October 9, 2000,
between
                 Registrant and Fusion Capital Fund II, LLC.
@ 10.107         Form of Warrant Agreement, between Registrant and Securities
                 Transfer Corporation, relating to warrants to be issued
                 pursuant to common stock purchase agreement (Exhibit 10.104 herein).
@ 10.108         Form of Class A Warrant, to be issued pursuant to common
stock
                 purchase agreement (Exhibit 10.104 herein).
@ 10.109         Form of Class B Warrant, to be issued pursuant to common
stock
                 purchase agreement (Exhibit 10.104 herein).
@ 10.110         Form of Class C Warrant, to be issued pursuant to common
stock
                 purchase agreement (Exhibit 10.104 herein).
@ 10.111         Letter Agreement, dated January 8, 2001, between Registrant and Fair Market, Inc.
@ 10.112         Letter Agreement, dated as of January 5, 2001, between
                 Registrant and Fusion Capital Fund II, LLC.
@  22.1          Subsidiaries of Registrant.
@  23.1          Consent of Weaver and Tidwell, L.L.P., independent auditor.
@  23.2          Consent of Postlethwaite & Netterville, independent auditor.
@  23.3          Consent of Newlan & Newlan, Attorneys at Law.
---------------
    @   Filed herewith.
    +   Filed previously
    #   Incorporated by reference from Registrant's Registration Statement on
Form S-1, Commission File No. 333-26385.
    * Incorporated by reference from Registrant's Current Report on Form 8-K, date of event: July 21 1998.
    ** Incorporated by reference from Registrant's Current Report on Form 8-K, date of event: July 6, 1999.
    *** Incorporated by reference from Registrant's Current Report on Form 8-K, date of event: November 30, 1999.


    2.  Financial Statement Schedules.


  All schedules are omitted since they are furnished elsewhere in the Prospectus.


Item 17.  Undertakings.


  The undersigned Registrant hereby undertakes:


  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


    (i) To included any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act);


    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and


    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on January 23, 2001.


USURF AMERICA, INC.



By: /s/ David M. Loflin
     David M. Loflin
     President


Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


Signatures              Title                            Date



/s/ David M. Loflin    President (Principal Executive   January 23, 2001
David M. Loflin        Officer and Acting Principal
                       Financial Officer) and Director



/s/ Waddell D. Loflin  Vice President, Secretary        January 23, 2001
Waddell D. Loflin      and Director




/s/ Ross S. Bravata    Director                         January 23, 2001
Ross S. Bravata



                        Director                        January   , 2001
Richard N. Gill



                        Director                        January   , 2001
Michael Cohn